Filed pursuant to Rule 424(b)(4)

Registration No. 333-201283

2,133,500 American Depositary Shares

Each Representing 40 Ordinary Shares

This prospectus relates to 2,133,500 American Depositary Shares, or ADSs each representing 40 of our ordinary shares, par value NIS 0.0000001 per share, or the ordinary shares, (i) 2,038,000 of which are issuable upon the exercise of ADSs warrants issued to public investors in our initial public offering and (ii) 95,500 of which are issuable upon the exercise of a warrant issued to the representative of the underwriters in connection with our initial public offering, in each case pursuant to a prospectus dated May 13, 2015. In order to obtain the ADSs (i) the holders of the ADSs warrants must pay an exercise price of $6.25 per ADS (subject to adjustments described herein) (ii) the holders of Representative’s warrants must also satisfy the vesting conditions applicable to the representative’s warrant, as more fully described herein. We will receive proceeds from the exercise of the warrants but not from the sale of the underlying ADSs.

Our ordinary shares are currently traded on the Tel Aviv Stock Exchange, or the TASE, under the symbol “BVXV.” The last reported sale price of our ordinary shares on the TASE on February 2, 2017, was NIS 0.462, or $0.123, per share (based on the exchange rate reported by the Bank of Israel on February 2, 2017, which was NIS 3.762 = $1.00).

Our ADSs and the ADS warrants are currently traded on the NASDAQ Capital Market under the symbol “BVXV” and “BVXVW”, respectively. The last reported sale price of our ADSs and ADS Warrants on the NASDAQ Capital Market on February 2, 2017, was $4.90 and $0.80, respectively.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves certain significant risks. See “Risk Factors” beginning on page 16 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

None of the Securities and Exchange Commission, the Israeli Securities Authority or any other state or foreign regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 2, 2017

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	13
RISK FACTORS	16
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS	44
EXCHANGE RATE INFORMATION	45
PRICE RANGE OF OUR ORDINARY SHARES	46
MARKET INFORMATION FOR OUR ADS AND ADS WARRANTS	47
USE OF PROCEEDS	48
DIVIDENDS AND DIVIDEND POLICY	48
CAPITALIZATION	49
DILUTION	50
SELECTED FINANCIAL DATA	51
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	54
BUSINESS	68
MANAGEMENT	101
BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT	126
RELATED PARTY TRANSACTIONS	128
DESCRIPTION OF SHARE CAPITAL	129
DESCRIPTION OF SECURITIES	135
SHARES ELIGIBLE FOR FUTURE SALE	142
TAXATION	143
ENFORCEMENT OF FOREIGN JUDGMENTS	152
LEGAL MATTERS	153
EXPERTS	153
WHERE YOU CAN FIND MORE INFORMATION	153
INDEX TO FINANCIAL STATEMENTS	F-1

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About This Prospectus

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by, or on behalf of, us or to which we have referred you to or otherwise authorized. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus is not an offer to sell or the solicitation of an offer to buy the securities in any circumstances under which such offer or solicitation is unlawful. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or when any sale of the securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of the securities means that information contained in this prospectus is correct after the date of this prospectus.

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Before you invest in the securities, you should read the registration statement (including the exhibits thereto) of which this prospectus forms a part and any amendment or supplement to this prospectus.

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i

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “BiondVax”, “the Company” and “our Company” refer to BiondVax Pharmaceuticals Ltd. References to “ordinary shares”, “ADSs”, “ADS warrants”, “representative’s warrants” and “share capital” refer to the ordinary shares, ADSs, ADS warrants, representative’s warrants and share capital, respectively, of BiondVax. References to “securities” refer to ADS warrants and representative’s warrants.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Our financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States. Unless otherwise indicated, “U.S. dollar,” “USD” and “$” refer to the United States dollar and “NIS” refers to the New Israeli Shekel.

Unless otherwise noted, throughout this prospectus, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at a rate of NIS 3.758 to $1.00 U.S. dollar (the exchange rate reported by the Bank of Israel on September 30, 2016).

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

ii

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary does not include all the information you should consider before investing in the securities. Before investing in the securities, you should read this entire prospectus carefully for a more complete understanding of our business, including our audited and unaudited financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

We are a clinical stage biopharmaceutical company focused on developing and, ultimately, commercializing immunomodulation therapies for infectious diseases. Our current product candidate, a universal influenza vaccine that we refer to as M-001, is a synthetic peptide-based protein targeting both seasonal and pandemic strains of the influenza virus. Unlike existing influenza vaccines, which offer only strain specific seasonal protection or pandemic prevention, M-001 is designed to provide long-lasting protection against multiple existing and future influenza strains. As a result, we believe that M-001 has the potential to become an attractive alternative to existing influenza vaccines.

M-001 is based on research initially conducted at the Weizmann Institute of Science in Israel, or the Weizmann Institute, over a period of approximately 10 years prior to our inception in 2003. In 2003, we acquired from Yeda Research and Development Company Ltd., or Yeda, an affiliate of the Weizmann Institute, an exclusive worldwide license for the development, manufacture, use, marketing, sale, distribution and importation of products based, directly or indirectly, on patents and patent applications filed pursuant to the invention titled “Peptide Based Vaccine for Influenza”, developed on the basis of the research conducted by Professor Ruth Arnon and her team at the Weizmann Institute. Since 2003, we have continued the research and development of M-001 under the supervision of our Chief Scientific Officer, Dr. Tamar Ben-Yedidia and, at present, we own or license five families of patents filed in a large number of jurisdictions, the latest of which is expected to be in force until 2035. For information regarding our material patents, including the expected expiration dates by jurisdiction, see “Business — Intellectual Property — Patents”.

According to a report by the U.S. Department of Health and Human Services, Centers for Disease Control and Prevention, or the CDC, annual seasonal influenza vaccines in the U.S. were found to be effective in preventing the onset of the influenza virus in between 8% and 48% of healthy adults during the influenza seasons from 2004 to 2008 (depending on the particular season and the statistical significance of the sample). In addition, studies conducted by universities and hospitals in cooperation with the CDC from 2004 and until recently measured the effectiveness of the influenza vaccine at preventing outpatient medical visits due to laboratory-confirmed influenza. These studies estimated the adjusted influenza vaccine effectiveness to be between 10% during the 2004/2005 season and 60% during the 2010/2011 season, only 19% effective during the 2014/2015 season, and 47% effective during the 2015/2016 season. Most existing influenza vaccines are formulated based on weakened or dead strains of the influenza virus that are predicted to be the most common during the then upcoming influenza season or that are predicted to be most likely to cause a pandemic outbreak in the then upcoming influenza season. Furthermore, as seasonal and pandemic influenza vaccines are strain-specific, most existing vaccines only target those specific strains and do not cope with the ever-changing nature of the influenza virus. In addition, according to the Biomedical and Advanced Research and Development Authority of the United States Department of Health, or BARDA, which is responsible for the advanced development and procurement of medical countermeasures for pandemic influenza in the United States, the production cycle of existing influenza vaccines is long (approximately 6 months), considerably limiting the ability to timely immunize the non-affected population in case of a pandemic outbreak.

We intend to seek regulatory approvals to market M-001 for the following three indications: (i) as a standalone universal vaccine suitable to be administered to the general population to provide protection against seasonal and pandemic strains of influenza, that we refer to as the Universal Standalone Indication; (ii) as a seasonal influenza vaccine, or primer, to be administered to patients over the age of 65 with additional age-related medical conditions, or elderly with co-morbidities, in combination with the existing seasonal vaccine to provide additional protection against seasonal influenza virus strains, that we refer to as the Universal Seasonal Primer for Elderly Indication; and (iii) as a pre-pandemic influenza vaccine, or primer, suitable to be administered to the general population in combination with the existing pandemic vaccine, to provide additional protection against pandemic strains of the influenza virus, that we refer to as the Universal Pandemic Primer Indication.

To date, we have completed two Phase 1/2 clinical trials and three Phase 2 clinical trials conducted in Israel pursuant to clinical trial protocols approved by the Israeli Ministry of Health. These clinical trials were designed for adults between the ages of 18 and 49 and 55 to 75, and included an aggregate of 479 participants. Because our product candidate is a vaccine, we conducted our Phase 1/2 clinical trials on healthy participants to test both safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. Results from our Phase 1/2 and Phase 2 clinical trials indicated that M-001 was well tolerated and safe across all treatment groups within the trial population and that M-001 was effective in causing an immune reaction in clinical trial participants administered with M-001. Following the completion of our clinical trial BVX-005 in February 2012, we have focused our efforts on seeking a cGMP approval for our M-001 production process. In addition, we have also focused a portion of our efforts since February 2012 on improving the manufacturing process for M-001 and on reducing production costs.

In June 2015 we received preliminary results from our Phase 2 clinical trial BVX-006, indicating M-001 was safe, well tolerated and induced humoral immune responses, successfully meeting the primary safety and secondary immunogenicity endpoints. In addition, in September 2015 we initiated our BVX-007 clinical trial in Europe as part of our membership in the UNISEC Consortium following the receipt of a regulatory clearance from the relevant Hungarian Regulatory Authority. The UNISEC Consortium is a consortium of three university partners, five National Health Institutes and other companies and organizations to work on promising recently developed concepts for a universal influenza vaccine. BVX-007 includes the administration of the H5N1 vaccine following the administration of M-001 to our clinical trial participants. We entered into an agreement with a supplier for the supply of H5N1 vaccine approved by the relevant regulatory authority for the purpose of performing BVX-007. In November 2016 we received positive preliminary safety results from our BVX-007clinical trial, with no related severe adverse events and only three moderate adverse events possibly or probably related to the treatment.

In June 2015, the FDA accepted our newly submitted IND application, and we were informed by our regulatory advisors that the “study may proceed”. We have submitted this IND in order to comply with Biomedical Advanced Research and Development Authority, or BARDA, for a grant application we had previously submitted to BARDA. Following such IND acceptance, we intend to participate in a Phase 2 clinical trial to be held in the U.S. by the National Institute of Allergy and Infectious Diseases, or NIAID. The purpose of the planned clinical trial is to assess the ability of M-001 in humans to serve as a pandemic primer to the H7N9 avian pandemic vaccine, and we expect NIAID will launch this clinical trial during 2017.

We believe that the results of the Phase 2 clinical trials conducted by us so far, or to be conducted in the future, will further expand our data to provide greater support for any Phase 3 clinical trial of M-001 we may conduct in the future.

We intend, following the receipt of all requisite regulatory approvals, to conduct Phase 3 clinical trials in the U.S. and EU, either with one or more future collaborators, or, subject to available funds, on our own, in support of FDA approval to market M-001 in the U.S. While all of our preclinical and clinical trials to date have been conducted outside the United States, considering the FDA’s review and comments to our previously filed IND applications, we believe that the FDA will consider the results of our completed preclinical and clinical trials in reviewing any future IND application. We expect that phase 3 clinical trials will be planned for the 2017/2018 timeframe.

We do not currently have sufficient financial resources to conduct Phase 3 clinical trials of M-001 on our own. Subject to the completion of our current and planned Phase 2 clinical trials and the approval of an IND application for Phase 3 clinical trials, we intend to seek to establish collaborations with strategic investors, large multinational pharmaceutical companies and/or national health authorities to finance Phase 3 clinical trials of M-001. However, to the extent that we have sufficient capital to do so (whether through sales of debt or equity securities or otherwise), we may seek to conduct Phase 3 clinical trials of M-001 for some or all of our indications without such collaborations.

Our Market Opportunity

Influenza is an infectious disease caused by different strains of the influenza virus. The disease is common around the world, and appears as seasonal or pandemic outbreaks. The various strains of influenza are classified into A and B groups according to the type of proteins in the virus. According to information published in March 2014 by the World Health Organization, or the WHO, the global annual attack rate of seasonal influenza is estimated at 5% – 10% in adults and 20% – 30% in children, and between 250,000 and 500,000 of those infected die as a result of influenza related complications. In addition, during seasonal influenza epidemics from 1979/80 through 2000/01, the estimated overall number of influenza-associated hospitalizations in the United States ranged from approximately 54,000 to 430,000 per epidemic, and 63% of these cases occurred among persons over the age of 65. Infants, adults over the age of 50 and chronic disease patients are most likely to contract influenza and suffer from complications.

The influenza virus undergoes frequent mutations. These mutations decrease the effectiveness of the immune reaction of the human body. If the mutations are very significant, the mutated virus strains may cause global pandemics. Over the last few years, new strains of the influenza virus previously only existing in animals have appeared in humans, including Avian flu strains such as H5 and H7. For example, during November 2016 it was reported that first cases of highly pathogenic H5N6 Avian Influenza, which had previously caused severe illness in humans, were confirmed in South Korea. We believe that the appearance of new potentially pandemic strains is a growing concern among health authorities, as these strains increase the risk of worldwide pandemics and high mortality and morbidity rates. Furthermore, according to the worldwide scientific journal Vaccine (Molinari et al. 2007), the direct financial loss attributed to the influenza disease in the year 2003 was estimated at a total of $87.1 billion annually, of which $55.7 billion relate to incidents of the disease among adults aged 65 years or older.

To date, the most common therapeutic treatment methods for influenza focus on pain and symptom relief. While anti-viral treatments may shorten the duration and severity of the disease, such treatments must be applied in the early stages of the course of the disease to be effective. Many countries around the world, including the United States, provide preventative treatment in the form of annual or seasonal influenza vaccines, which are especially recommended to patients in risk groups. Because seasonal vaccines target only particular influenza strains predicted for the coming year, such vaccines may not be effective against the strains that actually do appear (if different from those predicted) and may not protect against unexpected mutations of a particular influenza strain that was predicted.

The seasonal influenza vaccine market was dominated in 2012 by five large pharmaceutical companies: Sanofi, GlaxoSmithKline plc (GSK), Novartis International AG (which recently announced the sale of its influenza vaccine business to CSL Limited), Abbott Laboratories and AstraZeneca. According to Data Monitor’s Influenza vaccine forecast report, dated November 2013, sales of seasonal influenza vaccines in the 2012/2013 influenza season are estimated at $3.2 billion in the U.S., Japan, and the five major EU markets (France, Germany, Italy, Spain, and the UK), and are expected to reach $5.3 billion in the 2021/2022 influenza season. Specifically, sales in the U.S. alone in the 2012/2013 influenza season are estimated at $1.4 billion, with 140 million doses administered during this season. According to this report, U.S. sales of seasonal influenza vaccines in the 2021/2022 influenza season are forecasted to reach $2.6 billion.

Our Product Candidate M-001

Our current product candidate, M-001, is comprised of nine peptides that activate the entire immune system (including both a humoral reaction, an immune reaction causing the body to create antibodies against a pathogen or parts thereof, and a cellular immune reaction, an immune reaction causing the body to kill or assist in killing pathogens), to prevent the spread of the influenza disease within the body and shorten the duration of the illness. The selected peptides are from the HA, NP and M1 proteins of both influenza Type A and Type B virus, and each peptide comprises up to 22 amino-acids. These peptides are common in the vast majority of influenza virus strains and are combined into a single protein used in M-001.

In order to produce M-001, we use an expression system that consists of bacteria and a DNA plasmid encoding for M-001. The DNA plasmid encoding is inserted into a proprietary E. coli bacteria specifically designed for the production of peptide-based products. The bacteria express M-001 synthetic protein from the DNA, and once expressed, M-001 is further purified from other non-related bacterial proteins. M-001 is then formulated and filled into sterile vials that are kept in cooled storage until used.

The following graph demonstrates the selection of certain peptides common in the influenza virus and the formulation of M-001:

M-001 is intended to be intramuscularly injected into the body. Once administered, M-001 is designed to be recognized by white blood cells in the body, causing both humoral and cellular immune reactions. This process is expected to result in the creation of new memory cells which, upon influenza infection, secrete antibodies and cell mediated immune substances (such as cytokines) to fight the influenza virus. The graph below describes the different stages of how M-001 works:

Our Competitive Strengths

We believe our product candidate can potentially improve influenza protection by providing several distinct advantages, including:

•         Multi-strain flu protection. We believe that the peptide-based structure of M-001 will allow our product to be effective against many existing and future strains of the influenza virus and to remain effective in protecting against new strains without required updates and alterations. To test this hypothesis, in January and July 2014, we conducted a sequence examination and when possible, animal studies in our laboratories, to compare the structure of M-001 with new flu strains (H7N7, H6N1, H5N8, H7N9 and H10N8) discovered in humans in recent years similarly to the H5N1 stain. Although these strains have not yet been classified as pandemic, they are dangerous for humans and have caused morbidity and death in the past. The results of such examination and studies demonstrated that M-001 was compatible against these strains, which we believe supports our claim of the universality of M-001 for existing and future influenza virus strains.

•         Long-lasting flu protection. M-001 is designed to activate both humoral and cellular reactions of the immune system. We therefore believe that M-001, if approved for commercial sale, will be more effective and provide longer-lasting protection than currently commercially available vaccines that stimulate only one type of immune response (either humoral or cellular).

•         Continuous sales cycle not affected by seasonality. Because M-001 is designed to provide a multi-strain flu protection that is long lasting and is not expected to require updates for future virus strains or mutations, we do not expect future sales of M-001 as a universal standalone vaccine or as a pandemic primer to be affected by the influenza seasons. Unlike traditional influenza vaccines, which are sold and administered in western countries primarily during the period from September through November, we believe that M-001 for these indications can be sold and administered or sold and stored throughout the entire year. However, we expect that most sales of M-001 as a universal seasonal primer for elderly intended to be administered in combination with the existing seasonal vaccine will be conducted during the influenza season.

•         Shorter production times. We believe that the production time for M-001 will be only 6 to 8 weeks, as opposed to the 16 to 24 weeks (on average) required to produce seasonal influenza vaccines. We expect that shorter production times will give manufacturers greater flexibility in their production planning, as well as the ability to execute large orders of vaccine doses in a short timeframe in response to pandemics.

•         Absence of allergy inducing egg proteins. Most influenza vaccines are produced in hen eggs and may therefore cause an allergic reaction to those allergic to certain egg proteins. An epidemiological study performed by the European Food Safety Authority, or EFSA, in 2011 found that eggs are some of the most common allergens in the population. In contrast, M-001 is not produced using eggs and does not cause egg protein allergies.

We also believe the following key strengths provide us with competitive advantages relative to other companies seeking to develop novel treatments for the prevention of influenza:

•         M-001 is currently in advanced Phase 2 clinical stage. We have completed two Phase 1/2 clinical trials and three Phase 2 clinical trials in Israel pursuant to clinical trial protocols approved by the Israeli Ministry of Health, and an additional Phase 2b clinical trial in Europe. Our Phase 1/2 and Phase 2 clinical trial results indicated that M-001 was well tolerated and safe across all treatment groups within the trial population and was effective in causing an immune reaction in clinical trial participants administered with M-001.

•         Extensive knowledge and expertise in the use of peptide-based vaccines. We have extensive experience researching and developing peptide-based compounds, including M-001. Our product candidate is based on years of research, including the research headed by Professor Arnon at the Weizmann Institute during the 10 years prior to our inception. Over the course of that 10 year period the scientific concept of a peptide-based influenza vaccine was established and confirmed in numerous preclinical and clinical trials for various influenza virus strains. We believe that this knowledge and expertise gives us a competitive advantage over other universal influenza vaccine developers with less significant experience and knowledge of these fields of study.

•         In-house cGMP production capacity for Phase 2 clinical trials. Our facility consists of our offices and laboratories, in addition to a warehouse for equipment and chemicals. Our laboratory facilities include an analytical lab, production rooms and a virology laboratory approved by the Ministry of Labor in Israel. Our facility was audited and approved for production according to Good Manufacturing Practice standards, or cGMP, by a European qualified person, and has the capacity to produce sufficient volumes of M-001 for use in our current and planned Phase 2 clinical trials.

Our Business Strategy

Our strategy is to complete development of, and, thereafter, manufacture and commercialize M-001 for use as a global influenza prevention therapy. Key elements of our current strategy include the following:

•         Receive all required regulatory approvals for the commercialization of M-001 as a preventative therapy for influenza. We have completed a Phase 2 clinical trial in Europe and plan to participate in a Phase 2 clinical trial in collaboration with the NIAID prior to conducting Phase 3 clinical trials in the U.S., (either with one or more future collaborators, or, subject to available funding, on our own), to test the efficacy of M-001 on thousands of participants for the following three indications: (i) the Universal Standalone Indication; (ii) the Universal Seasonal Primer for Elderly Indication; and (iii) the Universal Pandemic Primer Indication.

•         Seek attractive partnership opportunities. We believe that the proprietary rights provided by M-001, together with the clinical and compliance benefits, will create attractive partnership opportunities for large pharmaceutical companies or health authorities in different countries around the world. We intend to seek to build a portfolio of commercially attractive partnerships consisting of co-developments and licenses, which will allow us to perform advanced trials (including Phase 3 clinical trials) and, following applicable regulatory approval, which we provide no assurance we will receive, to globally commercialize M-001 for all three planned indications.

•         Further develop our production line. Our production facility has been Phase 1 and 2 clinical trial audited and approved for production according to cGMP. In October 2015 we entered into a Development and Manufacturing Agreement with Cytovance Biologics Inc. for the production of clinical batches of M-001. The initial clinical batches are expected to be manufactured during 2017, and are intended to be used by us for our planned phase 3 clinical trials and commercialization.

Risk Factors

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in the securities. In particular, such risks include, but are not limited to, the following:

•         We are a clinical stage biopharmaceutical company with a history of operating losses, are not currently profitable, do not expect to become profitable in the near future and may never become profitable.

•         We have not yet commercialized any products or technologies, and we may never do so.

•         We may never receive FDA regulatory approval for the conduct of phase 3 clinical trials in the U.S.

•         Our product candidate is subject to extensive regulation and may never obtain regulatory approval.

•         Our product candidate and future product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with these requirements, we may not obtain such approvals or could lose those approvals that have been obtained, and the sales of any approved commercial products could be suspended.

•         If we, or the parties from whom we license intellectual property, fail to adequately protect, enforce or secure rights to the patents which we own or that were licensed to us or any patents we may own in the future, the value of our intellectual property rights would diminish and our business and competitive position would suffer.

•         We face significant competition. If we cannot successfully compete with new or existing products, M-001 or any other product candidate that we develop may be rendered non-competitive or obsolete.

•         We are subject to extensive and costly government regulations relating to our business, we may be subject to fines and other penalties that could harm our business.

•         Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

•         an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

•         an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, which such fifth anniversary will occur in May 2020. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we have filed and continue to file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we have reported and intend to report our financial results on a quarterly basis, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and we are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We may also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles, or U.S. GAAP. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an emerging growth company.

Our Corporate Information

We were incorporated in Israel in 2003 as a privately held company. In February 2007, we completed an initial public offering of our ordinary shares on the TASE. In May 2015, we completed an initial public offering of our ADSs and ADS Warrants on the Nasdaq Capital Market.

Our principal executive offices are located at 14 Einstein Street, Nes Ziona, Israel, 74036, and our telephone number is (+972) (8) 930-2529. Our website is www.biondvax.com. Information contained on, or accessible through, our website is not incorporated by reference herein and shall not be considered part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware, and whose telephone number is (302) 738-6680.

Summary of Recent Developments

The following is a summary of the main recent developments occurred since the filing of the Post-Effective Amendment No. 1 to this Registration Statement:

Receipt of an additional U.S. patent

On January 27, 2016, we were informed that our patent application in the United States titled “Multimeric Multi-Epitope Polypeptides in Improved Seasonal and Pandemic Influenza Vaccines” has completed examination and is allowed for issuance as a patent. The invention covers the use of M-001 as a prime-boost to the current commercially available flu vaccine. For information regarding our material patents, including the expected expiration dates by jurisdiction, see “Business — Intellectual Property — Patents”.

Additional research grant by the National Authority for Technological Innovation, formerly known as OCS

In February 2016 we were notified that the National Authority for Technological Innovation, or NATI, formerly known as the Office of the Chief Scientist, or OCS, agreed to fund up to 40% of a NIS 3.6 million (approximately US$958,000) project towards ongoing development of M-001. Since 2006, and including this grant approval, OCS and/or NATI have granted a total of $5.2 million to BiondVax. For further information regarding research grants we received, see “Business — Research Grants — Grants under the Israeli Encouragement of Industrial and Development Law”.

Investigation of Dr. Ron Babecoff, CEO, director and President

In March 2016, and in connection with an investigation conducted by the Israeli Securities Authority, or ISA, regarding certain shareholders’ alleged use of internal information, not including among them Dr. Babecoff, CEO, director and President of the Company, Dr. Babecoff, was investigated by the ISA under warning. After fully cooperating with the ISA investigators, Dr. Babecoff was released subject to certain restrictions, including an obligation to make a cash deposit as collateral. On April 10, 2016, our Audit Committee and the Board of Directors unanimously resolved to approve the payment of two hundred thousand NIS (NIS 200,000), to be increased by an additional amount of up to NIS 200,000 as needed, for the benefit of Dr. Babecoff, for the purpose of placing the cash deposit as collateral required in connection with this investigation. The resolution was adopted, inter alia, in accordance with the exemption and indemnification letter between BiondVax and Dr. Babecoff presently in effect, and in accordance with Israeli applicable law. The approval of the payment of the cash collateral is considered a Related Party Transaction, as defined in the Israeli companies Law, 5759 – 1999, and thus required the approval of the Audit committee, in addition to the approval of the Board of Directors.

Dr. Babecoff continues to fulfill all his duties to the Company. It is hereby clarified that BiondVax is not a party to the investigation and continues its business operations as usual.

Appointment of Professor Shai Ashkenazi to our Scientific Advisory Board

In September 2016 Professor Shai Ashkenazi was appointed to serve as a member of our Scientific Advisory Board. Professor Ashkenazi is a clinical and regulatory vaccine expert, with significant contributions to flu and other infectious disease vaccine research and development. He has served on the clinical trial advisory boards for the development of a pediatric flu vaccine, vaccines for enteric infections, as well as other infectious diseases. Professor Ashkenazi will receive a compensation for his services under similar terms and conditions to those granted to previous members appointed to serve in the Advisory Board in the past.

Results of our Annual Shareholders meeting

In August 2016, we published a notice and proxy statement for the convening of an annual shareholders meeting, that was originally scheduled for September 22, 2016, and later postponed to September 29, 2016, with the following items on the agenda: (i) reelection of Ms. Michal Marom Brikman as an independent director; (ii) the election of Dr. Ruth Ben Yakar as an independent director; (iii) the grant of indemnification and exculpation agreement letter to Ms. Brikman and Dr. Ben Yakar; (iv) reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for a period ending at the close of the next annual general meeting; (v) cancellation of the par value of the Company’s ordinary share, and amendment of the Company’s articles of association to reflect such cancellation accordingly; (vi) execution of a two-to-one reverse share split; (vii) adoption of a new option plan to employees, directors, consultants, service providers and others under similar terms to the previous option plan that had expired; (viii) extension of the service agreement with Dr. Babecoff; and (ix) amendment to the compensation policy.

On August 25, 2016, the Company received a request from one of its shareholders exercising such shareholder’s right under Section 80 of the Company’s Articles of Association to nominate Mr. Ori Mor to stand for election at the 2016 annual general meeting as a director of the Company for a term of three years. Accordingly, we have filed an amended notice and proxy statement on September 1, 2016, to reflect the addition of the aforementioned proposal.

On September 8, 2016, our board of directors resolved to remove items (v), (vi) and (ix) from the agenda. On September 12, 2016, we published, as required by Israeli law, position notices submitted to us from a number of our shareholders objecting to a number of proposals included in our proxy statement. Our board of directors rejected the content of the position notices and issued a detailed response on the same date, in accordance with Israeli applicable law.

On September 29, 2016, we announced the results of the annual general shareholders meeting, as follows: (i) the election of Ms. Brikman, Dr. Ruth Ben Yakar and Mr. Ori Mor as directors of the Company; (ii) the grant of indemnification and exculpation letters to Ms. Brikman and Dr. Ben Yakar; (iii) the reappointment of Kost Forer Gabbay & Kasierer as our external auditors. Our shareholders meeting voted against the extension of Dr. Babecoff’s service agreement and the approval of an option plan.

Expiration of Series 3 Tradable Option

On November 7, 2016, the tradable options (Series 3) issued that were traded only on the TASE, expired. The Series 3 tradable options were exercisable until and including November 6, 2016, at an exercise price of NIS 1.80 ($0.47 based on the exchange rate reported by the Bank of Israel on November 4, 2016, which is 3.807=$1.00).

Filing a shelf prospectus and ATM prospectus

On November 4, 2016, we filed a “shelf” registration statement on Form F-3 (File No. 333- 214439) with the SEC for the issuance of American Depositary Shares in an amount up to $150,000,000. In addition, we entered into an At The Market Issuance Sales Agreement, or the ATM Agreement with FBR Capital Markets & Co., or FBR, pursuant to which FBR, may, at the Company’s discretion and at such times as it shall determine from time to time, sell its ADSs  through an “at the market offering” program, pursuant to Instruction I.B.5. of Form F-3. For further information regarding the ATM Agreement, see “Business — Material Agreements — ATM Agreement”. The “shelf” registration statement and the ATM prospectus were declared effective by the SEC on December 15, 2016.

Positive preliminary safety results for BVX-007

In November 2016 we announced positive preliminary safety results from BVX-007, the European Phase 2b clinical trial of M-001. Only three moderate adverse events were considered to be possibly or probably related to the treatment and no related severe adverse events were reported. As the data is still blinded, the distribution of adverse events between the total of 219 participants who completed the study in both the control and experimental groups is unknown.

$US 2.8 million Investment from Angels High Tech Investments Ltd.

In January 2017, Angels High Tech Investments Ltd., or the Investor, has agreed to invest NIS 10.9 million in BiondVax, approximately $US 2.9 million, in exchange for 33,760,832  million of our ordinary shares (equivalent to 844,000 ADSs),  calculated in accordance with the December 29, 2016, TASE closing share price. Upon closing, Angels Investments is expected to hold 19.99% of the issued and outstanding share capital of the Company. Angels Investments is a company fully owned by Marius Nacht, Co-founder and Chairman of Check Point (NASDAQ: CHKP). Angels’ healthcare and life science portfolio is managed by aMoon Partners which is co-led by Dr. Yair Schindel and Marius Nacht.

The issued shares shall be restricted for trade on TASE in accordance with Section 15C of the Israeli Securities Law-1968-5,728, have not been registered under the Securities Act of 1933, and shall contain a legend indicating that the transfer is prohibited except in accordance with the provisions of Regulation S or pursuant to registration under the Securities Act or an available exemption therefrom, and hedging transaction involving the Shares may not be conducted unless in compliance with the Securities Act. For further information, see “Business — Material Agreements — Investment Agreement”.

Change in the Composition of the Board of Directors

In addition to the reelection of Ms. Brikman, election of Dr. Ben Yakar and Mr. Mor in our annual general shareholders meeting, on January 1, 2017, the Board of Directors agreed to appoint Mr. Isaac Devash as a director of the Company, to begin his service in the Company commencing on January 11, 2017, subject to the closing of the investment agreement with Angels High Tech Investments Ltd. Mr. Devash shall replace the vacancy resulting from the end of term of Professor Liora Katzenstein.

Mr. Devash is a business and social entrepreneur with over twenty years of experience in venture capital and private equity investments, and several years of experience as an investment banker in mergers and acquisitions at Credit Suisse First Boston in New York, London, and Tokyo. Isaac established a number of private equity funds and assisted a variety of Israeli companies in their international development and a number of leading international investors in their investments in Israel. He was a member of the Goshen Committee for formulating the standards of corporate governance for Israeli public companies. He founded and serves as the Chairman and President, respectively, of the Wharton and Harvard Business School alumni clubs of Israel. Mr. Devash holds a bachelor’s degree, summa cum laude, from the Wharton School of the University of Pennsylvania and an MBA from Harvard University.

THE OFFERING

Issuer	BiondVax Pharmaceutical Ltd.

Securities offered

2,133,500 ADSs, each representing 40 of our ordinary shares (i) 2,038,000 of which are issuable upon the exercise of ADSs warrants issued to public investors in our initial public offering and (ii) 95,500 of which are issuable upon the exercise of a warrant issued to the representative of the underwriters, in each case connection with our initial public offering pursuant to a prospectus dated May 13, 2015.

Ordinary shares outstanding immediately prior to the offering

135,097,367 ordinary shares (excluding 33,760,832 ordinary shares which were not yet issued to Angels High Tech Investment Ltd. as part of an investment agreement and subject to closing conditions. See “Business – Material Agreements – Investment Agreement”).

Ordinary shares to be outstanding after the offering

216,617,367 ordinary shares, assuming the exercise of all the ADS warrants; 138,917,367 ordinary shares, assuming the exercise of all the representative’s warrants; and 220,437,367 ordinary shares, assuming the exercise of all ADS warrants and representative’s warrants.

Depositary	The Bank of New York Mellon, Depositary

The ADSs	Each ADS represents 40 ordinary shares.
The depositary will hold the ordinary shares underlying the ADSs. You will have rights as provided in the deposit agreement.

To better understand the terms of the ADSs and warrants, you should carefully read the “Description of Securities” section of this prospectus. You should also read the deposit agreement and warrant agent agreement, which are filed as exhibits to the registration statement that includes this prospectus.

Description of Warrants

Each full warrant issued to the public investor entitles the holder to purchase one ADS at a per ADS purchase price of $6.25 at any time through the fifth anniversary of the date of issuance. Each full warrant issued to the representative of the underwriter entitled the holder to purchase one ADS at a per ADS purchase price of $6.25 commencing on the first anniversary of issuance and continuing through the fifth anniversary thereof. In each case, in the event that a registration statement covering ADSs underlying the warrants is not effective, and an exemption from registration is not available for the resale of such ordinary shares underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu, of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the warrant agreement. The issuance fee of $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Use of proceeds

Assuming the exercise of all of the ADS warrants for cash held by the public investors, we will receive gross proceeds of $12.74 million. Assuming the exercise of all representative’s warrants for cash, we will receive gross proceeds of $0.59 million.

We intend to use the net proceeds from this offering for working capital, operating expenses and other general corporate purposes. See “Use of Proceeds” beginning on page 48.

Risk Factors	You should read the “Risk Factors” section starting on page 16 of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

The number of ordinary shares that will be outstanding immediately after this offering is based on 135,097,367 ordinary shares outstanding as of September 30, 2016, based on the exchange rate reported by the Bank of Israel on September 30, 2016, which is 3.758=$1.00. This number excludes, as of such date:

•         ordinary shares issuable upon the exercise of 12,206,503 options at a weighted average exercise price of NIS 0.76 (or $0.20) per share;

•         ordinary shares issuable upon the exercise of 5,685,000 options (series 4) outstanding at a weighted average exercise price of NIS 1.50 (or $0.40) per share;

•         ordinary shares issuable upon the exercise of 6,302,000 options (series 5) outstanding at a weighted average exercise price of NIS 1.50 (or $0.40) per share;

•         ordinary shares underlying the ADS warrants and representative’s warrants to be issued in this offering, at an exercise price per ADS of $6.25.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to no exercise of outstanding options or options described above, the warrants to be issued in this offering and the representative’s ADS warrants.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data. We have derived the summary statements of comprehensive loss data for the years ended 2013, 2014 and 2015 and the statement of financial position as of December 31, 2014 and 2015 from our audited financial statements included elsewhere in this prospectus.

The summary financial statement data as of September 30, 2016, and for the nine months ended September 30, 2015 and 2016 are derived from our unaudited interim financial statements that are included elsewhere in this prospectus. In the opinion of management, these unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and operating results for these periods. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. Our historical results are not necessarily indicative of the results that may be expected in the future.

Our consolidated financial statements included in this prospectus were prepared in accordance with IFRS, as issued by the International Accounting Standards Board.

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,
	2013	2014	2015	2015
	NIS in thousands			Convenience translation into USD in thousands(2)
Statements of comprehensive loss data:(1)
Research and development expenses	6,723	6,441	10,736	2,751
Participation by the OCS	(1,272)	(949)	(2,830)	(725)
Research and development, net of participations expenses	5,451	5,492	7,906	2,026
Marketing, general and administrative expenses	2,190	2,650	3,397	870
Operating loss	7,641	8,142	11,303	2,896
Financial income	(157)	(394)	(1,128)	(289)
Financial expenses	552	16	24	6
Financial income (expenses), net	(395)	(378)	1,104	283
Net loss	8,036	7,764	10,199	2,613
Loss (gain) from available-for-sale financial assets	(4)	4	5	1
Total comprehensive loss	8,032	7,768	10,204	2,614
Basic and Diluted net loss per share (NIS)	0.17	0.14	0.10	0.03
Weighted average number of shares outstanding used to compute basic and diluted loss per share (in thousands)	47,946	54,286	105,523	105,523

	Nine months ended September 30,
	2015	2016	2016
	NIS in thousands		Convenience translation into USD in thousands(3)
Statements of comprehensive loss data:(1)
Research and development expenses	6,842	7,241	1,927
Participation by the OCS	(1,810)	(1,279)	(340)
Research and development, net of participations expenses	5,032	5,962	1,586
Marketing, general and administrative expenses	2,216	2,819	750
Operating loss	7,248	8,781	2,336
Financial income	(651)	(59)	(16)
Financial expenses	20	491	131
Financial expenses due to issuance of warrants	315	(2,466)	(656)
Financial expenses (income), net	(316)	(2,034)	(541)
Net loss	6,932	6,747	1,795
Loss (gain) from available-for-sale financial assets	5	4	1
Total comprehensive loss	6,937	6,751	1,796
Basic and Diluted net loss per share (NIS)	0.07	0.05	0.01
Weighted average number of shares outstanding used to compute basic and diluted loss per share (in thousands)	95,519	135,097	135,097

	December 31,
	2014	2015	2015
	NIS in thousands		Convenience translation into USD in thousands(2)
Statement of financial position
Cash and cash equivalents	9,612	33,470	8,578
Marketable securities – short term	2,016	2,016	517
Other receivables	1,081	1,442	370
Marketable securities – long term	2,049	2,048	525
Property, plant and equipment	2,638	2,044	524
Other long term assets	1,066	287	73
Total assets	18,462	41,307	10,587
Trade payables	524	931	239
Other payables	1,289	768	197
Options	—	5,994	1,536
Severance pay liability, net	62	69	18
Total liabilities	1,875	7,762	1,990
Total shareholders’ equity	16,587	33,545	8,597

	September 30,
	2015	2016	2016
	NIS in thousands		Convenience translation into USD in thousands(3)
Statement of financial position
Cash and cash equivalents	36,294	15,091	4,016
Marketable securities – short term	2,016	2,017	537
Short term bank deposit	578	10,510	2,797
Other receivables	1,594	727	193
Marketable securities – long term	2,047	2,050	545
Property, plant and equipment	2,191	1,592	424
Other long term assets	24	370	98
Total assets	44,744	32,357	8,610
Trade payables	571	477	127
Other payables	758	466	124
Options	6,863	3,528	938
Severance pay liability, net	67	74	20
Total liabilities	8,259	4,545	1,209
Total shareholders’ equity	36,485	27,812	7,401

____________

(1)      Diluted loss per share data is not presented because the effect of the exercise of our outstanding options is anti-dilutive.

(2)      Calculated using the exchange rate reported by the Bank of Israel for December 31, 2015, at the rate of one U.S. dollar per NIS 3.902.

(3)      Calculated using the exchange rate reported by the Bank of Israel for September 30, 2016 at the rate of one U.S. dollar per NIS 3.758.

We prepare our financial statements in NIS. This prospectus contains conversions of NIS amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, for the purpose of the presentation of financial data for the period ending on September 30, 2016, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at a rate of NIS 3.758 to $1.00 U.S. dollar, the daily representative rate in effect as of September 30, 2016. No representation is made that the NIS amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

RISK FACTORS

An investment in our securities involves a high degree of risk. We operate in a dynamic industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all other information contained in this prospectus, including the audited and unaudited financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in the securities. The following risks may adversely affect our business, financial condition, operating results and cash flows and cause the trading price of the securities to decline, and you could lose all or part of your investment.

Risks Related to Our Financial Position and Capital Requirements

We are a clinical stage biopharmaceutical company with a history of operating losses, are not currently profitable, do not expect to become profitable in the near future and may never become profitable.

We are a clinical stage biopharmaceutical company that was incorporated in 2003. Since our incorporation, we have primarily focused our efforts on research and development and clinical trials of our product candidate, M-001. M-001 is in clinical trials and has not yet been approved for commercial sale. We may not receive the necessary regulatory approvals to commercialize our product candidate. We are not profitable and have incurred losses since inception, principally as a result of research and development, clinical trials and general administrative expenses in support of our operations. We have not generated any revenue, expect to incur substantial losses for the foreseeable future and may never become profitable. For the years ended December 31, 2014 and 2015 and the nine months ended September 30, 2016, we had net losses of $2,066,000, $2,714,000 and $1,795,000, respectively, and we expect such losses to continue for the foreseeable future. In addition, as of September 30, 2016, we had an accumulated deficit of approximately $22,998,000 and we expect to experience negative cash flow for the foreseeable future. As a result, we will ultimately need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. If M-001 fails in clinical trials or does not gain regulatory clearance or approval, or if M-001 does not achieve market acceptance, we may never become profitable. Our failure to achieve or maintain profitability, or substantial delays in achieving profitability, could negatively impact the value of the securities and our ability to raise additional financing. A substantial decline in the value of the securities would also affect the price at which we could sell them to secure future funding, which could dilute the ownership interest of current shareholders. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Accordingly, it is difficult to evaluate our business prospects. Moreover, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of our products are uncertain. There can be no assurance that our efforts will ultimately be successful or result in revenues or profits.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.

As of September 30, 2016, we had approximately $7.9 million in cash and cash equivalents, short term bank deposit and marketable securities, a working capital of $7.3 million and an accumulated deficit of $23.0 million. As of September 30, 2016, we had sufficient cash and cash commitments to fund operations for at least 15 months if we do not raise additional capital. Since our inception, most of our resources have been dedicated to the development of M-001. In particular, we have expended and believe that we will continue to expend significant operating and capital expenditures for the foreseeable future developing M-001 and any future product candidate. These expenditures will include, but are not limited to, costs associated with research and development, manufacturing, conducting preclinical experiments and clinical trials, contracting CMOs, hiring additional management and other personnel and obtaining regulatory approvals, as well as commercializing any products approved for sale. Furthermore, we incur additional costs associated with operating as a public company in the United States. Because the outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates. On September 30, 2015, we entered into an agreement with a CMO, for the manufacturing of M-001 large scale batches. Our forecasted budget for this agreement is $2,049,970. As of December 31, 2016, we have paid a sum of $586,000 to the CMO, and we may incur additional unexpected costs circulating our engagements with the CMO.

As a result of these and other factors currently unknown to us, we will require additional funds, through public or private equity or debt financings or other sources, such as strategic partnerships and alliances and licensing arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. A failure to fund these activities may harm our growth strategy, competitive position, quality compliance and financial condition.

Our future capital requirements depend on many factors, including:

•         the number and characteristics of the product candidates we pursue;

•         the scope, progress, results and costs of researching and developing M-001 and any future product candidate, and conducting preclinical and clinical trials;

•         the timing of, and the costs involved in, obtaining regulatory approvals for M-001 and any future product candidate;

•         the cost of commercialization activities if any of M-001 and any future product candidate are approved for sale, including marketing, sales and distribution costs;

•         the cost of manufacturing of M-001 and any future product candidate and any products we successfully commercialize;

•         our ability to establish and maintain strategic partnerships, licensing or other arrangements and the financial terms of such agreements;

•         the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

•         the timing, receipt and amount of sales of, or royalties on, any future products;

•         the expenses needed to attract and retain skilled personnel; and

•         any product liability or other lawsuits related to any future products.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other research and development activities for M-001 or any future product candidate or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize M-001 or any future product candidate.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing shareholders will be diluted, and the terms may include liquidation or other preferences that adversely affect shareholder rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or any product candidate, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to Development, Clinical Testing and Regulatory Approval of M-001 and Any Future Product Candidate

We have not yet commercialized any products, and we may never become profitable.

We currently have one product candidate, M-001, in Phase 2 clinical development and no products on the market or close to entering the market. We do not know when or if we will complete our product development efforts, obtain regulatory approval for M-001 or successfully commercialize M-001. Even if we are successful in developing M-001 or any product candidate that we may develop in the future (if any), we will not be successful unless such product gains market acceptance for appropriate indications at favorable reimbursement rates. The degree of market acceptance of these products will depend on a number of factors, including, but not limited to:

•         the timing of regulatory approvals in the U.S. and other countries, and for the uses, we intend to pursue with respect to the commercialization of M-001 or any future product candidate;

•         the competitive environment;

•         the establishment and demonstration in, and acceptance by, the medical community of the safety and clinical efficacy of our product candidate and its potential advantages over other competitive products;

•         our ability to enter into supply agreements with health organizations and governments around the world for the supply of our product candidate or our ability to enter into strategic agreements with pharmaceutical and biopharmaceutical companies with strong marketing and sales capabilities;

•         the establishment of external, and potentially, internal, sales and marketing capabilities to effectively market and sell M-001 or any future product candidate in the United States, Israel, Europe and other countries;

•         the adequacy and success of our distribution, sales and marketing efforts; and

•         the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators.

Physicians, patients, third-party payors or the medical community in general may be unwilling to accept, utilize or recommend, and in the case of third-party payors, cover payment for M-001 or any future product candidate. As a result, we are unable to predict the extent of our future losses or the time required for us to achieve profitability, if at all. Even if we successfully develop one or more products, we may not become profitable.

We may not develop additional product candidates other than M-001.

M-001 is our only product candidate in development. Other than M-001, we may not develop additional product candidates based on our research and know-how and we may never attempt to develop other peptide-based products. As a result, our business and future success depends on our ability to obtain regulatory approval of and then successfully commercialize M-001.

We may never receive FDA regulatory approval for the performance of phase 3 clinical trial in the U.S.

In June 2015, the FDA has accepted our newly submitted IND application, and we were informed by our regulatory advisors that the “study may proceed”. We currently intend, following the receipt of all required regulatory approvals, to conduct Phase 3 clinical trials in the U.S, either with one or more future collaborators, or, subject to available funds, on our own, in support of FDA approval to market M-001 in the U.S. Although we believe that the previous approved preclinical and clinical trials we performed will serve as an adequate basis for future FDA regulated clinical trials in the U.S., we may not receive FDA approval to conduct Phase 3 clinical trials in the U.S. Failure to receive FDA approval for the conduct of Phase 3 clinical trials in the U.S will materially reduce our target market and the future profitability of M-001, may have a material adverse effect on our business and could potentially cause us to cease operations. It is also possible that we may decide or that the FDA may require that we conduct further clinical trials, provide additional data and information, and meet additional standards for receipt of approval. If this were to occur, the time and financial resources required for obtaining FDA approval for Phase 3 clinical trials, and complications and risks associated therewith, would likely substantially increase. Moreover, while receipt of clinical trial approval by the FDA does not ensure the receipt of clinical trial approval in other countries, failure or delay in obtaining clinical trial approval by the FDA may have a negative effect on the regulatory process in other countries. Any failure or any delay or setback in obtaining clinical trial approval in the U.S. or in other countries would impair our ability to develop M-001.

If we receive approval to conduct Phase 3 clinical trials in Israel (but not the U.S.), we may nevertheless determine to abandon our development efforts with respect to M-001, as the small market size in Israel as compared to the larger U.S. market, would represent a significantly decreased market opportunity that we may determine does not justify our incurrence of the material expenses related to the development and commercialization of M-001 in Israel only.

We may not obtain the necessary materials for the performance of additional clinical trials in the U.S. or other countries around the world.

Some of our clinical trials involve obtaining materials and information that may not currently be in our possession and that we rely on suppliers and manufactures to provide. Specifically, we were not able to satisfy the FDA’s request for information regarding the H5N1 vaccine (including information as to manufacturing, dosage, formulation, etc.) required for our contemplated Phase 2 clinical trial in the U.S., and as a result we elected to convert our IND application submitted in June 2013 into a Drug Master File. We completed our BVX-007 Phase 2 clinical trial that included the administration of the H5N1 vaccine following the administration of M-001 to our clinical trial participants, and we entered into an agreement with a supplier for such vaccine approved by the relevant regulatory authority for the purpose of performing BVX-007. If we are unable to obtain sufficient materials of our future phase 2 or phase 3 clinical trials, at all or on time, we may experience delays in our clinical trial program and receipt of regulatory approvals, including FDA approval, which would materially adversely affect our business, financial condition or results of operations.

M-001 is subject to extensive regulation and may never obtain regulatory approval.

M-001 must satisfy rigorous standards of safety and efficacy before it can be approved for commercial use by the FDA or foreign regulatory authorities for all or any of the three indications for which it has undergone or is planned to undergo testing. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, including testing in animals and in humans, before we can file applications for product approval. Typically, in the pharmaceutical industry, there is a high rate of attrition for product candidates in preclinical testing and clinical trials. Satisfying FDA and foreign regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in legislation or FDA or foreign regulatory policy, during the process of product development, clinical trials and regulatory reviews. Failure to obtain FDA or foreign regulatory approval of M-001 in a timely manner or at all will severely undermine our business by delaying or halting commercialization of our products, imposing costly procedures, diminishing competitive advantages and reducing the number of saleable products and, therefore, corresponding product revenues.

M-001 and any product candidate we may develop in the future will remain subject to ongoing regulatory requirements even if we receive regulatory approval to market such product, and if we fail to comply with such requirements, we may not obtain such approvals or could lose those approvals that have been obtained, and the sales of any approved commercial products could be suspended.

Even if we receive regulatory approval to market M-001 and/or other product candidates, any such product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record keeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could negatively impact us or our collaboration partners by reducing revenues or increasing expenses, and cause the approved product candidate not to be commercially viable. In addition, as clinical experience with a drug expands after approval, typically because it is used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed over time after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of, withdrawal of FDA or foreign regulatory approval or withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including, without limitation, the following:

•         suspension or imposition of restrictions on the products, manufacturers or manufacturing processes, including costly new manufacturing requirements;

•         warning letters;

•         civil or criminal penalties, fines and/or injunctions;

•         product seizures or detentions;

•         import or export bans or restrictions;

•         voluntary or mandatory product recalls and related publicity requirements;

•         suspension or withdrawal of regulatory approvals;

•         total or partial suspension of production; and

•         refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we or our collaborators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, marketing approval for our product candidates may be lost or cease to be achievable, resulting in decreased revenue from milestones, product sales or royalties, which would have a material adverse effect on our business, financial condition or results of operations.

If clinical trials for M-001 are prolonged or delayed, we would be unable to commercialize our M-001 on a timely basis, which would require us to incur additional costs and delay our receipt of any revenues from potential M-001 sales.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

•         conditions imposed on us by the FDA or any applicable foreign regulatory authority regarding the scope or design of our clinical trials;

•         delays in recruiting and enrolling patients or volunteers into clinical trials;

•         delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

•         insufficient supply or deficient quality of our product candidates or other materials necessary to conduct our clinical trials;

•         lower than anticipated retention rate of subjects and patients in clinical trials;

•         negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results, that necessitate additional clinical study;

•         serious and unexpected drug-related side effects experienced by subjects and patients in clinical trials; or

•         failure of our third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to us in a timely manner.

Clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial. Delays in patient enrollment can result in increased costs and longer development times. The failure to enroll patients in a clinical trial could delay the completion of the clinical trial beyond our current expectations. In addition, the FDA or foreign applicable regulatory authorities could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of clinical trials, which could impair the validity or statistical significance of those clinical trials.

Prior to commencing clinical trials in the United States, we must submit an IND application to the FDA and the IND application must become effective. In June 2015, the FDA accepted our phase 2 IND and we were informed by our regulatory advisors that “the study may proceed”. Until this FDA acceptance, we conducted our completed Phase 1 and Phase 2 clinical trials for M-001 outside the United States (in Israel and in Europe). We intend to participate in a Phase 2 clinical trial to be held in the U.S. by the NIAID. The purpose of the planned clinical trial is to assess the ability of M-001 in human subjects to serve as a pandemic primer to the H7N9 avian pandemic vaccine, and we expect NIAID will launch this clinical trial during 2017.

We do not know whether our additional clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for M-001. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of M-001 or any other future candidates could be limited.

Clinical trials are very expensive, time-consuming and difficult to design and implement, and, as a result, we may suffer delays or suspensions in future trials which would have a material adverse effect on our ability to generate revenues.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Regulatory authorities, such as the FDA, may preclude clinical trials from proceeding. Additionally, the clinical trial process is time-consuming, failure can occur at any stage of the trials and we may encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•         unforeseen safety issues;

•         determination of proper dosing;

•         lack of effectiveness or efficacy during clinical trials;

•         failure of our contract manufacturers or inability of our in-house facility to manufacture our product candidates in accordance with cGMP;

•         failure of third party suppliers to perform final manufacturing steps for the drug substance;

•         slower than expected rates of patient recruitment and enrollment;

•         lack of healthy volunteers and patients to conduct trials;

•         inability to monitor patients adequately during or after treatment;

•         failure of third party contract research organizations to properly implement or monitor the clinical trial protocols;

•         failure of the FDA, institutional review boards, or IRBs, or other regulatory bodies to approve our clinical trial protocols;

•         inability or unwillingness of medical investigators and IRBs to follow our clinical trial protocols; and

•         lack of sufficient funding to finance the clinical trials.

In addition, we or regulatory authorities may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory authorities find deficiencies in our regulatory submissions or the conduct of these trials. Any suspension of clinical trials will delay possible regulatory approval, if any, and adversely impact our ability to develop products and generate revenue.

We have only conducted Phase 1 and Phase 2 clinical trials. We have never conducted a Phase 3 clinical trial, and may be unable to do so for M-001 or any other future product candidates we may develop.

The submission of a successful IND application and, subject to receipt of required approvals, the conduct of later-stage clinical trials, are complicated processes. As an organization, we have conducted only Phase 1 and Phase 2 clinical trials in Israel in accordance with Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable Israeli legislation, and also conducted Phase 2 clinical trial in Europe. However, we have not conducted a Phase 3 clinical trial or any FDA approved clinical trials before. We also have had limited interactions with the FDA and have not discussed our proposed future Phase 3 clinical trial designs or implementation with the FDA. Consequently, we may be unable to successfully and efficiently execute and complete our planned Phase 2 clinical trials in a way that leads to the approval of Phase 3 clinical trials for M-001. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of M-001. Failure to commence or complete, or delays in, our planned clinical trials, would prevent us from or delay us in developing and commercializing M-001 or any other product candidate we are developing.

We may be forced to abandon development of M-001 altogether, which will significantly impair our ability to generate product revenues.

Upon the completion of any clinical trial, the results of such trial might not support the claims sought by us. Further, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials may not replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that M-001 is safe for humans and effective for indicated uses. Any such failure may cause us to abandon M-001 and may delay development of other product candidates. Any delay in, or termination or suspension of, our clinical trials will delay the requisite filings with the relevant foreign regulatory authorities and, ultimately, our ability to commercialize M-001 and generate product revenues. If the clinical trials do not support our drug product claims, the completion of development of M-001 may be significantly delayed or abandoned, which would materially adversely affect our business, financial condition or results of operations.

Positive results in the previous clinical trials of M-001 may not be replicated in future clinical trials of such product candidate, which could result in development delays or a failure to obtain marketing approval.

Positive results in the previous clinical trials of M-001 may not be predictive of similar results in future clinical trials for such product candidate. Also, interim results during a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biopharmaceutical industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed preclinical studies and clinical trials for M-001 may not be predictive of the results we may obtain in later stage trials. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain FDA or European Medicines Agency, or other applicable regulatory agency, approval for their products.

If we experience delays in the enrollment of participants in our clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for M-001 or any future product candidate if we are unable to locate and enroll a sufficient number of eligible participants to participate in these trials as required by the FDA or other regulatory authorities. Participant enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the population eligible to participate, the proximity of potential participants to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and participants’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. If we fail to enroll and maintain the number of participants for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Additionally, enrollment delays in our clinical trials may result in increased development costs for M-001 and any future product candidate, which would cause our value to decline and limit our ability to obtain additional financing. Our inability to enroll a sufficient number of participants for any of our current or future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether.

If we are not successful in discovering, developing and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives may be impaired.

Although all of our efforts to date have been, and a substantial amount of our efforts in the future are expected to be focused on of the development of M-001, another possible future element of our strategy may include identifying and testing additional compounds that are optimized for peptide-based products. Research programs designed to identify additional product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development or commercialization for many reasons, including the following:

•         the research methodology used may not be successful in identifying potential product candidates;

•         competitors may develop alternatives that render our product candidates obsolete;

•         a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•         a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•         a product candidate may not be accepted as safe and effective by regulatory authorities, patients, the medical community or third-party payors.

If we are unable to identify suitable compounds for preclinical and clinical development, we may not be able to obtain sufficient product revenues in future periods, which likely would result in significant harm to our financial position and adversely impact our stock price.

Reimbursement may not be available for M-001 (if and when approved for commercial sale) or any future product candidates, which could make it difficult for us to sell such products profitably.

Market acceptance and sales of M-001 or any future product candidate will depend on coverage and reimbursement policies and may be affected by healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which products they will pay for and establish reimbursement levels. We cannot be sure that coverage and reimbursement will be available for our products. We also cannot be sure that the amount of reimbursement available, if any, will not reduce the demand for, or the price of, our products. If reimbursement is not available or is available only at limited levels, we may not be able to successfully compete through sales of our proposed products.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the U.S. healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

We expect to experience pricing pressures in connection with the sale of any of our products, should we receive approval, generally due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative proposals. If we fail to successfully secure and maintain adequate coverage and reimbursement for our future products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our products and our business will be harmed.

We are subject to extensive and costly government regulation.

The product we are developing is, and any products we may develop in the future will be, subject to extensive and rigorous domestic government regulation, including with respect to Israel, regulation by the Israeli Ministry of Health, and with respect to the U.S. regulation by the FDA, the Centers for Medicare & Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, including its Office of Inspector General, the U.S. Department of Justice, the Departments of Defense and Veterans Affairs and, to the extent our products are paid for directly or indirectly by those departments, state and local governments and their respective foreign equivalents. The FDA regulates the research, development, preclinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of pharmaceutical products under various regulatory provisions. M-001 or any product candidates we may develop, which will be tested and marketed abroad, will be subject to extensive regulation by foreign governments, whether or not we have obtained the Israeli ministry of Health’s approval and/or FDA approval for M-001 or any other a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding Israeli or U.S. regulation.

Government regulation substantially increases the cost and risk of researching, developing, manufacturing, and selling products. Our failure to comply with these regulations could result in, by way of example, significant fines, criminal and civil liability, product seizures, recalls, withdrawals, withdrawals of approvals, and exclusion and debarment from government programs. Any of these actions, including the inability of our proposed products to obtain and maintain regulatory approval, would have a materially adverse effect on our business, financial condition, results of operations and prospects.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, which may result in necessary changes to clinical trial protocols, which could result in increased costs to us, delay our development timeline or reduce the likelihood of successful completion of our clinical trials.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which we may need to amend clinical trial protocols. Amendments may require us to resubmit our clinical trial protocols to IRBs for review and approval, which may adversely affect the cost, timing and successful completion of a clinical trial. If we experience delays in the completion of, or if we terminate, any of our clinical trials, the commercial prospects for any affected product candidate would be harmed and our ability to generate product revenue would be delayed, possibly materially.

If we acquire or license additional technologies or product candidates, we may incur a number of additional costs, have integration difficulties and/or experience other risks that could harm our business and results of operations.

We may acquire and in-license additional product candidates and technologies. Any product candidate or technologies we in-license or acquire will likely require additional development efforts prior to commercial sale, including extensive preclinical or clinical testing, or both, and approval by the FDA and applicable foreign regulatory authorities, if any. All product candidates are prone to risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate or product developed based on in-licensed technology will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any product candidate that we develop based on acquired or licensed technology that is granted regulatory approval will be manufactured or produced economically, successfully commercialized or widely accepted or competitive in the marketplace. Moreover, integrating any newly acquired or in-licensed product candidates could be expensive and time-consuming. If we cannot effectively manage these aspects of our business strategy, our business may not succeed.

Risks Related to Our Business and Industry

We are a clinical stage biopharmaceutical company with no approved products, which makes it difficult to assess our future viability.

We are a clinical stage biopharmaceutical company with a limited operating history. We have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in rapidly evolving fields, particularly in the pharmaceutical area. For example, to execute our business plan, we will need to successfully:

•         execute on product candidate development activities;

•         obtain required FDA and applicable foreign regulatory approvals for the development and commercialization of any product candidate;

•         maintain, leverage and expand our intellectual property portfolio;

•         build and maintain robust sales, distribution and marketing capabilities, either on our own or in collaboration with strategic partners;

•         gain market acceptance for our products;

•         develop and maintain any strategic relationships we elect to enter into; and

•         manage our spending as costs and expenses increase due to drug discovery, preclinical development, clinical trials, regulatory approvals and commercialization.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop product candidates, raise capital, expand our business or continue our operations.

The members of our management team and certain consultants are important to the efficient and effective operation of our business, and we may need to add and retain additional leading experts. Failure to retain our management and consulting team and add additional leading experts could have a material adverse effect on our business, financial condition or results of operations.

Our executive officers, our management team and technical personnel, as well as certain consultants, are important to the efficient and effective operation of our business, particularly Dr. Ron Babecoff, our Chief Executive Officer, and Dr. Tamar Ben-Yedidia, our Chief Scientific Officer. Our failure to retain the personnel that have developed much of the technology we utilize today, or any other key management and technical personnel, could have a material adverse effect on our future operations. Our success is also dependent on our ability to attract, retain and motivate highly trained technical, and management personnel, among others, to continue the development and commercialization of our current and future products. As of the date of this prospectus, we do not have key-man insurance on any of our officers or consultants.

As such, our future success highly depends on our ability to attract, retain and motivate personnel, including contractors, required for the development, maintenance and expansion of our activities. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified employees or consultants. The loss of personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.

We face significant competition. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may never be profitable.

We will compete against fully integrated pharmaceutical and biopharmaceutical companies and smaller companies that are collaborating with pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs than we do, and have substantially greater financial resources than we do, as well as significantly greater experience in:

•         developing immuno-modulating products (including vaccines);

•         undertaking preclinical testing and human clinical trials;

•         obtaining FDA approvals and addressing various regulatory matters and obtaining other regulatory approvals of drugs;

•         formulating and manufacturing drugs; and

•         launching, marketing and selling drugs.

Generally, our competitors currently include large fully integrated pharmaceutical companies such as Sanofi-Aventis, GlaxoSmithKline, Novartis, AstraZeneca, bioCSL, Baxter and Abbott (Solvay). Our direct competitors are companies and academic research institutes in various developmental stages attempting to develop a universal influenza vaccine, such as SEEK Group, Immune Targeting Systems (ITS) Ltd., Inovio Pharmaceuticals, Inc., FluGen, Inc., Okairos and Janssen Pharmaceuticals. See “Business – Competition”. If our competitors develop and commercialize products faster than we do, or develop and commercialize products that are superior to our product candidates, our commercial opportunities will be reduced or eliminated. Our competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA and foreign regulatory authorities more rapidly than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidate obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may never be profitable.

The extent to which our product candidate achieves market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the biotechnology and biopharmaceutical industry is intense and has been accentuated by the rapid pace of technology development. Our competitors also compete with us to:

•         attract parties for acquisitions, joint ventures or other collaborations;

•         license proprietary technology that is competitive with M-001;

•         attract funding; and

•         attract and hire scientific talent and other qualified personnel.

We may be subject to legal proceedings and/or to product liability lawsuits.

We could incur substantial costs in connection with product liability claims relating to our current or potential product candidates. We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits, which may result in substantial losses.

M-001 or any future product candidate could cause adverse events, including injury, disease or adverse side effects. These adverse events may not be observed in clinical trials, but may nonetheless occur in the future. If any of these adverse events occur, they may render M-001 or any future product candidate ineffective or harmful in some patients, and any future sales would suffer, materially adversely affecting our business, financial condition and results of operations.

In addition, potential adverse events caused by M-001 or any future product candidate could lead to product liability lawsuits. If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit the marketing and commercialization of any future product. Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. For example, changes in laws outside the U.S. are expanding our potential liability for injuries that occur during clinical trials. Product liability insurance is expensive, subject to deductibles and coverage limitations, and may not be available in the amounts that we desire for a price we are willing to pay. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. If, at any time, we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to clinically test, market or commercialize our product candidate. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities, and, as a result, our business, liquidity and results of operations would be materially adversely affected. In addition, the existence of a product liability claim could affect the market price of our ordinary shares, ADSs and ADS warrants.

We are defendants in a lawsuit arising from the cancellation of a Consulting Services Agreement and the outcome is unpredictable.

On May 29, 2014, we entered into a Consulting Services Agreement with a consultant. Pursuant to the Consulting Services Agreement the consultant was granted 1,000,000 options exercisable for 1,000,000 of our ordinary shares, with 50% of the options exercisable at an exercise price of NIS 1.00 (approximately $0.26), and the remaining 50% options at an exercise price of NIS 2.50 (approximately $0.66). In addition, under the terms of the agreement, the consultant contended that it was also entitled to 2.5% of the net proceeds received as a result of our initial public offering in May 2015. On March 2, 2015, we unilaterally cancelled this Consulting Services Agreement. As a result of the cancellation of the Consulting Services Agreement all options previously granted to the consultant, vested or unvested, expired. The cancellation notice also provided that all rights and benefits previously granted to the consultant pursuant to the Consulting Services Agreement are invalid. On September 9, 2015, the consultant brought a suit against us in the Israeli magistrate court in Tel Aviv, claiming that we wrongfully terminated the Consulting Services Agreement and requesting monetary compensation in the amount of approximately NIS 1.5 million (approximately $0.4 million) and the reinstatement of the previously cancelled options. On November 11, 2015, we filed our defense. In a pre-trial meeting, which took place on February 23, 2016, the court asked the parties to consider a settlement agreement with the consultant. The parties submitted affidavits to the court. An additional pre-trial meeting was set for February 13, 2017. We intend to vigorously defend against such claim. However, litigation is unpredictable, and we cannot make any representations as to what the actual outcome would be due to the many intangibles presented in all litigations. We believe this monetary compensation and the reinstatement of the cancelled options will not pose a material financial burden on us in the event that the Israeli court rules in favor of the consultant.

If our employees commit fraud or other misconduct, including noncompliance with regulatory standards and requirements and insider trading, our business may experience serious adverse consequences.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards we have established, to comply with federal and state health-care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. Our board of directors adopted a Code of Ethics upon the listing of our securities on the NASDAQ Capital Market. However, it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

In addition, during the course of our operations, our directors, executives and employees may have access to material, nonpublic information regarding our business, our results of operations or potential transactions we are considering. If a director, executive or employee was to be investigated, or an action was to be brought against a director, executive or employee for insider trading, it could have a negative impact on our reputation and the market price of the securities. Such a claim, with or without merit, could also result in substantial expenditures of time and money, and divert attention of our management team from other tasks important to the success of our business.

Specifically, on March 29, 2016, in connection with an investigation conducted by the Israeli Securities Authority, or ISA, regarding certain shareholders of BiondVax, not including among them CEO and director Dr. Babecoff, alleged use of inside information, Dr. Babecoff was investigated by the ISA under warning. After fully cooperating with the ISA investigators, Dr. Babecoff was released subject to certain restrictions, including a deposit of a cash collateral. On April 10, 2016, the Audit Committee and the Board of Directors of the Company approved the payment of NIS 200,000, to be increased by an additional amount of up to NIS 200,000, as needed, for the benefit of Dr. Babecoff, for the purpose of placing the cash collateral required, in accordance with the Companies Law, and in accordance with the exemption and indemnification letter between the Company and Dr. Babecoff. Although Dr. Babecoff continues to fulfill all his duties to the Company and the Company is not a party to the investigation and continues its business operations as usual, the outcome of the pending investigation is unclear at this stage. The investigation or an additional action brought against Dr. Babecoff on these alleged charges could adversely affect our reputation and the market price of the securities, may cause additional expenses to Company and divert attention of our management team from other tasks important to the success of our business.

We may encounter difficulties in managing our growth. Failure to manage our growth effectively will have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully grow and expand. Successful implementation of our business plan will require management of growth, including potentially rapid and substantial growth, which will result in an increase in the level of responsibility for management personnel and place a strain on our human and capital resources. To manage growth effectively, we will be required to continue to implement and improve our operating and financial systems and controls to expand, train and manage our employee base. Our ability to manage our operations and growth effectively will require us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient talented personnel. If we are unable to scale up and implement improvements to our control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to successfully commercialize our product candidate or future products. Failure to attract and retain sufficient talented personnel will further strain our human resources and could impede our growth or result in ineffective growth. Moreover, the management, systems and controls currently in place or to be implemented may not be adequate for such growth, and the steps we have taken to hire personnel and to improve such systems and controls might not be sufficient. If we are unable to manage our growth effectively, it will have a material adverse effect on our business, results of operations and financial condition.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

Our business will expose us to potential liability that results from risks associated with conducting clinical trials and any future product candidate. We currently are not conducting any clinical trial, but expect we will be required to obtain clinical trial liability insurance coverage for our future planned phase 2 or phase 3 clinical trials. A successful clinical trial liability claim, if any, brought against us could have a material adverse effect on our business, prospects, financial condition and results of operations even though clinical trial insurance is successfully maintained or obtained. The current and planned insurance coverages may only mitigate a small portion of a substantial claim against us.

In addition, we may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage the Company.

Recent disruptions in the financial markets and economic conditions could affect our ability to raise capital.

In recent years, the U.S. and global economies suffered dramatic downturns as the result of a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The U.S. and certain foreign governments have recently taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may cause a significant impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Our current management team has limited experience in managing and operating a publicly traded U.S. company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Although our ordinary shares trade on the TASE and we file reports in Israel, our current management team has limited experience managing and operating a publicly traded U.S. company. Failure to comply or adequately comply with any laws, rules or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation or financial condition and could result in delays in achieving the development of an active and liquid trading market for the securities.

We may be subject to extensive environmental, health and safety, and other laws and regulations in multiple jurisdictions.

Our business involves the controlled use, directly or indirectly through our service providers, of hazardous materials, various biological compounds and chemicals; therefore, we, our agents and our service providers may be subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. The risk of accidental contamination or injury from these materials cannot be eliminated. If an accident, spill or release of any regulated chemicals or substances occurs, we could be held liable for resulting damages, including for investigation, remediation and monitoring of the contamination, including natural resource damages, the costs of which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials and chemicals. Although we maintain workers’ compensation insurance to cover the costs and expenses that may be incurred because of injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Additional or more stringent federal, state, local or foreign laws and regulations affecting our operations may be adopted in the future. We may incur substantial capital costs and operating expenses and may be required to obtain consents to comply with any of these or certain other laws or regulations and the terms and conditions of any permits or licenses required pursuant to such laws and regulations, including costs to install new or updated pollution control equipment, modify our operations or perform other corrective actions at our respective facilities or the facilities of our service providers. For instance, we have undergone inspections and obtained approvals from various governmental agencies.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

In some countries, particularly the countries comprising the European Union, or the EU, the pricing of pharmaceuticals and certain other therapeutics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

Risks Related to Our Intellectual Property

M-001 is based on an exclusive license from Yeda, and we could lose our rights to this license if a dispute with Yeda arises or if we fail to comply with the financial and other terms of the license.

We license our core intellectual property from Yeda under an exclusive license agreement, pursuant to which received an exclusive worldwide license for the development, manufacturing, use, marketing, sale, distribution and importing of products that are directly or indirectly based on certain patents and patent applications owned by Yeda and/or certain other intellectual property to be developed by Yeda and related thereto. Pursuant to the terms of the license agreement, unless earlier terminated in accordance with the provisions thereof, the license agreement will terminate upon the later of: (i) the expiration date of the last patent licensed thereunder; (ii) in the event only one product will be developed and/or commercialized by utilizing the licensed intellectual property, 15 years from the date of first commercial sale of such product in either the U.S or Europe, following receipt of New Drug Approval from the FDA or equivalent approval in any European country for such product; (iii) in the event that more than one product will be developed and/or commercialized by utilizing the licensed intellectual property, following the receipt of New Drug Approval from the FDA or equivalent approval in any European country for such product, the expiry of a 20 year period during which there shall not have been a sale of any such products in either the U.S. or Europe. However, Yeda is entitled to terminate the exclusivity rights or to terminate the license agreement with 30 days prior written notice to us if: (a) no commercial sales of at least one product are initiated during six months after receipt of an FDA or similar regulatory approval for commercial marketing; or (b) no sales of any products are reported for over a year after sales of a product have commenced. Yeda will also be entitled to terminate the license agreement by written notice: (x) in the event we materially breach any of our obligations under the agreement, provided that such material breach is un-curable or, if curable, is not cured by us within 30 days (or in the case of failure by us to make payments due to Yeda in connection with the license agreement, 10 days) from receipt of notice of such breach; or (y) in the event a temporary or permanent liquidator is appointed for our Company, a resolution is passed to voluntary wind up our Company, or an order or act is granted for the winding up of our Company, provided that if such order or act was initiated by any third party, such order or act is not cancelled within 120 days; or (z) we contest the validity of one of the patents registered by Yeda. Upon termination of the license agreement, other than pursuant to (i) through (iii) above, all rights and documents will be returned to Yeda, and we will be required to grant Yeda an exclusive world-wide irrevocable license to our know-how and products which are based on the intellectual property licensed form Yeda or that were discovered or occur or arise from the performance of our development work pursuant to the license agreement. In the event that Yeda terminates the license agreement due to any reason other than (a), (b) or (x) through (z) above, we will be entitled to receive royalty payments equal to 25% of the net proceeds received by Yeda from the grant to third parties, within the five years following the termination of the license agreement, of a license or other rights which include our developments, up to the aggregate amount of research fund actually expended by us for development. If Yeda terminates the license agreement or licenses to a third party the intellectual property licenses to us pursuant to the license agreement, or if any dispute arises with respect to our arrangement with Yeda, such dispute may disrupt our operations and would likely have a material and adverse impact on us if resolved in a manner that is unfavorable to us. Our current product candidate is based on the intellectual property licensed under the license agreement, and if the license agreement is terminated, it would have a material adverse effect on our business, prospects and results of operations.

If we fail to adequately protect, enforce or secure rights to the patents which we own or that were licensed to us or any patents we may own in the future, the value of our intellectual property rights would diminish and our business and competitive position would suffer.

Our success, competitive position and future revenues, if any, depend in part on our ability to obtain and successfully leverage intellectual property covering our products and product candidates, know-how, methods, processes and other technologies, to protect our trade secrets, to prevent others from using our intellectual property and to operate without infringing the intellectual property rights of third parties.

The risks and uncertainties that we face with respect to our intellectual property rights include, but are not limited to, the following:

•         the degree and range of protection any patents will afford us against competitors;

•         the patents concerning our business activities were not registered in all countries and therefore our patent protection may be lacking in some territories;

•         if and when patents will be issued;

•         whether or not others will obtain patents claiming aspects similar to those covered by our own or licensed patents and patent applications;

•         we may be subject to interference proceedings;

•         we may be subject to opposition or post-grant proceedings in foreign countries;

•         any patents that are issued may not provide meaningful protection;

•         we may not be able to develop additional proprietary technologies that are patentable;

•         other companies may challenge patents licensed or issued to us or our customers;

•         other companies may independently develop similar or alternative technologies, or duplicate our technologies;

•         other companies may design around technologies we have licensed or developed;

•         enforcement of patents is complex, uncertain and expensive; and

•         we may need to initiate litigation or administrative proceedings that may be costly whether we win or lose.

If patent rights covering our products and methods are not sufficiently broad, they may not provide us with any protection against competitors with similar products and technologies. Furthermore, if the United States Patent and Trademark Office, or the USPTO, or any foreign patent office issue patents to us or our licensors, others may challenge the patents or design around the patents, or the patent office or the courts may invalidate the patents. Thus, any patents we own or license from or to third parties may not provide any protection against our competitors.

We cannot be certain that patents will be issued as a result of any pending applications, and we cannot be certain that any of our issued patents or patents licensed from Yeda (or any other third-party in the future) will give us adequate protection from competing products. For example, issued patents, including the patents licensed by us, may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope.

In addition, since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make our inventions or to file patent applications covering those inventions.

It is also possible that others may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

In addition to patents and patent applications, we depend upon proprietary know-how to protect our proprietary technology. We require our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. We also require our employees and consultants to disclose and assign to us their ideas, developments, discoveries and inventions. These agreements may not, however, provide adequate protection for our know-how or other proprietary information in the event of any unauthorized use or disclosure.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to office actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the USPTO to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome is favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial and could divert management’s resources and attention. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that a court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents, redesign our products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms or at all). In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our product candidate, technologies or other matters. Any claims of infringement asserted against us, whether or not successful, may have a material adverse effect on us.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to enter into these types of agreements with our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with M-001 or any future product candidates. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•         these agreements may be breached;

•         these agreements may not provide adequate remedies for the applicable type of breach;

•         our proprietary know-how will otherwise become known; or

•         our competitors will independently develop similar technology or proprietary information.

International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent law outside the United States may be different than in the United States. Further, the laws of some foreign countries, such as China where certain patents owned or licensed by us were granted, may not protect our intellectual property rights to the same extent as the laws of the United States, if at all. A failure to obtain sufficient intellectual property protection in any foreign country could materially and adversely affect our business, results of operations and future prospects. Moreover, we may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and divert management’s resources and attention. Additionally, due to uncertainty in patent protection law, we have not filed patent applications in many countries where significant markets exist.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•         others may be able to make compounds that are the same as or similar to M-001 or any future product candidate but that are not covered by the claims of the patents that we own or have exclusively licensed;

•         we or our licensors or any future strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

•         we or our licensors or any future strategic partners might not have been the first to file patent applications covering certain of our inventions;

•         others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•         it is possible that our pending patent applications will not lead to issued patents;

•         issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•         our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•         we may not develop additional proprietary technologies that are patentable; and

•         the patents of others may have an adverse effect on our business.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. In addition, the Israeli Supreme Court ruled in 2012 that an employee who receives a patent or contributes to an invention during his employment may be allowed to seek compensation for such contributions from his or her employer, even if the employee’s contract of employment specifically states otherwise and the employee has transferred all intellectual property rights to the employer. The Israeli Supreme Court ruled that the fact that a contract revokes an employee’s right for royalties and compensation, does not rule out the right of the employee to claim their right for royalties. As a result, it is unclear whether and, if so, to what extent our employees may be able to claim compensation with respect to our future revenue. We may receive less revenue from future products if any of our employees successfully claim for compensation for their work in developing our intellectual property, which in turn could impact our future profitability.

Risks Related to Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our senior management, our head executive office, research and development, and manufacturing facilities are located, may adversely affect our results of operations.

Our head executive office, our research and development facilities, our current manufacturing facility, as well as some of our clinical sites are located in Israel. Our officers and most of our directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During the summer of 2006 and the fall of 2012, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008, January 2009, November 2012 and July 2014, there were escalations in violence between Israel, on the one hand, and Hamas, the Palestinian Authority and/or other groups, on the other hand, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern and central Israel, including near Tel Aviv and at areas surrounding Jerusalem. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Our offices and laboratory, located in Nes Ziona, Israel, are within the range of the missiles and rockets that have been fired at Israeli cities and towns from Gaza sporadically since 2006, with escalations in violence (such as the recent escalation in July 2014) during which there were a substantially larger number of rocket and missile attacks aimed at Israel. In addition, since February 2011, Egypt has experienced political turbulence and an increase in terrorist activity in the Sinai Peninsula following the resignation of Hosni Mubarak as president. This turbulence included protests throughout Egypt, and the appointment of a military regime in his stead, followed by the elections to parliament which brought groups affiliated with the Muslim Brotherhood (which had been previously outlawed by Egypt), and the subsequent overthrow of this elected government by a military regime. Such political turbulence and violence may damage peaceful and diplomatic relations between Israel and Egypt, and could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region, including Syria which shares a common border with Israel, and is affecting the political stability of those countries. Since April 2011, internal conflict in Syria has escalated, and evidence indicates that chemical weapons have been used in the region. This instability and intervention may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries, and may have the potential for causing additional conflicts in the region. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, and various rebel militia groups in Syria. Additionally, a violent jihadist group named Islamic State of Iraq and Levant (ISIS) is involved in hostilities in Iraq and Syria and have been growing in influence. Although ISIS’s activities have not directly affected the political and economic conditions in Israel, ISIS’s stated purpose is to take control of the Middle East, including Israel. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, financial condition and results of operations.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws, against us, or our executive officers and directors or asserting U.S. securities laws claims in Israel.

None of our directors or officers are residents of the United States, except for director Jack Rosen. Director George Lowell is a dual U.S. and Israel citizen. Most of our directors’ and officers’ assets and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Under applicable U.S. and Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees and key consultants. These agreements prohibit our employees and key consultants, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period of time. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. based corporations. In particular, a shareholder of an Israeli company, such as us, has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards us and other shareholders and to refrain from abusing its power in us, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to our articles of association, an increase of our authorized share capital, a merger and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders vote or to appoint or prevent the appointment of an office holder of ours or other power towards us has a duty to act in fairness towards us. However, Israeli law does not define the substance of this duty of fairness. See “Management — Approval of Related Party Transactions under Israeli Law.” Since Israeli corporate law underwent extensive revisions approximately 15 years ago, the parameters and implications of the provisions that govern shareholder behavior have not been clearly determined. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, the holder of a majority of each class of securities of the target company must approve a merger. Moreover, a full tender offer can only be completed if the acquirer receives at least 95% of the issued share capital (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer, except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer), and the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition the court to alter the consideration for the acquisition (unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights).

Our articles of association provide that our directors (other than external directors) are elected to terms, with only a two or three of our directors (other than external directors) to be elected each year, in each case for a term of three years. Our 2015 annual general meeting approved the staggering and extension of the term of our board members. The staggering of the terms of our directors prevents a potential acquirer from readily replacing our entire board of directors at a single annual general shareholder meeting. This could prevent an acquirer from seeking to effect a change in control of our company by proposing an acquisition proposal offer opposed by our board, even if beneficial to our shareholders.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to those of our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no actual disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

We have received Israeli government grants for certain research and development expenditures. The terms of these grants and loans may require us to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. In addition, under the Encouragement of Industrial, Research and Development Law, 5744-1984, or the Research Law, to which we are subject due to our receipt of grants from the National Authority for Technological Innovation, or NATI, of the Israeli Ministry of Economy, formerly known as the OCS, a recipient of NATI grants such as us must report to the applicable authority of NATI regarding any change of control or any change in the holding of the means of control of our Company which transforms any non-Israeli citizen or resident into an “interested party”, as defined in the Research Law, in our Company, and in the latter event, the non-Israeli citizen or resident shall execute an undertaking in favor of the NATI, in a form provided under the NATI guidelines, as published on NATI’s website.

Because a certain portion of our expenses is incurred in currencies other than the U.S. Dollar, our results of operations may be harmed by currency fluctuations and inflation.

Our reporting and functional currency is the NIS, but some portion of our clinical trials and operations expenses are in the U.S. Dollar and Euro. As a result, we are exposed to some currency fluctuation risks. We may, in accordance with our Audit Committee’s resolutions, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the currencies mentioned above in relation to the NIS. These measures, however, may not adequately protect us from adverse effects.

We have received Israeli government grants for certain of our research and development activities. The terms of these grants may require us to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. We may be required to pay penalties in addition to the repayment of the grants. Such grants may be terminated or reduced in the future, which would increase our costs.

Under the Research Law, and prior to the legislation amendment replacing the OCS with NATI, research and development programs which meet specified criteria and are approved by a committee of the OCS are eligible for grants (see “Business — Research Grants — Grants under the Israeli Encouragement of Industrial and Development Law”). The grants awarded are typically up to 50% of the project’s expenditures, as determined by the research committee. The grantee is required to pay royalties to the OCS on income generated from the sale of products (and related services associated with such products), whether received by the grantee or any affiliated entity, as defined in the Encouragement of Industrial Research and Development Regulations (Royalty Rates and Rules for Payment), 5756-1996, or the Royalty Regulations, developed, in whole or in part, within the framework of an OCS-funded project or deriving therefrom. In accordance with the provisions of the Royalty Regulations, royalties are paid beginning from the date of the sale of the first product developed according to an OCS-funded project at rates between 3% to 6% of sales of the product, depending on the situation and applicable criteria, and are payable until the repayment of the full amount of the total OCS funding and accrued interest (LIBOR), or in certain cases, payable up to the increased royalty cap. The terms of the OCS participation also require that products developed using government grants be manufactured in Israel and that the technology developed thereunder may not be transferred outside of Israel, unless approval is received from the OCS (such approval is not required for the transfer of a portion of the manufacturing capacity which does not exceed, in the aggregate, 10% of the portion declared to be manufactured abroad in the applications for funding, in which case only notification is required) and additional payments are made to the OCS. However, this does not restrict the export of products that incorporate the funded technology. Following the full payment of such royalties and interest, there is generally no further liability for payment. Nonetheless, the restrictions under the Research Law (as generally specified herein) will continue to apply even after we have repaid the full amount of royalty payable pursuant to the grants.

Subject to prior consent of the OCS, we may transfer the OCS-funded know-how to another Israeli company. If the OCS-funded know-how is transferred to another Israeli entity, the transfer would still require OCS approval but will not be subject to the payment of the redemption fee (although there will be an obligation to pay royalties to the OCS from the income of such sale transaction as part of the royalty payment obligation). In such case, the acquiring company would have to assume all of the selling company’s responsibilities towards the OCS as a condition to OCS approval.

Our research and development efforts have been financed, partially, through grants that we have received from the OCS. We therefore must comply with the requirements of the Research Law and related regulations. As of September 30, 2016, we have received NIS 19.5 million ($5.1 million) in OCS grants. We did not receive additional OCS grants from September 30, 2016 through the date of this prospectus. As a result of our receipt of these grants, the discretionary approval of an OCS committee will be required for any transfer to third parties outside of Israel of rights related to M-001, which has been developed with OCS funding. We may not receive the required approvals should we wish to transfer this technology, manufacturing and/or development outside of Israel in the future. We may be required to pay penalties in addition to repayment of the grants. Such grants may be terminated or reduced in the future, which would increase our costs. OCS approval is not required for the export of any products resulting from the OCS funded research or development in the ordinary course of business.

On July 29, 2015, the Israeli parliament amended the Research Law to establish the NATI, which will replace the OCS. NATI is intended to have greater power and freedom than the OCS in launching creative funding tracks and instituting new guidelines that will govern the transferability and licensing of the resulting technology. NATI was formed as of January 1, 2016, and new grant tracks and guidelines will be published from time to time. Until NATI launches into full operations, which may take a few months, the existing OCS regulations will continue to apply. We cannot assess at this time how the amended Research Law will affect our obligations to the OCS and any future grants received, if at all from NATI.

Risks Related to our Securities

The warrants are speculative in nature and with no established trading market.

The ADS warrants do not confer any rights of ownership of ADSs on its holders but only represent the right to acquire ADSs at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the ADSs and pay an exercise price per share of $6.25 per ADS, subject to adjustment upon certain events, prior to five years from the date of issuance, after which date any unexercised ADS warrants will expire and have no further value. Furthermore, at the time of exercise the holder must pay a fee of $0.05 per ADS and any other applicable taxes or charges for issuance of ADSs.

We incur significant additional increased costs as a result of becoming a public company in the United States as well as in Israel, and our management is required to devote substantial additional time to new compliance initiatives as well as to compliance with ongoing U.S. and Israeli reporting requirements.

We are a publicly traded company in the U.S and Israel. As a public company in the U.S., we incur additional significant accounting, legal and other expenses that we did not incur before our initial public offering. We also incur costs associated with corporate governance requirements of the SEC and the NASDAQ Capital Market, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC and the NASDAQ Capital Market, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, if any, or as executive officers.

Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a PFIC.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a PFIC for U.S. federal income tax purposes. Although we were not a PFIC in 2015 and 2016, there can be no assurance that we are not or will not be classified as a PFIC in any year. If we were to be characterized as a PFIC for U.S. federal income tax purposes in any taxable year during which a U.S. Investor, as defined in “Taxation — U.S. Federal Income Tax Consequences”, owns ADSs, such U.S. Investor could face adverse U.S. federal income tax consequences, including having gains realized on the sale of the ADSs classified as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on the ADSs by individuals who are U.S. Investors, and having interest charges apply to distributions by us and the proceeds of ADS sales. Certain elections exist that may alleviate some adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of the ADSs; however, we do not intend to provide the information necessary for U.S. Investors to make “qualified electing fund elections” if we are classified as a PFIC. If we are a PFIC in any year, U.S. investors may be subject to additional IRS filing requirements, including the filing of IRS Form 8621, as a result of directly or indirectly owning stock of a PFIC. See “Taxation — U.S. Federal Income Tax Consequences.”

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, results of operation or financial condition. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of the ADSs and warrants.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of the ADSs and warrants. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make the ADSs and warrants less attractive to investors.

For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

•         an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

•         an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We will be an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of the ADSs pursuant to an effective registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined in Regulation S-K of the Securities Act.:

We cannot predict if investors will find the securities less attractive because we may rely on these exemptions. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the market price of the securities may be more volatile.

We are a “foreign private issuer” and have disclosure obligations that are different from those of U.S. domestic reporting companies.

We are a foreign private issuer and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. Furthermore, although under a recent amendment to the regulations promulgated under the Companies Law, as an Israeli public company listed overseas we will be required to disclose the compensation of our five most highly compensated officers on an individual basis (rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas prior to such amendment), this disclosure will not be as extensive as that required of U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report short-swing profit recovery contained in Section 16 of the Exchange Act. Also, as a “foreign private issuer,” we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

As a “foreign private issuer,” we are permitted, and intend, to follow certain home country corporate governance practices instead of otherwise applicable SEC and NASDAQ Capital Market requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

As a “foreign private issuer,” we will be permitted, and intend, to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of the NASDAQ Capital Market for domestic U.S. issuers. For instance, we intend to follow home country practice in Israel with regard to, among other things, board independence requirements, director nomination procedures and quorum requirements. In addition, we may follow our home country law instead of the listing rules of the NASDAQ Capital Market that require that we obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of us, certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and certain acquisitions of the stock or assets of another company. We also intend to follow our home country rules regarding the periodic approval of and changes to the formal charter for our compensation committee instead of the listing rules of the NASDAQ Capital Market. We may in the future elect to follow home country corporate governance practices in Israel with regard to other matters. Following our home country corporate governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the NASDAQ Capital Market may provide less protection to you than what is accorded to investors under the listing rules of the NASDAQ Capital Market applicable to domestic U.S. issuers. See “Management — NASDAQ Capital Market listing rules and Home Country Practices.”

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our traded securities, our securities price and trading volume could be negatively impacted.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts, and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding the securities, or provide more favorable relative recommendations about our competitors, the price of the securities would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could negatively impact the price of the securities or their trading volume.

The market price for the ADS warrants may be volatile.

The market price for the ADS warrants is likely to be highly volatile and subject to wide fluctuations in response to numerous factors including the following:

•         our failure to obtain the approvals necessary to commence further clinical trials;

•         results of clinical and preclinical studies;

•         announcements of regulatory approval or the failure to obtain it, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•         announcements of technological innovations, new products or product enhancements by us or others;

•         adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•         changes or developments in laws, regulations or decisions applicable to our product candidates or patents;

•         any adverse changes to our relationship with manufacturers or suppliers;

•         announcements concerning our competitors or the pharmaceutical or biotechnology industries in general;

•         achievement of expected product sales and profitability or our failure to meet expectations;

•         our commencement of or results of, or involvement in, litigation, including, but not limited to, any product liability actions or intellectual property infringement actions;

•         any major changes in our board of directors, management or other key personnel;

•         legislation in the United States, Europe and other foreign countries relating to the sale or pricing of pharmaceuticals;

•         announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

•         expiration or terminations of licenses, research contracts or other collaboration agreements;

•         public concern as to the safety of therapeutics we, our licensees or others develop;

•         success of research and development projects;

•         developments concerning intellectual property rights or regulatory approvals;

•         variations in our and our competitors’ results of operations;

•         changes in earnings estimates or recommendations by securities analysts, if our ordinary shares or the ADSs are covered by analysts;

•         future issuances of ordinary shares, ADSs or other securities;

•         general market conditions, including the volatility of market prices for shares of biotechnology companies generally, and other factors, including factors unrelated to our operating performance; and

•         the other factors described in this “Risk Factors” section.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of the ADS warrants, which would result in substantial losses by our investors.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of any particular company. These market fluctuations may also have a material adverse effect on the market price of the ADS warrants.

Our ordinary shares, the ADSs and ADS warrants are traded on different markets and this may result in price variations.

Our ordinary shares have been traded on the TASE since August 2007. Our ADSs and warrants are traded on The NASDAQ Capital Market. Trading in these securities on these markets takes place in different currencies (dollars on NASDAQ and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of our securities on these two markets may differ due to these and other factors.

Substantial future sales or perceived potential sales of our ordinary shares, ADSs or warrants in the public market could cause the price of our ordinary shares, the ADSs and warrants to decline.

Substantial sales of our ordinary shares the ADSs or ADS warrants, either on the TASE or on NASDAQ, as applicable, may cause the market price of our ordinary shares, ADSs and ADS warrants to decline. All of our outstanding ordinary shares are registered and available for sale in Israel. Sales by us or our security holders of substantial amounts of our ordinary shares, ADSs or ADS warrants, or the perception that these sales may occur in the future, could cause a reduction in the market price of our ordinary shares, ADSs or ADS warrants.

The issuance of any additional ordinary shares, any additional ADSs, or any securities that are exercisable for or convertible into our ordinary shares or ADSs, may have an adverse effect on the market price of our ordinary shares, the ADSs and the ADS warrants and will have a dilutive effect on our existing shareholders and holders of ADSs and ADS warrants.

We have not paid, and do not intend to pay, dividends on our ordinary shares and, therefore, unless our traded securities appreciate in value, our investors may not benefit from holding our securities.

We have not paid any cash dividends on our ordinary shares since inception. We do not anticipate paying any cash dividends our ordinary shares in the foreseeable future. Moreover, the Israeli Companies Law, as amended, or the Companies Law, imposes certain restrictions on our ability to declare and pay dividends. See “Description of Share Capital — Dividends” for additional information. As a result, investors in the ADSs, ADS warrants or ordinary shares will not be able to benefit from owning these securities unless their market price becomes greater than the price paid by such investors and they are able to sell such securities. We cannot assure you that you will ever be able to resell our securities at a price in excess of the price paid.

You may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited ordinary shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. In addition, the depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the depositary to exercise their rights as our shareholders.

Holders of the ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement for the ADSs. Under Israeli law, the minimum notice period required to convene a shareholders meeting is no less than 35 or 21 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of the ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of the ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of the ADSs may not be able to exercise their right to vote and they may lack recourse if their ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

You may be subject to limitations on transfer of your ADSs.

Your ADSs and ADS warrants are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs and ADS warrants generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

Your percentage ownership in us may be diluted by future issuances of share capital, which could reduce your influence over matters on which shareholders vote.

Our board of directors has the authority, in most cases without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares, including ordinary shares issuable upon the exercise of outstanding warrants and options. Issuances of additional shares would reduce your influence over matters on which our shareholders vote.

Management will have broad discretion as to the use of the proceeds from the exercise of the warrants, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from the exercise of the ADS warrants held by the public investor and the representatives of the underwriters and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of ADSs or ADS warrants (see “Use of Proceeds”). Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of the ADSs and ADS warrants to decline.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our expectations, beliefs and intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements may be included in, among other things, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.”

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. In evaluating forward-looking statements, you should consider these risks and uncertainties.

EXCHANGE RATE INFORMATION

As of September 30, 2016, the daily representative exchange rate of NIS per U.S. dollars was 3.758. The following table sets forth information regarding the exchange rates of NIS per U.S. dollars for the periods indicated. Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. $
Year Ended December 31,	High	Low	Average	Period End
2016	3.983	3.746	3.841	3.845
2015	4.053	3.761	3.887	3.902
2014	3.994	3.402	3.577	3.889
2013	3.791	3.471	3.609	3.471
2012	4.084	3.700	3.858	3.733
2011	3.821	3.363	3.579	3.821
2010	3.894	3.549	3.732	3.549
2009	4.256	3.690	3.923	3.775

	NIS per U.S. $
Nine Months Ended September 30,	High	Low	Average	Period End
2016	3.983	3.746	3.841	3.845
2015	4.053	3.761	3.886	3.923

	NIS per U.S. $
Month Ended	High	Low	Average	Period End
Jan 31, 2017 (until Jan 30, 2017)	3.860	3.783	3.821	3.785
Dec 31, 2016	3.867	3.787	3.829	3.845
Nov 30, 2016	3.867	3.799	3.843	3.839
Oct 31, 2016	3.856	3.778	3.822	3.849
Sep 30, 2016	3.786	3.746	3.766	3.758
Aug 31, 2016	3.829	3.754	3.795	3.786
July 31, 2016	3.895	3.828	3.857	3.828

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the TASE under the symbol “BNDX” since June 18, 2007 and under the symbol “BVXV” since May 18, 2015. No trading market currently exists for our ordinary shares in the United States. Following the completion of an initial public offering, we listed ADSs and ADS warrants on the NASDAQ Capital Market under the symbol “BVXV” and “BVXVW”, respectively.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars.

	NIS		U.S. dollar ($)
	Price Per Ordinary Share		Price Per Ordinary Share(1)
	High	Low	High	Low
Annual:
2016	0.389	0.323	0.103	0.09
2015	0.769	0.330	0.205	0.088
2014	0.796	0.575	0.212	0.153
2013	1.052	0.597	0.280	0.159
2012	1.712	0.736	0.456	0.196
2011	3.139	1.37	0.835	0.365
2010	4.005	2.026	1.066	0.539
Quarterly:
First Quarter 2017 (until January 30, 2017)	0.491	0.320	0.131	0.085
Fourth Quarter 2016	0.373	0.323	0.099	0.086
Third Quarter 2016	0.369	0.325	0.098	0.086
Second Quarter 2016	0.389	0.326	0.104	0.087
First Quarter 2016	0.389	0.338	0.104	0.090
Fourth Quarter 2015	0.405	0.351	0.108	0.093
Third Quarter 2015	0.462	0.330	0.123	0.088
Second Quarter 2015	0.728	0.420	0.194	0.112
First Quarter 2015	0.769	0.623	0.205	0.166
Fourth Quarter 2014	0.759	0.595	0.202	0.158
Third Quarter 2014	0.788	0.594	0.210	0.158
Second Quarter 2014	0.79	0.69	0.210	0.184
First Quarter 2014	0.796	0.575	0.212	0.153
Fourth Quarter 2013	0.817	0.601	0.217	0.160
Third Quarter 2013	0.822	0.638	0.219	0.170
Second Quarter 2013	0.751	0.597	0.200	0.159
Most Recent Six Months:
Jan 2017 (until January 30, 2017)	0.491	0.320	0.131	0.085
Dec 2016	0.353	0.323	0.094	0.086
Nov 2016	0.367	0.329	0.098	0.088
Oct 2016	0.373	0.362	0.099	0.096
Sep 2016	0.366	0.351	0.097	0.093
Aug 2016	0.369	0.325	0.098	0.086
July 2016	0.343	0.327	0.091	0.087

____________

(1)      Calculated using the exchange rate reported by the Bank of Israel for September 30, 2016, at the rate of one U.S. dollar per NIS 3.758.

As of September 30, 2016, there were two shareholders of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares, as the shares of most our shareholders who hold ordinary shares that are traded on the TASE until recently were recorded in the name of our Israeli share registrar, Bank Leumi Registration Company Ltd. Due to the cessation of operation of Bank Leumi Registration Company Ltd., we had engaged with Mizrahi Tefahot Bank Registration Company Ltd. for the transfer of ordinary shares that were held by Bank Leumi. Following such engagement, the shares of most our shareholders who hold ordinary shares that are traded on the TASE will be recorded in the name Mizrahi Tefahot Bank Registration Company Ltd. As of September 30, 2016, there were no record holders of our ordinary shares in the United States.

MARKET INFORMATION FOR OUR ADS and ADS WARRANTS

We listed ADSs and ADS warrants on the NASDAQ Capital Market on May 12, 2015, under the symbols “BVXV” and “BVXVW”, respectively. Prior to that date, there was no public trading market for our securities on NASDAQ. Our initial public offering was priced at $5.00 per ADS and $0.01 per ADS warrant on May 11, 2015. Each whole ADS warrant entitles the holder to purchase one ADS at an exercise price of $6.25. The following tables set forth for the periods indicated the high and low sales prices per ADS and ADS warrants as reported on the NASDAQ Capital Market:

BVXV
Month Ended	High	Low
January 31, 2017 (until January 30, 2017)	$5.25	$3.58
December 31, 2016	$3.85	$3.35
November 30, 2016	$3.90	$3.25
October 30, 2016	$3.94	$3.66
September 30, 2016	$3.94	$3.60
August 31, 2016	$3.88	$3.31
July 31, 2016	$3.67	$3.31
June 30, 2016	$3.90	$3.30
May 31, 2016	$3.89	$3.40

BVXVW
Month Ended	High	Low
January 31, 2017 (until January 30, 2017)	$0.79	$0.37
December 31, 2016	$0.39	$0.37
November 30, 2016	$0.47	$0.37
October 30, 2016	$0.60	$0.38
September 30, 2016	$0.70	$0.41
August 31, 2016	$0.50	$0.37
July 31, 2016	$0.60	$0.40
June 30, 2016	$0.60	$0.60
May 31, 2016	$0.80	$0.40

On February 2, 2017, the last reported sale price of our ADS and the ADS warrants on the Nasdaq Capital Market was $4.90 and $0.80, respectively.

USE OF PROCEEDS

Assuming the exercise of all of the ADS warrants for cash held by the public investors, of which no assurance can be provided, we will receive gross proceeds of $12.74 million. Assuming the exercise of all of the representative’s warrants for cash held by the representatives of the underwriters, of which no assurance can be provided, we will receive gross proceeds of $0.59 million. Assuming the exercise of all of the ADS warrants and the representative’s warrants in full for cash, we will receive gross proceeds of $13.33 million.

We intend to use the proceeds from the exercise of the ADS warrants and representative’s warrants for working capital, operating expenses and other general corporate purposes.

DIVIDENDS AND DIVIDEND POLICY

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant. In addition, the distribution of dividends is limited by Israeli law, which permits the distribution of dividends only out of distributable profits. See “Description of Share Capital — Dividends.” In addition, if we pay a dividend out of income attributed to our Benefited Enterprise during the tax exemption period, we may be subject to tax on the grossed-up amount of such income at the corporate tax rate which would have been applied to such Benefited Enterprise’s income had we not enjoyed the exemption. See “Taxation — Israeli Tax Considerations and Government Programs.”

If we pay any dividends, we will also pay such dividends to the ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of Securities.” Cash dividends on our ordinary shares, if any, will be paid to ADS holders in U.S. dollars.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt and capitalization as of September 30, 2016. This table should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

The data below is based on the September 30, 2016 exchange rate of 3.758 = $1.00

	As of September 30, 2016
	Actual	As Adjusted
	In thousands, in $
Cash and cash equivalents, and marketable securities	7,895	21,229

Liabilities:
Warrants to purchase ADS’s	938	—

Shareholders’ equity:
Ordinary shares	— *)	— *)
Share Premium	29,724	43,996
Options	675	675
Accumulated deficit	(22,998)	(22,998)
Total shareholders’ equity	7,401	21,673
Total capitalization	8,339	21,673

____________

*)       The amount is less than 1 USD.

DILUTION

If you exercise ADS warrants and Representative warrants in this offering, your ownership interest in us will be diluted to the extent of the difference between the exercise price per ADS you will pay and the pro forma net tangible book value per ADS and Representative warrants after the exercise. Dilution results from the fact that the initial public offering price per ADS and representative warrants is substantially in excess of the book value per ADS and Representative warrants attributable to the existing warrant holders for our presently outstanding warrants.

Our historical net tangible book value as of September 30, 2016, was approximately NIS 31.3 million, or $8.3 million, corresponding to a net tangible book value of NIS 0.23 or $0.06 per ordinary share or $2.47 per ADS (using the ratio of 40 ordinary shares to one ADS), as of such date. We calculate our historical net tangible book value per share or per ADS by taking the amount of our total tangible assets, subtracting the amount of our total liabilities, and then dividing the difference by the actual total number of ordinary shares or ADSs outstanding, as applicable.

The pro forma as adjusted net tangible book value per share as of September 30, 2016 was NIS 0.37 or $0.10 per ordinary share or $3.93 per ADS (using the ratio of 40 ordinary shares to one ADS). The pro forma as adjusted net tangible book value per share gives effect to exercise of 2,133,500 warrants to ordinary shares. The pro forma as adjusted net tangible book value per share after the offering is calculated by dividing the pro forma net tangible book value of NIS 81.4 million or $21.6 million, by 220,437,367, which is equal to our pro forma issued and outstanding ordinary shares. The difference between the public offering price and the pro forma net tangible book value per share represents an immediate decrease in the net tangible book value of NIS 0.45, or $0.12 per ordinary share or $4.79 per ADS to existing shareholders.

The following table illustrates this dilution on a per share basis:

Price per warrant	NIS 23.49	$6.25
Actual net tangible book value per ADS as of September 30, 2016	9.28	2.47
Decrease in net tangible book value per share attributable to exercise of warrants in this offering	(17.99)	(4.79)
Pro forma net tangible book value per share of ADSs, as adjusted to give effect to this offering	14.78	3.93

SELECTED FINANCIAL DATA

The following tables summarize our financial data. We have derived the selected statements of comprehensive loss data for the years ended December 31, 2013, 2014 and 2015 and the balance sheet data as of December 31, 2014 and 2015 from our audited financial statements included elsewhere in this prospectus. The selected financial statement data as of September 30, 2016 and for the nine months ended September 30, 2015 and 2016 are derived from our unaudited interim financial statements that are included elsewhere in this prospectus. In the opinion of management, these unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and operating results for these periods. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. Our historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Our financial statements included in this prospectus were prepared in accordance with IFRS, as issued by the IASB, and reported in NIS.

	Year ended December 31,
	2013	2014	2015	2015
	NIS in thousands			Convenience translation into USD in thousands(2)
Statements of comprehensive loss data:(1)
Research and development expenses	6,723	6,441	10,736	2,751
Participation by the OCS	(1,272)	(949)	(2,830)	(725)
Research and development, net of participations expenses	5,451	5,492	7,906	2,026
Marketing, general and administrative expenses	2,190	2,650	3,397	870
Operating loss	7,641	8,142	11,303	2,896
Financial income	(157)	(394)	(1,128)	(289)
Financial expenses	552	16	24	6
Financial income (expenses), net	(395)	(378)	1,104	283
Net loss	8,036	7,764	10,199	2,613
Loss (gain) from available-for-sale financial assets	(4)	4	5	1
Total comprehensive loss	8,032	7,768	10,204	2,614
Basic and Diluted net loss per share (NIS)	0.17	0.14	0.10	0.03
Weighted average number of shares outstanding used to compute basic and diluted loss per share (in thousands)	47,946	54,286	105,523	105,523

	Nine months ended September 30,
	2015	2016	2016
	NIS in thousands		Convenience translation into USD in thousands(3)
Statements of comprehensive loss data:(1)
Research and development expenses	6,842	7,241	1,927
Participation by the OCS	(1,810)	(1,279)	(340)
Research and development, net of participations expenses	5,032	5,962	1,586
Marketing, general and administrative expenses	2,216	2,819	750
Operating loss	7,248	8,781	2,336
Financial income	(651)	(59)	(16)
Financial expenses	20	491	131
Financial expenses due to issuance of warrants	315	(2,466)	(656)
Financial expenses (income), net	(316)	(2,034)	(541)
Net loss	6,932	6,747	1,795
Loss (gain) from available-for-sale financial assets	5	4	1
Total comprehensive loss	6,937	6,751	1,796
Basic and Diluted net loss per share (NIS)	0.07	0.05	0.01
Weighted average number of shares outstanding used to compute basic and diluted loss per share (in thousands)	95,519	135,097	135,097

	December 31,
	2014	2015	2015
	NIS in thousands		Convenience translation into USD in thousands(2)
Statement of financial position
Cash and cash equivalents	9,612	33,470	8,578
Marketable securities – short term	2,016	2,016	517
Other receivables	1,081	1,442	370
Marketable securities – long term	2,049	2,048	525
Property, plant and equipment	2,638	2,044	524
Other long term assets	1,066	287	73
Total assets	18,462	41,307	10,587
Trade payables	524	931	239
Options	—	5,994	1,536
Other payables	1,289	768	197
Severance pay liability, net	62	69	18
Total liabilities	1,875	7,762	1,990
Total shareholders’ equity	16,587	33,545	8,597

	September 30,
	2015	2016	2016
	NIS in thousands		Convenience translation into USD in thousands(3)
Statement of financial position
Cash and cash equivalents	36,294	15,091	4,016
Marketable securities – short term	2,016	2,017	537
Short term bank deposit	578	10,510	2,797
Other receivables	1,594	727	193
Marketable securities – long term	2,047	2,050	545
Property, plant and equipment	2,191	1,592	424
Other long term assets	24	370	98
Total assets	44,744	32,357	8,610
Trade payables	571	477	127
Other payables	758	466	124
Options	6,863	3,528	938
Severance pay liability, net	67	74	20
Total liabilities	8,259	4,545	1,209
Total shareholders’ equity	36,485	27,812	7,401

____________

(1)      Data on diluted loss per share were not presented in the financial statements because the effect of the exercise of the options is anti-dilutive.

(2)      Calculated using the exchange rate reported by the Bank of Israel for December 31, 2015 at the rate of one U.S. dollar per NIS 3.902.

(3)      Calculated using the exchange rate reported by the Bank of Israel for September 30, 2016 at the rate of one U.S. dollar per NIS 3.758.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion along with our financial statements and the related notes included in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under “Risk Factors.” U.S. dollar amounts herein have been translated for the convenience of the reader from the original NIS amounts at the representative rate of exchange of September 30, 2016 (NIS 3.758 = $1.00) and of December 31, 2015 (NIS 3.902 = $1.00). Our actual results, performance and achievements may differ materially from those expressed in, or implied by, these forward-looking statements. See “Special Note About Forward-Looking Statements.” We have prepared our financial statements in accordance with IFRS, as issued by the IASB.

Overview

We are a clinical stage biopharmaceutical company focused on developing and, ultimately, commercializing immunomodulation therapies for infectious diseases. Our current product candidate, M-001, is a synthetic peptide-based protein targeting both seasonal and pandemic strains of the influenza virus. Unlike existing influenza vaccines, which offer only strain specific seasonal protection or pandemic prevention, M-001 is designed to provide long-lasting protection against multiple existing and future influenza strains. As a result, we believe that M-001 has the potential to become an attractive alternative to existing influenza vaccines.

M-001 is based on research initially conducted at the Weizmann Institute over a period of approximately 10 years prior to our inception in 2003. In 2003, we acquired from Yeda an exclusive worldwide license for the development, manufacture, use, marketing, sale, distribution and importation of products based, directly or indirectly, on patents and patent applications filed pursuant to the invention titled “Peptide Based Vaccine for Influenza”, developed on the basis of the research conducted by Professor Ruth Arnon and her team at the Weizmann Institute. Since 2003, we have continued the research and development of M-001 under the supervision of our Chief Scientific Officer, Dr. Tamar Ben-Yedidia and, at present, we own or license five families of patents filed in a large number of jurisdictions, the latest of which is expected to be in force until 2035. For information regarding our material patents, including the expected expiration dates by jurisdiction, see “Business — Intellectual Property — Patents”.

According to a report by the CDC, annual seasonal influenza vaccines in the US were found to be effective in preventing the onset of the influenza virus in between 8% and 48% of healthy adults during the influenza seasons from 2004 to 2008 (depending on the particular season and the statistical significance of the sample). In addition, studies conducted by universities and hospitals in cooperation with the CDC from 2004 and until today measured the effectiveness of the influenza vaccine at preventing outpatient medical visits due to laboratory-confirmed influenza. These studies estimated the adjusted influenza vaccine effectiveness to be between 10% during the 2004/2005 season and 60% during the 2010/2011 season, only 19% effective during the 2014/2015 season, and 47% effective during the 2015/2016 season. Most existing influenza vaccines are formulated based on weakened or dead strains of the influenza virus that are predicted to be the most common during the then upcoming influenza season or that are predicted to be most likely to cause a pandemic outbreak in the then upcoming influenza season. Furthermore, as seasonal and pandemic influenza vaccines are strain-specific, most existing vaccines only target those specific strains and do not cope with the ever-changing nature of the influenza virus. In addition, according to BARDA, which is responsible for the advanced development and procurement of medical countermeasures for pandemic influenza in the United States, the production cycle of existing influenza vaccines is long (approximately 6 months), considerably limiting the ability to timely immunize the non-affected population in case of a pandemic outbreak.

We intend to seek regulatory approvals to market M-001 for all three indications, the Universal Standalone Indication, the Universal Seasonal Primer for Elderly Indication and the Universal Pandemic Primer Indication.

History of Losses

Since our inception, we have generated significant losses in connection with our research and development, including the clinical development of M-001. As of September 30, 2016, we had an accumulated deficit of NIS 86.4 million (approximately $23 million). We expect that we will incur additional losses in the near future as a result of our research and development activities. Such research and development activities will require us to obtain and expend further resources if we are to be successful. As a result, we expect to continue to incur operating losses, and we may be required to obtain additional funds in during 2017, to further develop our research and development programs and our product candidate.

As a result of, among other things, our research and development activities, as well as our failure to generate revenues since our inception, for the nine months ended September 30, 2016 and for the year ended December 31, 2016, our net loss was approximately NIS 6.7 million (approximately $1.8 million) and NIS 10.2 million (approximately $2.7 million), respectively.

We have funded our operations primarily through the sale of equity securities (both in private placements, in public offerings on the TASE and initial public offering on the NASDAQ Capital Market), funding received from NATI, formerly known as the OCS, and other funds. From our inception until our initial public offering in Israel in June 2007, we raised approximately NIS 20.1 million (approximately $5.3 million) in various private placements. We received approximately NIS 10.4 million (approximately $2.8 million) in net proceeds from our initial public offering in Israel and have raised an additional NIS 49.6 million (approximately $13.2 million) from various public offerings since June 2007. We received approximately $8.54 in net proceeds from our initial public offering in the U.S. in May 2015. As of December 31, 2015, and September 30, 2016, we had approximately NIS 37.57 (approximately $10.0 million), and NIS 30.0 million (approximately $8.0 million), respectively of cash, cash equivalents and marketable securities.

Operating Expenses

Our current operating expenses consist of two components, research and development expenses and general and administrative expenses.

Research and Development Expenses:

Our research and development expenses consist primarily of salaries and related personnel expenses, fees paid to consultants, patent-related legal fees, costs of preclinical studies and clinical studies, drug and laboratory supplies, and costs for facilities and equipment. We charge all research and development expenses to operations as they are incurred. We expect our research and development expense to remain our primary expense in the near future as we continue to develop M-001. Increases or decreases in research and development expenditures are attributable to the number and/or duration of the clinical studies that we conduct.

We expect that a large percentage of our research and development expense in the future will be incurred in support of our current and future clinical development projects. Due to the inherently unpredictable nature of clinical development processes, we are unable to estimate with any certainty the costs we will incur in the continued development of M-001 for potential commercialization. Clinical development timelines, the probability of success and development costs can differ materially from expectations. We expect to continue to conduct additional clinical trials for M-001.

While we are currently focused on advancing our product development, our future research and development expenses will depend on the clinical success of M-001, as well as ongoing assessments of M-001’s, and any future product candidates’ commercial potential. As we obtain results from clinical studies, we may elect to discontinue or delay clinical studies for M-001 and any future product candidate in certain indications in order to focus our resources on more promising product candidates. Completion of clinical studies may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a product candidate.

We expect our research and development expenses to increase in the future from current levels as we continue the advancement of our clinical product development. The lengthy process of completing clinical studies and seeking regulatory approval for M-001 requires the expenditure of substantial resources. Any failure or delay in completing clinical studies, or in obtaining regulatory approvals, could cause a delay in generating product revenue and cause our research and development expenses to increase and, in turn, have a material adverse effect on our operations. Because of the factors set forth above, we are not able to estimate with any certainty when we would recognize any net cash inflows from our projects.

Marketing, General and Administrative Expenses:

Our general and administrative expenses consist primarily of salaries and expenses related to employee benefits, including share-based compensation, for our general and administrative employees, which includes employees in executive and operational roles, including finance and human resources, as well as consulting, legal and professional services related to our general and administrative operations.

We expect our general and administrative expenses, such as accounting and legal fees, to increase after we become a public company in the United States.

Financial Income and Expenses

Financial income consists primarily of interest income on our cash and cash equivalents and foreign currency exchange income. Financial expenses consist primarily of expenses related to bank charges and foreign currency exchange expense.

Results of Operations

The table below provides our results of operations for the year ended December 31, 2015 as compared to the years ended December 31, 2014 and 2013, and for the period ended September 30, 2016 as compared to the period ended September 30, 2015:

	Year ended December 31,
	2013	2014	2015	2015
	NIS in thousands			Convenience translation into USD in thousands(2)
Statements of comprehensive loss data:(1)
Research and development expenses	6,723	6,441	10,736	2,751
Participation by the OCS	(1,272)	(949)	(2,830)	(725)
Research and development, net of participations expenses	5,451	5,492	7,906	2,026
Marketing, general and administrative expenses	2,190	2,650	3,397	870
Operating loss	7,641	8,142	11,303	2,896
Financial income	(157)	(394)	(1,128)	(289)
Financial expenses	552	16	24	6
Financial income (expenses), net	(395)	(378)	1,104	283
Net loss	8,036	7,764	10,199	2,613
Loss (gain) from available-for-sale financial assets	(4)	4	5	1
Total comprehensive loss	8,032	7,768	10,204	2,614
Basic and Diluted net loss per share (NIS)	0.17	0.14	0.10	0.03
Weighted average number of shares outstanding used to compute basic and diluted loss per share (in thousands)	47,946	54,286	105,523	105,523

	Nine months ended September 30,
	2015	2016	2016
	NIS in thousands		Convenience translation into USD in thousands(3)
Statements of comprehensive loss data:(1)
Research and development expenses	6,842	7,241	1,927
Participation by the OCS	(1,810)	(1,279)	(340)
Research and development, net of participations expenses	5,032	5,962	1,586
Marketing, general and administrative expenses	2,216	2,819	750
Operating loss	7,248	8,781	2,336
Financial income	(651)	(59)	(16)
Financial expenses	20	491	131
Financial expenses due to issuance of warrants	315	(2,466)	(656)
Financial expenses (income), net	(316)	(2,034)	(541)
Net loss	6,932	6,747	1,795
Loss (gain) from available-for-sale financial assets	5	4	1
Total comprehensive loss	6,937	6,751	1,796
Basic and Diluted net loss per share (NIS)	0.07	0.05	0.01
Weighted average number of shares outstanding used to compute basic and diluted loss per share (in thousands)	95,519	135,097	135,097

	December 31,
	2014	2015	2015
	NIS in thousands		Convenience translation into USD in thousands(2)
Statement of financial position
Cash and cash equivalents	9,612	33,470	8,578
Marketable securities – short term	2,016	2,016	517
Other receivables	1,081	1,442	370
Marketable securities – long term	2,049	2,048	525
Property, plant and equipment	2,638	2,044	524
Other long term assets	1,066	287	73
Total assets	18,462	41,307	10,587
Trade payables	524	931	239
Options	—	5,994	1,536
Other payables	1,289	768	197
Severance pay liability, net	62	69	18
Total liabilities	1,875	7,762	1,990
Total shareholders’ equity	16,587	33,545	8,597

	September 30,
	2015	2016	2016
	NIS in thousands		Convenience translation into USD in thousands(3)
Statement of financial position
Cash and cash equivalents	36,294	15,091	4,016
Marketable securities – short term	2,016	2,017	537
Other receivables	578	10,510	2,797
Marketable securities – long term	1,594	727	193
Short term bank deposit	2,047	2,050	545
Property, plant and equipment	2,191	1,592	424
Other long term assets	24	370	98
Total assets	44,744	32,357	8,610
Trade payables	571	477	127
Other payables	758	466	124
Options	6,863	3,528	938
Severance pay liability, net	67	74	20
Total liabilities	8,259	4,545	1,209
Total shareholders’ equity	36,485	27,812	7,401

____________

(1)      Diluted loss per share data is not presented because the effect of the exercise of our outstanding options is anti-dilutive.

(2)      Calculated using the exchange rate reported by the Bank of Israel for December 31, 2015, at the rate of one U.S. dollar per NIS 3.902.

(3)      Calculated using the exchange rate reported by the Bank of Israel for September 30, 2016 at the rate of one U.S. dollar per NIS 3.758.

Results of operations for the three months ended September 30, 2016 compared to the three months of September 30, 2015

Research and Development Expenses

Our research and development expenses for the three months ended September 30, 2016 amounted to NIS 2.42 million ($0.64 million) compared to NIS 2.25 million ($0.60 million) for the three months ended September 30, 2015. Less the participation from the OCS grants, the research and development expenses, net amounted to NIS 2.42 million ($0.64 million) for the three months ended September 30, 2016 compared to NIS 1.25 million ($0.33 million) for the three months ended September 30, 2015. The increase in 2016 compared to 2015 was primarily related to expenses due to unregistered options to employees.

Marketing, General and Administrative Expenses

Our marketing, general and administrative expenses for the three months ended September 30, 2016 amounted to NIS 1.05 million ($0.28 million) compared to NIS 0.97 million ($0.26 million) for the three months ended September 30, 2015. The increase primarily results from higher business development expenses.

Financial Expense (Income), Net

Our financial income, net for the three months ended September 30, 2016 amounted to NIS 1.1 million ($0.3 million) primarily from revaluation of the options’ liability ($1.4 million) offset by exchange differences ($0.3 million). Our financial incomes, net for the three months ended September 30, 2015 amounted to NIS 2.35 million ($0.62).

Net Loss

As a result of research, general and administrative expenses, and as we have not yet generated revenues since our inception, our net income for the three months ended September 30, 2016 was NIS 2.36 million ($0.63 million), compared to our net loss for the three months ended September 30, 2015 of NIS 0.134 million ($0.036 million). The decrease in 2016 compared to 2015 primarily resulted from the decrease in our financial income in the three months ended September 30, 2016 and the decrease in the participation from the OCS grants as described above.

Results of operations for the nine months ended September 30, 2016 compared to the nine months of September 30, 2015

Research and Development Expenses

Our research and development expenses for the nine months ended September 30, 2016 amounted to NIS 7.24 ($1.43 million) compared to NIS 6.84 ($1.82 million) for the nine months ended September 30, 2015. Less the participation from the OCS grants, the research and development expenses, net, amounted to NIS 5.96 million ($1.58 million) for the nine months ended September 30, 2016 compared to NIS 5.03 ($1.33) for the nine months ended September 30, 2015. The increase in 2016 compared to 2015 was primarily a result of unregistered options to employees.

Marketing, General and Administrative Expenses

Our marketing, general and administrative expenses for the nine months ended September 30, 2016 amounted to NIS 2.82 million (approximately $0.75 million) compared to NIS 2.22 million ($0.56 million) for the nine months ended September 30, 2016. The increase primarily results from higher business development expenses.

Financial Expense (Income), Net

Our financial incomes, net for the nine months ended September 30, 2016 amounted to NIS 2.03 million ($0.54 million) primarily from revaluation of the options’ liability (NIS 2.47) offset by exchange differences on cash and cash equivalent (NIS 0.49). Our financial incomes, net for the nine months ended September 30, 2015 amounted to NIS 0.32 million ($0.084 million) primarily from exchange differences.

Net Loss

As a result of the foregoing research and development, marketing general and administrative expenses, and as we have not yet generate revenues since our inception, our net loss for the nine months ended September 30, 2016 was NIS 6.75 million ($1.79 million), compared to our net income for the nine months ended September 30, 2015 of NIS 6.93 million ($1.84 million). The decrease in 2016 compared to 2015 primarily resulted from a decrease in the OCS participation (NIS 0.5 million), increase in the marketing, general and administrative offset by increase in the financial income as described above.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Research and Development Expenses

Our research and development expenses for the year ended December 31, 2015 amounted to NIS 10.7 million (approximately $2.7 million) compared to NIS 6.44 million ($1.6 million) for the year ended December 31, 2014. The increase in 2015 compared to 2014 was primarily a result of an increase in subcontractor expenses, which were higher in 2015 as a result of our preparation for the cGMP audit of our production facility by the European qualified person during such time. Less the participation from the OCS grants the research and development expenses, net amounted to NIS 7.9 million ($2.0 million) for the year ended December 31, 2015 compared to NIS 5.5 million ($1.4 million) for the year ended December 31, 2014.

Marketing, General and Administrative Expenses

Our marketing, general and administrative expenses for the year ended December 31, 2015 amounted to NIS 3.4 million (approximately $0.9 million) compared to NIS 2.6 million ($0.7 million) for the year ended December 31, 2014. The increase primarily results from higher professional services and salaries expenses.

Financial Expense (Income), Net

Our financial income, net for the year ended December 31, 2015 amounted to NIS 1.1 million ($0.3 million) primarily from exchange differences on cash and cash equivalent and revaluation of the options. Our financial expenses, net for the year ended December 31, 2014 amounted to NIS 0.4 million ($0.1 million).

Net Loss

As a result of the foregoing research and development, marketing general and administrative expenses, and as we have not yet generated revenues since our inception, our net loss for the year ended December 31, 2015 was NIS 10.2 million ($2.6 million), compared to our net loss for the year ended December 31, 2014 of NIS 7.8 million ($2.0 million). The increase in 2015 compared to 2014 primarily resulted from our research and development expenses and marketing, general and administrative expenses as described above.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Research and Development Expenses

Our research and development expenses for the year ended December 31, 2014 amounted to NIS 6.44 million (approximately $1.66 million) compared to NIS 6.72 million ($1.73 million) for the year ended December 31, 2013. The decrease in 2014 compared to 2013 was primarily a result of a decrease in subcontractor expenses, which were higher in 2013 as a result of our preparation for the cGMP audit of our production facility by the European qualified person during such time. Less the participation from the OCS grants the research and development expenses, net amounted to NIS 5.49 million ($1.41 million) for the year ended December 31, 2014 compared to NIS 5.45 million ($1.4 million) for the year ended December 31, 2013.

Marketing, General and Administrative Expenses

Our marketing, general and administrative expenses for the year ended December 31, 2014 amounted to NIS 2.65 million (approximately $0.68 million) compared to NIS 2.19 million ($0.56 million) for the year ended December 31, 2013. The increase primarily results from higher share base compensation resulting from the issuance of stock option grants to a new member of our board and to new consultant of our company.

Financial Expense (Income), Net

Our financial income, net for the year ended December 31, 2014 amounted to NIS 0.4 million ($0.1 million) primarily from exchange differences and interest income on cash and cash equivalent. Our financial expenses, net for the year ended December 31, 2013 amounted to NIS 0.4 million ($0.1 million).

Net Loss

As a result of the foregoing research and development, marketing general and administrative expenses, and as we have not yet generate revenues since our inception, our net loss for the year ended December 31, 2014 was NIS 7.77 million ($2.0 million), compared to our net loss for the year ended December 31, 2013 of NIS 8.03 million ($2.06 million). The decrease in 2014 compared to 2013 primarily resulted from our financial income, net for the year ended December 31, 2014 amounted to NIS 0.4 million ($0.1 million) compared to financial expenses for the year ended December 31, 2013 amounted to NIS 0.4 million ($0.1 million) offset by the increase in our marketing, general and administrative expenses as described above.

Liquidity and Capital Resources

Since our inception, we have funded our operations primarily through public and private offerings of our equity securities in Israel and the U.S. and grants from the OCS.

As of September 30, 2016, we had cash and cash equivalents and marketable securities of NIS 29.7 million ($7.9 million) as compared to NIS 40.4 million ($10.7 million) as of September 30, 2015. This increase is due to our public offering of securities in the United States.

Net cash used in operating activities was NIS 7.3 million ($1.9 million) for the nine months ended September 30, 2016, compared with net cash used in operating activities of NIS 7.3 million ($1.9 million) for the nine months ended September 30,2015.

Net cash used to investing activities for the nine months ended September 30, 2016, was NIS 10.6 million ($2.82 million) and primarily reflects change in restricted cash. Net cash used in investing activities for the nine months ended September 30, 2015, was NIS 0.4 million ($0.09 million) and primarily reflects purchase of fixed assets.

We had no cash flow from financing activities compared with NIS 33.8 million ($8.6 million) for the nine months ended September 30, 2015 derived from issuance of shares and warrants to the public as part of the public offering of securities in the United States.

At September 30, 2016, our accumulated deficit amounted to $22,998. We had working capital of $7,292 as of September 30, 2016. In the future, we may raise additional capital from external sources in order to continue the longer term efforts contemplated under our business plan. We expect to continue incurring losses for the foreseeable future and may need to raise additional capital to pursue our product development initiatives, to penetrate markets for the sale of our product candidates and continue operations as presently maintained. We cannot provide any assurance that we will raise additional capital. Management believes that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, we have not secured any commitment for new financing at this time nor can we provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the economic climate in the U.S. deteriorates, our ability to raise additional capital could be negatively impacted. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our efforts to commercialize our products, which is critical to the realization of our business plan and our future operations.

Significant Accounting Policies

We describe our significant accounting policies in Note 3 to our financial statements for the nine months ended September 30, 2016.

The discussion and the analysis of our financial results of operation are based on our financial statements, which we prepare in accordance with IFRS as issued by the IASB.

Sources of Capital

Gross proceeds from our initial public offering in the U.S. in May 2015 were approximately $10.12 million. The total expenses of the offering, including underwriting discounts and commissions, were approximately $1.58 million. The net proceeds received from the initial public offering were approximately $8.54 million.

Assuming exercise of all ADS warrants held by the public investors for cash, we will receive gross proceeds of $12.74 million. Assuming the exercise of all of the representative’s warrants for cash, we will receive gross proceeds of $0.59 million.

Current Outlook

As of September 30, 2016, we had cash and cash equivalents and marketable securities of 29.7 million ($7.9 million). According to our estimates and based on our budget, we believe our existing cash resources will be sufficient to fund out projected cash requirements for at least the next 15 months. However, we may need to raise additional funds in 2017.

Developing drugs, conducting clinical trials, obtaining commercial manufacturing capabilities and commercializing products is expensive and we will need to raise substantial additional funds to achieve our strategic objectives. Although we believe that our existing cash resources will be sufficient to fund our projected cash requirements for at least the next 12 months, we will require significant additional financing in the future to fund our operations, including if and when we progress into additional clinical trials of our product candidate, obtain regulatory approval for M-001, obtain commercial manufacturing capabilities and commercialize our product candidate. Our future capital requirements will depend on many factors, including:

•         the progress and costs of our clinical trials and other research and development activities;

•         the scope, prioritization and number of our clinical trials and other research and development programs;

•         the amount of revenues and contributions we receive under future licensing, collaboration, development and commercialization arrangements with respect to our product candidates;

•         the costs of the development and expansion of our operational infrastructure;

•         the costs and timing of obtaining regulatory approval for our product candidate;

•         the ability of us, or our collaborators, to achieve development milestones, marketing approval and other events or developments under our potential future licensing agreements;

•         the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•         the costs and timing of securing manufacturing arrangements for clinical or commercial production;

•         the costs of contracting with third parties to provide sales and marketing capabilities for us or establishing such capabilities ourselves;

•         the costs of acquiring or undertaking development and commercialization efforts for any future products, product candidates or platforms;

•         the magnitude of our general and administrative expenses; and

•         any cost that we may incur under future in- and out-licensing arrangements relating to one or more of our product candidates.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through the net proceeds received from our initial public offering in the U.S., debt or equity financings. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate research or development plans for, or commercialization efforts with respect to, M-001 or any future product candidate.

Since 2006 and through December 31, 2016, we have received $5.2 million in OCS grants.

Contractual Obligations

Our significant contractual obligations as of September 30, 2016 included the following (in thousands):

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating Lease Obligations in NIS	247	188	59	—	—
Operating Lease Obligations in	$66	50	16	—	—

We did not have any material commitments for capital expenditures, including any anticipated material acquisition of plant and equipment, as of September 30, 2016.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Quantitative and Qualitative Disclosure of Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial market prices and rates, including interest rates and foreign exchange rates, of financial instruments. Our market risk exposure is primarily a result of interest rates and foreign currency exchange rates.

Interest Rate Risk

Following the date of this prospectus, we do not anticipate undertaking any significant long-term borrowings. At present, our investments consist primarily of cash and cash equivalents and financial assets at fair value.

Following the date of this prospectus, we may invest in investment-grade marketable securities with maturities of up to three years, including commercial paper, money market funds, and government/non-government debt securities. The primary objective of our investment activities is to preserve principal while maximizing the income that we receive from our investments without significantly increasing risk and loss. Our investments are exposed to market risk due to fluctuation in interest rates, which may affect our interest income and the fair market value of our investments, if any. We manage this exposure by performing ongoing evaluations of our investments. Due to the short-term maturities, if any, of our investments to date, their carrying value has always approximated their fair value. If we decide to invest in investments other than cash and cash equivalents, it will be our policy to hold such investments to maturity in order to limit our exposure to interest rate fluctuations.

Foreign Currency Exchange Risk

Our foreign currency exposures give rise to market risk associated with exchange rate movements of the NIS, our functional and reporting currency, mainly against the U.S. dollar and the Euro. Although the NIS is our functional currency, a small portion of our expenses are denominated in both U.S. dollar and Euro. Our U.S. dollar and Euro expenses consist principally of payments made to sub-contractors and consultants for clinical trials and other research and development activities as well as payments made to purchase new equipment. We anticipate that a sizable portion of our expenses will continue to be denominated in currencies other than the NIS. If the NIS fluctuates significantly against either the U.S. dollar or the Euro, it may have a negative impact on our results of operations. To date, fluctuations in the exchange rates have not materially affected our results of operations or financial condition for the periods under review.

To date, we entered into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

Trend Information

We are a clinical stage company and it is not possible for us to predict with any degree of accuracy the outcome of our research and development efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net loss, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Application of Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this prospectus, we believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Research and development expenses

Research expenses are recognized as expenses when incurred. Costs incurred on development projects are recognized as intangible assets as of the date as of which it can be established that it is probable that future economic benefits attributable to the asset will flow to us considering its commercial feasibility. This is generally the case when regulatory approval for commercialization is achieved and costs can be measured reliably. Given the current stage of the development of our products, no development expenditures have yet been capitalized. Intellectual property-related costs for patents are part of the expenditure for the research and development projects. Therefore, registration costs for patents are expensed when incurred as long as the research and development project concerned does not meet the criteria for capitalization.

Equity-based compensation

We account for our equity-based compensation for employees in accordance with the provisions of IFRS 2 “Share-based Payment,” which requires us to measure the cost of equity-based compensation based on the fair value of the award on the grant date.

We selected the binomial option pricing model as the most appropriate method for determining the estimated fair value of our equity-based awards. The resulting cost of an equity incentive award is recognized as an expense over the requisite service period of the award, which is usually the vesting period. We recognize compensation expense over the vesting period using the accelerated method pursuant to which each vesting tranche is treated as a separate amortization period from grant date to vest date, and classify these amounts in the financial statements based on the department to which the related employee reports.

Option Valuations

The determination of the grant date fair value of options using an option pricing model is affected by estimates and assumptions regarding a number of complex and subjective variables. These variables include the expected volatility of our share price over the expected term of the options, share option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

•         Volatility. The expected share price volatility was based on the historical volatility in the trading price of the Company’s ordinary shares on the TASE.

•         Expected Term. The expected term of options granted is based upon historical experience and represents the period of time that options granted are expected to be outstanding.

•         Risk-Free Rate. The risk-free interest rate is based on the yield from Israeli government bonds with a term equivalent to the contractual life of the options.

•         Expected Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

If any of the assumptions used in the binomial model change significantly, equity-based compensation for future awards may differ materially compared with the awards granted previously.

The following table presents the assumptions used to estimate the fair value of options granted to employees on the dates indicated:

	December 31, 2013	December 31, 2014	December 31, 2015	September 30, 2016
Dividend yield (%)	—	—	—	—
Expected volatility (%)	55	50-92	87-88	—
Risk-free interest rate (%)	4.18	1.36-3.9	2-2.3	—
Expected life of share options (years)	10	4-10	5-6	—
Share Price (NIS)	0.75	0.71-0.75	0.746	—

The following table presents the grant dates, number of underlying shares and related exercise prices of awards granted to employees and non-employees since January 1, 2013 as well as the fair value of the underlying ordinary shares on the grant date.

Date of grant	Number of shares subject to awards granted	Exercise price per share	fair value per ordinary share at grant date
June 30, 2013	500,000	$0.23	$0.19
February 17, 2014	80,000	$0.22	$0.19
May 29, 2014	1,000,000	$0.26-0.64	$0.19
August 10, 2014	500,000	$0.25	$0.18
August 24, 2014	80,000	$0.25	$0.18
May 28, 2015	3,780,000	$0.19	$0.08
August 4, 2015	5,929,503	$0.19	$0.07
October, 2015	3,780,000	$0.19	$0.08

Government grants from the Office of the Chief Scientist, or NATI

Research and development grants received from the OCS are recognized upon receipt as a liability if future economic benefits are expected from the project that will result in royalty-bearing sales. The amount of the liability for the loan is first measured at fair value using a discount rate that reflects a market rate of interest that reflects the appropriate degree of risks inherent in our business. If no economic benefits are expected from the research activity, the grant receipts are recognized as a reduction of the related research and development expenses. In that event, the royalty obligation is treated as a contingent liability in accordance with IAS 37, “Provisions, Contingent Liabilities and Contingent Assets.”

At the end of each reporting period, we evaluate whether there is reasonable assurance that the received grants will not be repaid based on its best estimate of future sales and, if so, no liability is recognized and the grants are recorded against a corresponding reduction in research and development expenses.

Since our development projects are currently in Phase 2 clinical trials and there is no assurance about the future economic benefits of the project, no liability was recorded to date with respect to the OCS grants.

Research and development grants received from the European Union are recorded against a corresponding reduction in research and development expenses.

Impairment of available-for-sale financial assets

Our management assesses at each reporting date whether there is objective evidence that the asset has been impaired and an impairment loss has been incurred. In evaluating impairment, the management makes judgments as to indicators of objective evidence relating to the extent of the percentage of decline in fair value and of the duration of the period of the decline in fair value.

Impairment of non-financial assets

We evaluate the need to record an impairment of the carrying amount of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount.

An impairment loss of an asset, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, may not increase the value above the lower of (i) the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years, and (ii) its recoverable amount.

Recent Accounting Pronouncements

In July 2014, the IASB issued the final and complete version of IFRS 9, “Financial Instruments” (“IFRS 9”), which replaces IAS 39, “Financial Instruments: Recognition and Measurement”. IFRS 9 mainly focuses on the classification and measurement of financial assets and it applies to all assets in the scope of IAS 39.

According to the IFRS 9, all financial assets should be measured at fair value upon initial recognition. In subsequent periods, debt instruments should be measured at amortized cost only if both of the following conditions are met:

•         The asset is held within a business model whose objective is to hold assets in order to collect the contractual cash flows.

•         The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Subsequent measurement of all other debt instruments and financial assets should be at fair value. IFRS 9 establishes a distinction between debt instruments to be measured at fair value through profit or loss and debt instruments to be measured at fair value through other comprehensive income.

Financial assets that are equity instruments should be measured in subsequent periods at fair value and the changes recognized in profit or loss or in other comprehensive income, in accordance with the election by the Company on an instrument-by-instrument basis. If equity instruments are held for trading, they will be measured at fair value through profit or loss.

According to IFRS 9, the provisions of IAS 39 will continue to apply to derecognition and to financial liabilities for which the fair value option has not been elected.

According to IFRS 9, changes in fair value s of financial liabilities which are attributable to the change in credit risk should be presented in other comprehensive income. All other changes in fair value should be presented in profit or loss.

IFRS 9 also prescribes new hedge accounting requirements.

IFRS 9 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company believes that the adoption of IFRS 9 is not expected to have a material impact on the financial statements.

Jumpstart Our Business Startups Act of 2012

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

•         an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

•         an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, which such fifth anniversary will occur in 2020. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Government Policies and Factors

We believe certain governmental policies and factors could materially affect, directly or indirectly, our operations or your investment. Please see “Risk Factors — Risks Related to Our Company and Its Business.”

BUSINESS

Overview

We are a clinical stage biopharmaceutical company focused on developing and, ultimately, commercializing immunomodulation therapies for infectious diseases. Our current product candidate, M-001, is a synthetic peptide-based protein targeting both seasonal and pandemic strains of the influenza virus. Unlike existing influenza vaccines, which offer only strain specific seasonal protection or pandemic prevention, M-001 is designed to provide long-lasting protection against multiple existing and future influenza strains. As a result, we believe that M-001 has the potential to become an attractive alternative to existing influenza vaccines.

M-001 is based on research initially conducted at the Weizmann Institute over a period of approximately 10 years prior to our inception in 2003. In 2003, we acquired from Yeda an exclusive worldwide license for the development, manufacture, use, marketing, sale, distribution and importation of products based, directly or indirectly, on patents and patent applications filed pursuant to the invention titled “Peptide Based Vaccine for Influenza”, developed on the basis of the research conducted by Professor Ruth Arnon and her team at the Weizmann Institute. Since 2003, we have continued the research and development of M-001 under the supervision of our Chief Scientific Officer, Dr. Tamar Ben-Yedidia and, at present, we own or license five families of patents filed in a large number of jurisdictions, the latest of which is expected to be in force until 2035. For information regarding our material patents, including the expected expiration dates by jurisdiction, see “— Intellectual Property — Patents,” below.

According to a report by the CDC, annual seasonal influenza vaccines in the U.S. were found to be effective in preventing the onset of the influenza virus in between 8% and 48% of healthy adults during the influenza seasons from 2004 to 2008 (depending on the particular season and the statistical significance of the sample). In addition, studies conducted by universities and hospitals in cooperation with the CDC from 2004 and until today measured the effectiveness of the influenza vaccine at preventing outpatient medical visits due to laboratory-confirmed influenza. These studies estimated the adjusted influenza vaccine effectiveness to be between 10% during the 2004/2005 season and 60% during the 2010/2011 season, only 19% effective during the 2014/2015 season, and 47% effective during the 2015/2016 season. Most existing influenza vaccines are formulated based on weakened or dead strains of the influenza virus that are predicted to be the most common during the then upcoming influenza season or that are predicted to be most likely to cause a pandemic outbreak in the then upcoming influenza season. Furthermore, as seasonal and pandemic influenza vaccines are strain-specific, most existing vaccines only target those specific strains and do not cope with the ever-changing nature of the influenza virus. In addition, according to BARDA, which is responsible for the advanced development and procurement of medical countermeasures for pandemic influenza in the United States, the production cycle of existing influenza vaccines is long (approximately 6 months), considerably limiting the ability to timely immunize the non-affected population in case of a pandemic outbreak.

We intend to seek regulatory approvals to market M-001 for all three indications, the Universal Standalone Indication, the Universal Seasonal Primer for Elderly Indication and the Universal Pandemic Primer Indication

To date, we have completed two Phase 1/2 clinical trials and three Phase 2 clinical trials conducted in Israel pursuant to clinical trial protocols approved by the Israeli Ministry of Health. These clinical trials were designed for adults between the ages of 18 and 49 and 55 to 75, and included an aggregate of 479 participants. We have also conducted a Phase 2 clinical trial in Europe that included 219 participants. Because our product candidate is a vaccine, we conducted our Phase 1/2 clinical trials on healthy participants to test both safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. Results from our Phase 1/2 and Phase 2 clinical trials indicated that M-001 was well tolerated and safe across all treatment groups within the trial population and that M-001 was effective in causing an immune reaction in clinical trial participants administered with M-001. Following the completion of our clinical trial BVX-005 in February 2012, we have focused our efforts on seeking a cGMP approval for our M-001 production process. In addition, we have also focused a portion of our efforts since February 2012 on improving the manufacturing process for M-001 and on reducing production costs.

In June 2015 we received preliminary results from our Phase 2 clinical trial BVX-006, indication M-001 was safe, well tolerated and induced humoral immune responses, successfully meeting the primary safety and secondary immunogenicity endpoints. In addition, in September 2015 we initiated our BVX-007 clinical trial in Europe as part of our membership in the UNISEC Consortium following the receipt of a regulatory clearance from the relevant Hungarian Regulatory Authority. BVX-007 includes the administration of the H5N1 vaccine following the administration of M-001 to our clinical trial participants. We entered into an agreement with a supplier for the supply of H5N1 vaccine approved by the relevant regulatory authority for the purpose of performing BVX-007. In November 2016 we received positive preliminary safety results from our BVX-007 clinical trial, with no related severe adverse events and only three moderate adverse events possibly or probably related to the treatment.

In June 2015, the FDA has accepted our newly submitted IND application, and we were informed by our regulatory advisors that the “study may proceed”. We have submitted this IND in order to comply with the requirements of BARDA, for a grant application we had previously submitted to BARDA. Following such IND acceptance, we intend to participate in a Phase 2 clinical trial to be held in the U.S. by the NIAID. The purpose of the planned clinical trial is to assess the ability of M-001 in humans to serve as a pandemic primer to the H7N9 avian pandemic vaccine, and we expect NIAID will launch this clinical trial during 2017.

We believe that the results of the Phase 2 clinical trials conducted by us so far, or to be conducted in the future, will further expand our data to provide greater support for any Phase 3 clinical trial of M-001 we may conduct in the future.

We intend, following the receipt of all requisite regulatory approvals, to conduct Phase 3 clinical trials in the U.S., either with one or more future collaborators, or, subject to available funds, on our own, in support of FDA approval to market M-001 in the U.S. While all of our preclinical and clinical trials to date have been conducted outside the United States, considering the FDA’s review and comments to this IND application, we believe that the FDA will consider the results of our completed preclinical and clinical trials in reviewing any future IND application. We expect phase 3 clinical trials to be planned for the 2017/2018 timeframe.

We do not currently have sufficient financial resources to conduct Phase 3 clinical trials of M-001 on our own, and do not expect that the proceeds we received from the offering will be sufficient to finance Phase 3 clinical trials of M-001 in the future. Subject to the completion of our current and planned Phase 2 clinical trials and the approval of an IND application for Phase 3 clinical trials, we intend to seek to establish collaborations with strategic investors, large multinational pharmaceutical companies and/or national health authorities to finance Phase 3 clinical trials of M-001. However, to the extent that we have sufficient capital to do so (whether through sales of debt or equity securities or otherwise), we may seek to conduct Phase 3 clinical trials of M-001 for some or all of our indications without such collaborations.

Our Market Opportunity

Influenza is an infectious disease caused by different strains of the influenza virus. The disease is common around the world, and appears as seasonal or pandemic outbreaks. The various strains of influenza are classified into A and B groups according to the type of proteins in the virus. According to information published in March 2014 by the WHO, the global annual attack rate of seasonal influenza is estimated at 5% – 10% in adults and 20% – 30% in children, and between 250,000 and 500,000 of those infected die as a result of influenza related complications. In the U.S., it is estimated that 200,000 are hospitalized each year from the flu and 23,000 deaths on average occur each year, including 21,000 deaths of elderly. In addition, during seasonal influenza epidemics from 1979/80 through 2000/01, the estimated overall number of influenza-associated hospitalizations in the United States ranged from approximately 54,000 to 430,000 per epidemic, and 63% of these cases occurred among persons over the age of 65. Infants, adults over the age of 50 and chronic disease patients are most likely to contract influenza and suffer from complications.

The influenza virus undergoes frequent mutations. These mutations decrease the effectiveness of the immune reaction of the human body. If the mutations are very significant, the mutated virus strains may cause global pandemics. Over the last few years, new strains of the influenza virus previously only existing in animals have appeared in humans, including Avian flu strains such as H5 and H7. For example, during November 2016 it was reported that first cases of highly pathogenic H5N6 Avian Influenza, which had previously caused severe illness in humans, were confirmed in South Korea. We believe that the appearance of new potentially pandemic strains is a growing concern among health authorities, as these strains increase the risk of worldwide pandemics and high mortality and morbidity rates. Furthermore, according to the worldwide scientific journal Vaccine (Molinari et al. 2007), the direct financial loss attributed to the influenza disease in the year 2003 was estimated at a total of $87.1 billion annually, of which $55.7 billion relate to incidents of the disease among adults aged 65 years or older.

To date, the most common therapeutic treatment methods for influenza focus on pain and symptom relief. While anti-viral treatments may shorten the duration and severity of the disease, such treatments must be applied in the early stages of the course of the disease to be effective. Many countries around the world, including the United States, provide preventative treatment in the form of annual or seasonal influenza vaccines, which are especially recommended to patients in risk groups. Because seasonal vaccines target only particular influenza strains predicted for the coming year, such vaccines may not be effective against the strains that actually do appear (if different from those predicted) and may not protect against unexpected mutations of a particular influenza strain that was predicted.

The seasonal influenza vaccine market was dominated in 2012 by five large pharmaceutical companies: Sanofi, GlaxoSmithKline plc (GSK), Novartis International AG (which recently announced the sale of its influenza vaccine business to CSL Limited), Abbott Laboratories and AstraZeneca. According to Data Monitor’s Influenza vaccine forecast report, dated November 2013, sales of seasonal influenza vaccines in the 2012/2013 influenza season are estimated at $3.2 billion in the U.S., Japan, and the five major EU markets (France, Germany, Italy, Spain, and the UK), and are expected to reach $5.3 billion in the 2021/2022 influenza season. Specifically, sales in the U.S. alone in the 2012/2013 influenza season are estimated at $1.4 billion, with 140 million doses administered during this season. According to this report, U.S. sales of seasonal influenza vaccines in the 2014/2015 influenza season are forecasted to reach $1.786 billion, with 156 million persons expected to be administered a dose of the vaccine. The influenza vaccines U.S. sales in the 2021/2022 influenza season are expected to reach $2.6 billion.

Our Product Candidate M-001

Our current product candidate, M-001, is comprised of nine peptides that activate the entire immune system (including both a humoral reaction, an immune reaction causing the body to create antibodies against a pathogen or parts thereof, and a cellular immune reaction, and immune reaction causing the body to kill or assist in killing pathogens), to prevent the spread of the influenza disease within the body and shorten the duration of the illness. The selected peptides are from the HA, NP and M1 proteins of both influenza Type A and Type B virus, and each peptide comprises up to 22 amino-acids. These peptides are common in the vast majority of influenza virus strains and are combined into a single protein used in M-001.

In order to produce M-001, we use an expression system that consists of bacteria and a DNA plasmid encoding for M-001. The DNA plasmid encoding is inserted into a proprietary E. coli bacteria specifically designed for the production of peptide-based products. The bacteria express M-001 synthetic protein from the DNA, and once expressed, M-001 is further purified from other non-related bacterial proteins. M-001 is then formulated and filled into sterile vials that are kept in cooled storage until used.

The following graph demonstrates the selection of certain peptides common in the influenza virus and the formulation of M-001:

M-001 is intended to be intramuscularly injected into the body. Once administered, M-001 is designed to be recognized by white blood cells in the body, causing both humoral and cellular immune reactions. This process is expected to result in the creation of new memory cells which, upon influenza infection, secrete antibodies to fight the influenza virus. The graph below describes the different stages of how M-001 works:

Our Competitive Strengths

We believe our product candidate can potentially improve influenza protection by providing several distinct advantages, including:

•         Multi-strain flu protection. We believe that the peptide-based structure of M-001 will allow our product to be effective against many existing and future strains of the influenza virus and to remain effective in protecting against new strains without required updates and alterations. To test this hypothesis, in January and July 2014, we conducted a sequence examination and when possible, animal studies in our laboratories, to compare the structure of M-001 with new flu strains (H7N7, H6N1, H5N8, H7N9 and H10N8) discovered in humans in recent years similarly to the H5N1 strain. Although these strains have not yet been classified as pandemic, they are dangerous for humans and have caused morbidity and death in the past. The results of such examination and studies demonstrated that M-001 was compatible against these strains. This data supports our claim of the universality of M-001 for existing and future influenza virus strains.

•         Long-lasting flu protection. M-001 is designed to activate both humoral and cellular reactions of the immune system. We therefore believe that M-001, if approved for commercial sale, will be more effective and long-lasting compared to currently commercially available vaccines that stimulate only one type of immune response (either humoral or cellular).

•         Continuous sales cycle not affected by seasonality. Because M-001 is designed to provide a multi-strain flu protection that is long lasting and is not expected to require updates for future virus strains or mutations, we do not expect future sales of M-001 as a universal standalone vaccine or as a pandemic primer to be affected by the influenza season. Unlike traditional influenza vaccines, which are sold and administered in western countries primarily during the period from September through November, we believe that M-001 for these indications can be sold and administered or sold and stored throughout the entire year. However, we expect that most sales of M-001 as a universal seasonal primer for elderly intended to be administered in combination with the existing seasonal vaccine will be conducted during the influenza season.

•         Shorter production times. We believe that the production time for M-001 will be only 6 to 8 weeks, as opposed to the 16 to 24 weeks (on average) required to produce seasonal influenza vaccines. We expect that shorter production times will give manufacturers greater flexibility in their production planning, as well as the ability to execute large orders of vaccine doses in a short timeframe in response to pandemics.

•         Absence of allergy inducing egg proteins. Most influenza vaccines are produced in hen eggs and may therefore cause an allergic reaction to those allergic to certain egg proteins. An epidemiological study performed by the European Food Safety Authority (EFSA) in 2011 found that eggs are some of the most common allergens in the population. In contrast, M-001 is not produced using eggs and does not cause egg protein allergies.

We also believe the following key strengths provide us with competitive advantages relative to other companies seeking to develop novel treatments for the prevention of influenza:

•         M-001 is currently in advanced Phase 2 clinical stage. We have completed two Phase 1/2 clinical trials and three Phase 2 clinical trials in Israel pursuant to clinical trial protocols approved by the Israeli Ministry of Health, and we are currently conducting additional Phase 2 clinical trial Europe. Our Phase 1/2 and Phase 2 clinical trial results indicated that M-001 was well tolerated and safe across all treatment groups within the trial population and was effective in causing an immune reaction in clinical trial participants administered with M-001.

•         Extensive knowledge and expertise in the use of peptide-based vaccines. We have extensive experience researching and developing peptide-based compounds, including M-001. Our product candidate is based on years of research, including the research headed by Professor Arnon at the Weizmann Institute during the 10 years prior to our inception. Over the course of that 10 year period the scientific concept of a peptide-based influenza vaccine was established and confirmed in numerous preclinical and clinical trials for various influenza virus strains. We believe that this knowledge and expertise gives us a competitive advantage over other universal influenza vaccine developers with less significant experience and knowledge of these fields of study.

•         In-house cGMP production capacity for Phase 2 clinical trials. Our facility consists of our offices and laboratories, in addition to a warehouse for equipment and chemicals. Our laboratory facilities include an analytical lab, production rooms and a virology laboratory approved by the Ministry of Labor in Israel. Our facility was audited and approved for production according to Good Manufacturing Practice standards, or cGMP, by a European qualified person. We believe that our production facility has the capacity to produce sufficient volumes of M-001 for use in our current and planned Phase 2 clinical trials.

Indications for our Product Candidate

M-001 is currently in advanced stages of Phase 2 clinical trials for three indications, the Universal Standalone Indication, the Universal Seasonal Primer for Elderly Indication and the Universal Pandemic Primer Indication.

M-001 for the Universal Seasonal Primer for Elderly Indication and the Universal Pandemic Primer Indication will be administered in two doses. The first dose, referred to as a primer, will be administered immediately upon the outbreak of an influenza pandemic or the beginning of an influenza season, as applicable. The second dose, referred to as a boost, will be administered with a seasonal vaccine or when a pandemic vaccine is developed against the specific new strain of influenza. We believe that M-001, approved for either of these indications, will thus allow health authorities to more quickly and effectively protect the general population or targeted groups from seasonal influenza and/or pandemic outbreaks.

Universal Standalone Indication

The use of M-001 as a standalone vaccine for the general population is intended to provide prolonged protection against existing and future influenza strains for a period of at least one year, and may be extended to periods of three to five years, subject to future regulatory approval. According to Datamonitor Healthcare, approximately 50% of the general population and 66% of the elderly population in the U.S. (ages 65 and up) is annually vaccinated against the influenza virus. Subject to competitive risks (including the risk that our competitors may develop vaccines that are or are perceived by doctors to be more effective, longer lasting or less expensive), we expect that M-001, if approved for commercial sale, will achieve a high penetration rate within its intended markets.

Universal Seasonal Primer for Elderly Indication

The Universal Seasonal for Elderly indication is designated for the elderly ages 65 and up, which are a risk group more prone to suffer from seasonal influenza complications. We estimate that 80% of the elderly across the world also suffer from co-morbidities. Moreover, according to a publication by the CDC, existing seasonal influenza vaccines were estimated to be effective only 32% of the time among adults over the age of 65. According to the worldwide scientific journal Vaccine (Molinari et al. 2007) the estimated economic burden (including economic cost) of the influenza virus in the U.S. in the elderly amounts to $56 billion each year.

According to the U.S. Department of Health and Human Services, the elderly population in the United States comprises 48 million, or approximately 12% of the overall U.S. population. In addition, We estimate that the different subpopulations of elderly persons over the age of 65 in the U.S. with co-morbidities, such as obesity, cardio vascular disease, type 2 diabetes and chronic obstructive pulmonary disease, range from approximately 7 to 34 million.

Universal Pandemic Primer Indication

The Universal Pandemic Primer Indication is designated to provide improved protection against flu pandemics to all populations. M-001 for this indication is designed to provide improved preparedness for the general population in the event of a pandemic outbreak. Such a pandemic outbreak is caused by an unknown virus, at unknown timing and location, and may cause high mortality and morbidity rates among the population. During the 20th century there were four main pandemic outbursts of the influenza virus, the latest of which was the “Swine Flu” in April 2009. A specific strain vaccine against the “Swine Flu” pandemic was only available from September 2009, approximately five months after the outbreak of this pandemic. The pandemic with the highest clinical attack rates, ranging from 25%-35%, was the A/H1N1, known as the “Spanish Flu”, which occurred in 1918/1919 season, and caused the death of between 50 to 100 million worldwide. It is estimated that the mortality rate amounted to 3%-5% of the world’s population at that time, and that this pandemic caused the global gross domestic product, or GDP to decrease by 4.8%. Furthermore, it is estimated that a deadly pandemic may cause up to 8% decrease of the world-wide GDP in addition to high mortality and morbidity rates.

The following graph demonstrates our pandemic preparedness plan according to this indication:

Our Business Strategy

Our strategy is to complete development of, and, thereafter, manufacture and commercialize M-001 for use as a global influenza prevention therapy. Key elements of our current strategy include the following:

•         Receive all required regulatory approvals for the commercialization of M-001 as a preventative therapy for influenza.  We have completed a Phase 2 clinical trial in Europe and plan to conduct a Phase 2 in collaboration with the NIAID prior to conducting Phase 3 clinical trials in the U.S., (either with one or more future collaborators, or, subject to available funding, on our own), to test the efficacy of M-001 on thousands of participants for the following three indications: (i) the Universal Standalone Indication; (ii) the Universal Seasonal Primer for Elderly Indication; and (iii) the Universal Pandemic Primer Indication.

•         Seek attractive partnership opportunities. We believe that the proprietary rights provided by M-001, together with the clinical and compliance benefits, will create attractive partnership opportunities for large pharmaceutical companies or health authorities in different countries around the world. We intend to seek to build a portfolio of commercially attractive partnerships consisting of co-developments and licenses, which will allow us to perform advanced trials (including Phase 3 clinical trials) and, following applicable regulatory approval, which we provide no assurance we will receive, to globally commercialize M-001 for all three planned indications.

•         Further develop our production line.  Our production facility has been Phase 1 and 2 clinical trial audited and approved for production according to cGMP. In October 2015 we entered into a Development and Manufacturing Agreement for the production of clinical batches of M-001. The initial clinical batches are expected to be manufactured during 2017, and are intended to be used by us for our planned phase 3 clinical trials and commercialization.

Results of Our Clinical and Preclinical Trials

General

All clinical trial protocols and their results, including preceding safety and efficacy data, are submitted to the regulatory authorities in the country where the trial is being conducted. The regulatory authority may demand additional preliminary tests before approving the clinical trial as well as changes to the submitted outline of the clinical trial. These changes may affect the planned timetables, costs and method of performance of our trials. Furthermore, regulatory authorities in different countries may have different requirements.

The course of the clinical trials and performance of the different stages of the trials is a process normally required in order to receive approval for marketing pharmaceutical products in countries where the clinical trials are performed. Generally, it is possible to market the product in a country only if such product was approved by that specific country, however in some countries it is possible to market the product even if the trials were not performed in that territory.

To date, we have conducted all our clinical trials in Israel, including the Phase 2 clinical, which we referred to as BVX-006, and received preliminary results indicating M-001 was safe, well tolerated and induced humoral immune responses, successfully meeting the primary safety and secondary immunogenicity endpoints. We have also completed a clinical trial in Budapest, Hungary, as part of our membership in the UNISEC consortium and are planning to participate in one additional Phase 2 clinical trial in the United States in 2017 conducted by NIAID, part of the U.S. National Institutes of Health (NIH) within the Department of Health and Human Services (HHS). We are assisted by professional advisers in examining the possibilities of performing clinical trials in additional countries, taking into consideration the costs of the trials, speed of receiving the approvals, and manner of performing the trials. We consider this information, together with marketing information regarding future products in each country and whether each country regulatory authority consents to relying on prior approvals and research performed in other countries, in choosing clinical trial sites.

Failure of clinical trials at any stage may cause us to perform an additional trial or to cease the development of the product candidate entirely for a specific indication. We make such decisions based on the nature of the results of the trials. In order to receive the various approvals required in different countries, we set timetables, taking into account the seasonality of the influenza disease. Commencing with our initiation of Phase 3 trials (if this occurs), we intend to examine the effectiveness of our product candidate using laboratory parameters and according to the percentage of vaccinated subjects naturally infected and/or the severity of the disease. Therefore, Phase 3 trials of the Universal Pandemic Primer Indication will not be limited to a certain season and will be based on laboratory parameters only.

Safety and Efficacy Preclinical Trials

We have conducted safety and efficacy preclinical trials in rats and mice. These preclinical trials as described below have demonstrated that M-001 provides an effective flu protection, and an immune reaction against different flu virus strains. During these preclinical trials both humoral and cellular immune reactions were recorded. The preclinical trials provided a proof of concept for all three indications: Universal Standalone Indication, Universal Seasonal Primer for Elderly Indication and Universal Pandemic Primer Indication. While these results are encouraging, we cannot determine the safety and efficacy of M-001 in human patients based on such preclinical trials.

The following is a summary of safety, including Good Laboratory Practice (GLP) toxicology studies and efficacy trials of M-001 conducted on animals:

The humoral immune reaction in mice

M-001 was administered to genetically identical mice (inbred) as well as outbred mice. The results showed a significant antibody reaction against different strains of viruses covered by M-001. The injection of M-001 together with an adjuvant, a stimulating substance added to the vaccine which enhances the reaction thereto in a non-specific manner, significantly raised the amount of antibodies measured in the sample group.

The cellular immune reaction in mice

These trials performed in mice were intended to examine the cellular immune reaction to M-001. Results of the trials showed that the white blood cells of the mice multiplied and secreted Interferon Gamma, a protein secreted as part of the body immune response in reaction to the penetration of the virus. The amount of Interferon Gamma secreted was significantly higher in the experimental group as compared to the control (non-immunized) group.

Influence of the dose on the level of the immune reaction

Trials were performed in mice in order to examine the most effective dose for the vaccine. For this purpose, the mice were vaccinated with different doses of M-001 ranging from 50 to 500 micrograms (mcg) and were then infected with a fatal dose of the virus. This trial showed a dose dependent immune reaction to M-001; the higher the dose given, the more antibodies were measured in the subject population.

Protection against infection with the virus in mice

As part of the experiment, M-001 was administered three times to mice which were then infected with a fatal dose of the virus. High survival rates of the immunized mice were recorded five days after the date of lethal infection compared with the non-immunized control group. In addition, a minimal amount of virus was found in the vaccinated mice’s lungs compared with a very large amount of virus in the control group.

Toxicology in three administrations of the vaccine in rats

Following the recommendation of the FDA, a GLP toxicology trial was performed in which the maximal vaccine dose intended for humans with and without an adjuvant was administered to rats. The trial was performed by a certified service provider under GLP conditions. Three injections of the vaccine were given to rats. The results indicated that M-001 was safe for use in animals, at doses of 250 and 500 microgram with and without the adjuvant, with minor local and transient reactions at the site of injection were recorded. A similar trial showed that a dose of 1,000 micrograms without the adjuvant is safe for use in animals with similar local transient reactions.

Experiments performed on mice to examine the effectiveness of M-001 against swine flu

In August 2009 we reported that following an examination of vaccinated mice blood cells, we located antibodies which specifically identify the A/H1N1 virus, or the Swine Flu. We later found that M-001 as a Primer was able to induce antibodies in the mice at a level that is considered protective against this specific flu strain.

Experiments on mice to examine the effectiveness of M-001 against avian influenza

In December 2012 we announced our success in preclinical trials performed on mice with H5 avian influenza strains. Our preclinical trials showed that administering M-001 as a primer significantly raised the amount of antibodies to a level that is considered protective against this potentially H5 pandemic flu strain.

In addition, in August 2013 we announced that we received additional H7 avian influenza strain in order to perform similarly designed preclinical trials on mice. Following the analysis of these preclinical trial results, we found that M-001 as a primer significantly raised the amount of antibodies to a level that is considered protective against this potentially H7 pandemic flu strain as well.

At a pre-IND meeting held with the FDA in 2012, the FDA indicated that our preclinical trials conducted to that date were sufficient to continue our Phase 2 and Phase 3 clinical trials.

Results of our Clinical Trials

We have completed two Phase 1/2 clinical trials and three Phase 2 clinical trials conducted in Israel pursuant to clinical trial protocols approved by the Israeli Ministry of Health. These clinical trials were designed for adults between the ages of 18 and 49, 55 to 75 and 50 to 64, and included an aggregate of 479 participants. We have also completed a Phase 2 clinical trial conducted in Europe. During all completed clinical trials, M-001 and other vaccines were intramuscularly administered. All completed clinical trials were random, placebo controlled. Phase 1/2 clinical trials were single-blind, and Phase 2 clinical trials were double-blind.

Because our product candidate is a vaccine, we conducted our Phase 1/2 clinical trials on healthy participants to test the safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. Results from our Phase 1/2 and Phase 2 clinical trials results indicated that M-001 was well tolerated and safe across all treatment groups within the trial population and that M-001 was effective in causing an immune reaction in clinical trial participants administered with M-001.

The following table summarizes the structure, design and purpose of our completed Phase 2 clinical trials conducted in Israel and Hungry, subject to the relevant regulatory approvals for each clinical trial:

Clinical trial number	Phase	Trial Design	Trial Purpose	Population	Number of Subjects	Results
BVX-002	1/2	randomized, single-centered, single-blind, placebo-controlled escalating double-dose		Adults (ages 18 to 49)	63
BVX-003	1/2	randomized, single-blind, placebo-controlled escalating double-dose		Elderly (ages 55 to 75)	60	M-001 was
BVX-004	2	randomized, two centered, two stage, double-blind, placebo controlled double-dose	Primary Endpoint: Safety	Adults (ages 18 to 49)	200	well tolerated and a humoral and cellular immune
BVX-005	2	multicenter, randomized, placebo-controlled	Secondary Endpoint: immunogenicity	Elderly (ages 65+)	120	reaction was revealed.
BVX-006	2	Randomized, Placebo-Controlled, Double-Blind	Primary Endpoint: Safety Secondary Endpoint: immunogenicity	adults between ages of 50 to 64	36
BVX-007	2	Randomized, Placebo-Controlled, Double-Blind	Primary Endpoint: Safety and cell mediated immunity	adults between ages of 18 to 60	222	Safety of M-001 confirmed.

BVX-002

We completed our BVX-002 Phase 1/2 clinical trial during the third quarter of 2009. This Phase 1/2 study was a single-center, single-blind, placebo-controlled, first-in-man trial, intended to test the safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. More specifically, the study was aimed at assessing the safety of repeated intramuscular administration of two different doses of the influenza-targeted M-001 vaccine prepared with or without an adjuvant. Three subjects designated as “pre-pioneer”, were vaccinated once with a low dose (125 mcg) of M-001 and monitored for 7–9 days thereafter to ensure the vaccine’s relative safety before exposing further subjects to higher doses. Only after evaluation of the responses of these three subjects, and a minimum 72-hour observation window after release of the third subject, were further vaccinations and doses authorized. In the remaining cohorts, three subjects of each cohort were always treated before the remainder of the cohort to ensure basic vaccine safety. In addition, a dose escalation was only allowed after a 10-day observation period between the last dosing of the lower dose cohorts and the first vaccination of the higher dose cohorts. The appropriate dosage of M-001 was intramuscularly administered on days 0 and 21 of the clinical trial. Blood was drawn on vaccination days and on day 42 to assess safety and immune parameters. Follow-up and recording of any adverse events extended up to three weeks after administration of the second vaccine dose.

The broadest immune response was recorded among subjects vaccinated with two doses of 250mcg or 500mcg of M-001 with or without an adjuvant formulation. M-001 exhibited a positive safety profile, in that no serious or severe adverse events were reported and no adverse events were defined as probably or definitely related to treatment. The fewest number of adverse events were reported for the experimental group administered with the 500mcg of M-001 with an adjuvant. Of the adverse events described as possibly-related to treatment regimen, 92.6% were graded mild and 61% were overcome within one day of appearance. Only four participants suffered from fever above 100.4°F.

The following graph demonstrates the proliferation of lymphocyte cells, indicating an immune reaction after administering M-001:

Significant Proliferation to Flu viruses in Young Adults

Data from BVX-002 trial

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
% Responders
PBS
M-001
*
B/Mal
A/California H3
A/NC H1
HA 307
NP 206

* p≤0.05

One • For All : The Universal Flu Vaccine

BVX-003

We completed our BVX-003 Phase 1/2 clinical trial in April 2010. This study was a single-center, single-blind, placebo-controlled trial, intended for further testing the safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. More specifically, the study was aimed at assessing the safety and tolerability of two successive intramuscular administrations of M-001, prepared with or without an adjuvant, in elderly volunteers (ages 55 to 75). Subjects were randomly allocated to one of two dosing cohorts, with 30 subjects per cohort, and treated with either 250mcg or 500 mcg active vaccines. An optional third vaccination with the commercial trivalent seasonal influenza 2009/10 vaccine (TIV) (Vaxigrip, Sanofi-Pasteur or equivalent product) was supplied to those interested subjects not immunized prior to the study.

The strongest immune reactions, both humoral and cellular, were detected among subjects receiving the M-001-based vaccines in 250 or 500 mcg doses with or without an adjuvant, compared to those receiving placebo with an adjuvant. Humoral responses to M-001 were most significant among subjects primed with either of the adjuvanted or non adjuvanted M-001-based formulations and subsequently boosted with the TIV, when compared to the combined control groups that were not previously primed with M-001. All variations of M-001 administration (with an adjuvant or in different doses) proved safe and tolerable among the participants. The number of subjects reporting adverse events after treatment with active vaccines was similar to their respective placebo cohorts, showing that the M-001 was well tolerated and safe.

The graphs below demonstrate M-001’s effectiveness in BVX-002 and BVX-003 as a standalone vaccine in different doses:

PBMC PROLIFERATION TO M-001 IN ADULTS

BVX-002: Young adults
lymphocytes proliferation [cpm]
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
*
PBS
M-001

BVX-003: Older adults
lymphocytes proliferation [CPM]
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
**
PBS
M 500

After 2 IM administrations of non adjuvanted M-001 , PBMCs were isolated and exposed ex-vivo to M-001.
Proliferation was measured by ^3H uptake. * p≤0.05; ** p≤0.07

One • For All : The Universal Flu Vaccine

BVX-004

We completed our BVX-004 Phase 2 clinical trial in June 2011. This Phase 2 study was a multi-center, randomized, two stage, double-blind, placebo-controlled, double-dosed administration study, intended for further testing the safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. More specifically, the study was aimed at assessing the safety and tolerability of intramuscular administration of 500 mcg M-001, prepared with an adjuvant, in younger adult volunteers. 200 subjects of the study were randomized to receive either: (i) two doses of adjuvanted 500 mcg M-001 vaccine (ii) two doses of the placebo (iii) two doses of the adjuvanted placebo, and (iv) a single co-administration of adjuvanted M-001. The groups were then treated with a third administration of TIV in different doses approximately 60 days from the second administration.

The results showed increased humoral and cellular responses after two immunizations with adjuvanted M-001 as compared to after immunization with adjuvanted placebo. In addition, increased humoral and cellular responses were detected after co-administration of adjuvanted M-001 with TIV as compared to after co-administration of placebo and TIV. M-001 was found to be well tolerated and safe in all treatment groups and no relation was found between adverse events and the administration of M-001.

BVX-005

We completed our BVX-005 Phase 2 clinical trial in February 2012. This Phase 2 clinical trial was intended for further testing the safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. Within the framework of this BVX-005 Phase 2 clinical trial, 120 subjects received two injections of 500 mcg M-001, with or without an adjuvant, or placebo followed by TIV. Accordingly, subjects were randomly allocated to the following treatment groups: (i) two administrations of M-001 followed by a third administration of TIV (ii) one administration of M-001 followed by TIV (iii) one administration of adjuvanted M-001 followed by TIV, and (iv) one administration of placebo followed by TIV.

Results revealed a significant increase in the proportions of Interferon Gamma secreting cells and influenza infection-fighting antibodies, or influenza antigens, which indicated an anti-viral immune response that was not observed in the placebo groups. A humoral immunity reaction was strongest in participants treated with M-001 as a primer and boosted with TIV compared to the placebo group. In addition, all formulations of M-001 were well tolerated and safe across all treatment groups.

The graphs below demonstrate that more subjects of the BVX-005 clinical trial were protected from different pandemic strains after administered with the M-001 followed by TIV. The graphs below also show results of clinical trials in animals in this model:

M-001 Enhances Pandemic Vaccines

Human clinical trial: Age 65+
Subset from BVX-005
Swine H1N1
% Seroconversion (HAI)
70
60
50
40
30
20
10
0
*
H1N1
M-001 +H1N1
Mouse Model
Avian H5N1
Clade 1
100
80
60
40
20
0
*
H5N1 vaccine
M-001 + H5N1 vaccine
Avian H7
H7 vaccine
M-001+H7 vaccine
Broadened coverage
H5 and H7 Strains NOT in vaccine
clade 2.1
clade 2.2
clade 2.3
% Seroconversion
H7N3
H7N7
H7N9
H5N1 Avian strains
M-001+ H5N1 Avian
H7 Avian strains
M-001+ H5N1 Avian

The graphs below illustrate an enhanced protection of adults and elderly after priming with our vaccine in our BVX-003 and BVX-005 clinical trials:

M-001: Human Clinical Trial Efficacy

More people seroconverted (HAI[1]) to all vaccine strains tested

BVX-003: Older Adults **(age 55-75 Year)**

TIV
Twice M-001 + TIV
% Seroconversion
0
10
20
30
40
50
60
70
80
A/Brisbane/59/07
A/Brisbane/10/07
B/Brisbane/60/08

BVX-003: 500 mcg M-001 twice, TIV (Sanofi, Vaxigrip 2009) and Placebo (either PBS or adjuvanted PBS)

BVX-005: Elderly **(age 65+ Year)**

TIV
M-001 once + TIV
% Seroconversion
0
5
10
15
20
25
30
35
40
45
50
*
A/California/7/09 H1
A/Perth/16/09 H3
B/Brisbane/60/08
H1N1 pandemic swine flu strain

BVX-005: 500 mcg M-001 <u>ONCE</u>, TIV (Sanofi, Vaxigrip 2011) and Placebo (PBS). * p=0.07

The following graphs demonstrate a broad and high cellular response to M-001 administered during BVX-005 clinical trial:

CD4 & IFN-gamma Production in Elderly

Data from BVX-005 trial

Priming with M-001 elicits broad and high cellular response

Baseline
Day 42 (After M-001 x2)
* P<0.05
% positive of all CD4 cells (Mean + SE)
0.3
0.25
0.2
0.15
0.1
0.05
0
*
*
*
*
*
A/Brisbane/10/07 H3N2
A/California/7/09 H1N1
A/Perth/16/09 H3N2
B/Brisbane/60/08
Flumist 2011
Viral antigen:
NP
HA
HA
HA
Live cold-adapted

BVX 005 in 65+ (N=10): Peripheral blood mononuclear cells (PBMCs) from whole blood were exposed ex vivo to 6mcg of each indicated antigen. Intracellular staining for IFN-gamma and CD4 frequencies were analysed by FACS. % calculated of IFN –g positive cells out of total CD4 cells

CD8 & IFN-gamma Production in Elderly

Data from BVX-005 trial

Priming with M-001 elicits broad and high cellular response

0.45
0.4
0.35
0.3
0.25
0.2
0.15
0.1
0.05
0
% positive of all CD8 cells (Mean + SE)
Baseline
Day 42 (after M-001 x2)
* P<0.05
*
*
A/Brisbane/10/07 H3N2
A/California/7/09 H1N1
A/Perth/16/09 H3N2
B/Brisbane/60/08
Flumist 2011
Viral antigen:
NP
HA
HA
HA
Live cold-adapted

BVX 005 in 65+ (N=10): Peripheral blood mononuclear cells (PBMCs) from whole blood were exposed ex vivo to 6mcg of each indicated antigen. Intracellular staining for IFN-gamma and CD8 frequencies were analysed by FACS. % calculated of IFN –g positive cells out of total CD8 cells

We exposed the blood plasma samples from the BVX-005 participants (taken following the completion of the trial in 2012) to the current influenza flu epidemic H3N2, which in 2012 did not yet exist and examined the immunogenicity (HAI) antibodies in each blood plasma sample. In and found significantly increased level of protective antibodies against the H3N2 strain in the samples taken from participants that received the M-001 vaccine in comparison to the control group. An average of 50% or greater of the participants in the experimental group receiving M-001 showed immunogenicity against this new strain versus only 10% on average in the control group, a result which has statistically high significance. This concurs with the similar results found in our recent BVX-006 phase II trial showing increased antibody response to the H3N2 epidemic flu strain in those that received our universal vaccine, although it was not included in the commercially available seasonal flu vaccine of the 2014/15 season. We believe this data confirms the universal nature of M-001, protecting against all types of flu strains.

BVX-006

We completed our BVX-006 Phase 2 clinical trial in June 2015. This Phase 2 clinical trial was intended for further testing the safety and immunogenicity of M-001 at regular and higher doses (0.5 mg and 1 mg, respectively) and after three consecutive administrations. Within the framework of this BVX-006 Phase 2 clinical trial, 36 subjects between the ages of 50-65, divided into three groups, were intramuscularly injected three times with M-001 or placebo, followed by an administration of the 2014/2015 season trivalent influenza vaccine (TIV) 3 weeks later. Accordingly, subjects were randomly allocated to the following treatment groups: (i) three administrations of 0.5mg of M-001 followed by an administration of TIV (ii) three administrations of 1.0 mg of M-001 followed by an administration of TIV (iii) three administrations of placebo followed by TIV.

Clinical trial results indicated that the administration of M-001 is safe and efficient against many strains of the influenza virus when administered at 1mg for participants at the age of 50-65. M-001 in 1mg dose primed for immune responses in a manner consistent with previous data in this age group. M-001 also elevated the immune response to other strains that were not included in the current influenza seasonal vaccine, including against the drifted H3N2 strain of influenza that has caused 2014/2015 season’s epidemic in the United States. In addition, cell mediated immunity which is specific to different pandemic strains (bird-flu strains) was elicited after immunization with M-001 alone. These results support our claim that M-001 provides a broadened and improved protection against multiple influenza type A and B virus strains.

The following graph shows that M-001 is safe and immunogenic:

BVX-007

We completed our BVX-007 Phase 2 clinical trial in September 2016. This Phase 2 clinical trial was conducted in Budapest, Hungry, as part of our membership in the UNISEC Consortium. Prior to commencement, we received the requisite regulatory approvals for the clinical trial from the EMA and the relevant Hungarian Regulatory Authority. BVX-007 was designed to evaluate the safety and immunogenicity of M-001 when used ahead of H5N1, an avian influenza vaccine, and we have contracted with a supplier for the delivery of H5N1 vaccine necessary for the performance of the clinical trial. BVX-007 was conducted in adults between the ages 18 to 60, initially including 222 participants. Following the withdrawal of three patients, the clinical trial was completed with the participation of 219 patients. In November 2016 we received positive preliminary safety results from our BVX-007 clinical trial, with no related severe adverse events and only three moderate adverse events possibly or probably related to the treatment. We expect to receive immunogenicity results in the first half of 2017.

Planned Phase 2 Clinical Trials

We plan to conduct an additional Phase 2 clinical trial in the U.S. prior to any future Phase 3 clinical trials.

We intend to participate in a phase 2 clinical trial to be held in the United States, conducted by NIAID. This clinical trial will assess the ability of M-001 in humans to serve as a pandemic primer to the H7N9 avian pandemic vaccine by enhancing protective immunity to these highly pathogenic avian influenza H7 strains. It will also look to strengthen previous clinical and pre-clinical findings on M-001 priming capacity to other seasonal and pandemic strains. We expect NIAID will launch this clinical trial during 2017.

The following table summarizes the structure, design and purpose of our planned Phase 2 clinical trials, to be completed in accordance with the applicable regulation in the relevant location:

Clinical trial number	Phase	Location	Regulatory Authority	Trial Design	Trial Purpose	Population	Number of Subjects
BVX-008	2	United States	FDA	A randomized, double-blind, active-controlled phase 2 trial in collaboration with NIAID	Primary Endpoint: Safety Secondary Endpoint: immunogenicity	Adults between ages 18-45	150

Future Phase 3 Clinical trials

We do not currently have sufficient financial resources to conduct Phase 3 clinical trials of M-001 on our own, and do not expect that the proceeds we received from the offering will be sufficient to finance Phase 3 clinical trials of M-001 in the future. Subject to the completion of our current and planned Phase 2 clinical trials and the receipt of all necessary regulatory approvals for Phase 3 clinical trials, we intend to seek to establish collaborations with large multinational pharmaceutical companies and/or national health authorities to finance Phase 3 clinical trials of M-001. However, to the extent that we have sufficient capital to do so (whether through sales of debt or equity securities or otherwise), we may seek to conduct Phase 3 clinical trials of M-001 for some or all of our indications without such collaborations.

Upon completion of Phase 3 clinical trials for some or all our indications, we may initiate Phase 4 post-marketing clinical trials to validate the clinical efficacy of our product candidate. We also intend to use future revenues accrued from the commercialization of M-001 (if approved for commercial sale) for a specific indication to finance Phase 3 clinical trials for our remaining indications.

Subject to receiving all applicable regulatory approvals and to the completion of Phase 2 clinical trials, we intend to perform Phase 3 clinical trials which will include two groups of participants, each consisting of thousands of participants, in order to prove the safety and efficacy of M-001; the experimental group will receive M-001, and the control group will receive placebo or an existing seasonal or pandemic vaccine.

We intend to initiate Phase 3 clinical trials of M-001 for all of our indications; however, if we determine that we do not have sufficient funds to perform Phase 3 clinical trials for all indications, we intend to prioritize performing Phase 3 clinical trials of M-001 for the Universal Seasonal Primer for Elderly Indication and the Universal Pandemic Primer Indication, and thereafter, to the extent possible, the Universal Standalone Indication.

The planned Phase 3 clinical trials for each indication are as specified in the table below:

Indication	Participants in Phase 3 clinical trials	Administration to Control Group	Expected Results
Universal Standalone Indication	Adults	Placebo	Statistically, a higher level of antibodies found in experimental group
Universal Seasonal Primer for Elderly Indication	Elderly population with co-Morbidity	Placebo instead of Primer, seasonal influenza vaccine as Boost.	Statistically, a higher level of antibodies found in experimental group
Universal Pandemic Primer Indication	Adults	Placebo instead of Primer, pandemic influenza vaccine as Boost.	Statistically, a higher level of antibodies found in experimental group

Competition

The pharmaceutical industry is characterized by rapidly evolving technology, intense competition and a highly risky, costly and lengthy research and development process. Adequate protection of intellectual property, successful product development, adequate funding and retention of skilled, experienced and professional personnel are among the many factors critical to success in the pharmaceutical industry.

Generally, our competitors currently include large fully integrated pharmaceutical companies such as Sanofi-Aventis, GlaxoSmithKline, Novartis (which recently announced divestiture of influenza vaccines business to CSL Limited), AstraZeneca, bioCSL, Baxter and Abbott (Solvay). Our direct competitors are companies and academic research institutes in various developmental stages attempting to develop a universal influenza vaccine.

To our knowledge, a number of direct competitors to M-001 are attempting to develop a peptide-based influenza vaccine. Our information as to the identity of our competitors, the nature of the competing product candidate and the development stage of such competing product candidates relies solely on information available to the public. The following is a summary of known competitors and competing product candidates.

SEEK is developing a vaccine based on six specific peptides to induce cellular immunity. In 2011 SEEK published Phase 2 clinical trial results in 28 people which indicated that its vaccine stimulated the immune system and was found to be safe. In April 2016, it was reported that SEEK and VIVO invested approximately $20 million to create Imutex, a startup with a “Phase 2a a ready” universal flu vaccine candidate. Immune Targeting Systems, which was acquired by Altimmune Inc., formerly known as Vaxin Inc., was developing a candidate influenza vaccine named Flunysin, however no progress has been publicly reported since at least 2015, and Flunisyn no longer appears on the company’s literature. Two Phase 2 clinical trials have shown that Flunysincaused an immune system reaction against some flu strains. Immune Targeting Systems announced positive data from Phase 1/2 clinical trials in the elderly at the 2013 World Vaccine Congress in the U.S. Altimmune also reports completion of two Phase 1 trials for its NasoVax influenza vaccine candidate, and anticipates beginning a Phase 2 trial 3Q 2017. Inovio is developing synthetic DNA vaccines. In May 2012 Inovio reported that in Phase 1 clinical trial the avian influenza vaccine SynCon caused a protective antibody reaction against six strains of the H5N1. FluGen is developing REDEE, a vaccine based on a live virus which cannot multiply or stimulate the immune system. Clinical trials for REDEE were expected to begin during 2014. In August 2015 it was reported that FluGen completed a $12 million financing for the development of REDEE , including completion of an initial human clinical trial and the preparation of a quadrivalent vaccine candidate. Other academic laboratories across the world are in the early stages of research of additional potential influenza vaccines targeting a specific protein common in the influenza virus. Medicago, in Phase 2 trials, manufactures strain specific vaccines in tobacco.

Marketing and Sales

We do not currently have any marketing or sales capabilities. We intend to license to, or enter into strategic alliances, with governments, health systems or companies in the pharmaceutical business, which are equipped to market and/or sell our products, if any. We may seek to establish marketing and/or sales forces in the future in addition to any such licensing arrangements or strategic alliances.

Seasonal Effect

Generally, influenza vaccines sales mostly occur during the months of September through November of each year. However, because M-001 is designed to provide long-lasting (multi-year) protection and not just seasonal protection, we believe that M-001 as a universal standalone vaccine or as a pandemic primer, if approved, will not be subject to the seasonality experienced by current (seasonal) influenza vaccines on the market.

However, we expect that most sales of M-001 as a universal seasonal primer for elderly, intended to be administered in combination with the existing seasonal vaccine, will be conducted during the influenza season.

Manufacturing

M-001 is produced using modified, non-pathogenic, bacteria. We produce M-001 in a standard, robust and low cost manufacturing process according to cGMP standard in our facilities. We intend to seek collaboration programs with leading international pharmaceutical companies for the commercializing and marketing of M-001. The cost of producing M-001 for commercial sale will be dependent on the nature of such collaboration. Our experimental manufacturing facility currently possesses the capacity to manufacture up to 1,000 doses per batch using a 20 liter fermenter.

In October 2015, we entered into a Development and Manufacturing Agreement for the production of clinical batches of M-001, with Cytovance Biologics Inc., a CMO based in Oklahoma, USA. Under the terms of the Agreement, Cytovance will scale up and optimize the small-scale cGMP manufacturing process of M-001. The technology transfer is nearing completion, with the initial clinical batches expected to be manufactured during 2017. The clinical grade M-001 batch is intended to be used for Phase 3 clinical trial, planned for the 2017/18 timeframe, which is a critical step towards commercialization of M-001 in the US, Europe and the rest of the world.

Properties

Office Leasing Agreement

Our principal executive offices and main laboratory are located at the Science Park, 14 Einstein Street, Nes Ziona, Israel. We lease this space, which presently consists of a total area of approximately 4,575 square feet, from an unaffiliated third party pursuant to a lease that expires on January 31, 2017. We are currently negotiating to extend the lease following such date for at least additional 24 months.

We believe this existing property is sufficient for our needs in the foreseeable future and that we have the ability to renew our lease at market terms and expand if required.

Fixed assets

Our fixed assets are comprised of laboratory equipment, furniture, software and improvements in the leased property. The accumulated depreciation as stated in our financial reports is deducted from the fixed assets value. Our fixed assets, less deduction for the accumulated depreciation, were estimated at NIS 1.6 million ($0.42 million) for the period ended on September 30, 2016 and at NIS 2.0 million ($0.54 million) for the period ended on December 31, 2015.

Our Main Laboratory

We completed the construction of our current laboratory facility at the beginning of 2012. Our laboratory was audited and approved according to the Good Manufacturing Practice standard pursuant to the European QP directive. Our main laboratory consists of three departments, in addition to a cGMP warehouse for equipment and chemicals. These departments are: (i) an analytical lab, which conducts quality tests on our products using our designated analytical methods; (ii) production rooms, defined as “clean rooms”, which include a fermentation room, a protein cleaning and formulation room, dressing rooms, and a lobby; and (iii) a virology laboratory approved by the Ministry of Labor in Israel.

The analytical lab is equipped with advanced equipment and machinery including computerized analytical devices for qualitatively and quantitatively determining proteins and peptides, as well as their encoded nucleic acids, equipment for measuring light absorption properties for identifying substances, equipment for measuring weight, acidity and temperature, and equipment for identifying replication of DNA sequences.

Our laboratory also includes a separate technician room which contains our computers and software used to collect the data received from our different devices for the purpose of analyzing it. The lab also contains refrigerators and freezers which are consistently monitored and that are connected to a computerized control system. The production rooms are equipped with a fermentation facility, machinery for filtering and concentrating protein, a computerized system for the characterization and separation of proteins, as well as equipment allowing us to work under sterile conditions.

The virology lab is equipped with microscopes, incubators for growing bacteria, animal cells and viruses, and equipment enabling us to work under sterile conditions. The work performed at the virology lab involves various virus strains and therefore mandates strict safety conditions, and is subject to Israeli environmental regulation. A designated wash room with advanced water filtering and purification systems and sterilization equipment services the departments.

To date, our facility allowed us to produce the necessary quantity of M-001 for our clinical trials that we completed, and we entered into an agreement with a CMO for future and planned phase 3 clinical trials. For additional information, see “Business — Manufacturing”.

Research Grants

Grants under the Israeli Encouragement of Industrial and Development Law

On July 29, 2015, the Israeli parliament amended the Research Law to establish NATI, which replaced the OCS. NATI is intended to have greater power and freedom than the OCS in launching creative funding tracks and instituting new guidelines that will govern the transferability and licensing of the resulting technology. NATI was formed as of January 1, 2016, and new grant tracks and guidelines will be published from time to time. Until the NATI launches into full operations, which may take a few months, the existing OCS regulations will continue to apply. We cannot assess at this time how the amended Research Law will affect our obligations to the OCS and any future grants received, if at all from the NATI. The following is a summary of OCS regulations that apply to us following the receipt of grants since 2006:

Under the Research Law, research and development programs which meet specified criteria and are approved by a committee of NATI, formerly known as the OCS, are eligible for grants. The grants awarded are typically for up to 50% of the project’s expenditures, as determined by the research committee. The grantee is required to pay royalties to the State of Israel on income generated from the sale of products (and related services associated with such products), whether received by the grantee or any affiliated entity (as defined in the Royalty Regulations), developed, in whole or in part, within the framework of an OCS-funded project or deriving therefrom. In accordance with the provisions of the Royalty Regulations, royalties are paid beginning from the date of the sale of the first product developed according to an OCS-funded project at rates between 3% to 6% of sales of the product, depending on the situation and applicable criteria, and are payable until the repayment of the full amount of the total OCS funding and accrued interest (LIBOR).The terms of the Israeli government participation also require that products developed using government grants be manufactured in Israel and that the technology developed thereunder may not be transferred outside of Israel, unless approval is received from the OCS (such approval is not required for the transfer of a portion of the manufacturing capacity which does not exceed, in the aggregate, 10% of the portion declared to be manufactured abroad in the applications for funding, in which case only notification is required) and additional payments are made to the State of Israel. However, this does not restrict the export of products that incorporate the funded technology. See “Risk Factors — Risks Related to Our Operations in Israel” for additional information. Should the Research Committee of the OCS approve the transfer of manufacturing rights outside of Israel, the royalty payments will be subject to an increase of up to a cap of 120%, 150% or 300% of the total OCS funding and accrued interest (LIBOR) (depending upon the portion of manufacture outside of Israel), and the royalty rates will be subject to an increase as well.

Ordinarily, as a condition to obtaining approval to manufacture outside Israel, we would be required to pay increased royalties, as set forth in the Research Law. The total amount to be repaid to the OCS would also be adjusted to between 120% and 300% of the grants, depending on the manufacturing volume that is performed outside Israel. We note that a company also has the option of declaring in an OCS grant application that it intends to exercise a portion of the manufacturing capacity abroad, thus avoiding the need to obtain additional approval after approval of such application by the OCS. However, even if OCS approval is granted for the manufacture of products outside Israel or if the transfer of manufacturing abroad is at a rate that does not require such approval (i.e., at a rate of up to 10% in excess of the portion declared to be manufactured abroad in the applications), the obligation with regard to payment of increased royalties still applies with respect to, and to the extent of, such transfer of manufacturing outside of Israel. The Research Law restricts the ability to transfer know-how funded by the OCS outside of Israel. Transfer of OCS-funded know-how outside of Israel requires prior OCS approval and is subject to certain payments to the OCS calculated according to formulae provided under the Research Law. A transfer for the purpose of the Research Law means an actual sale of the OCS-funded know-how, any license to develop the OCS-funded know-how or the products resulting from the OCS-funded know-how or any other transaction, which, in essence, constitutes a transfer of the OCS-funded know-how. A mere license solely to market products resulting from the OCS-funded know-how would not be deemed a transfer for the purpose of the Research Law. It should be noted that specific regulations regarding licensing of OCS-funded intellectual property are under preparation but are not yet public.

If we wish to transfer OCS-funded know-how, the terms for approval will be determined according to the character of the transaction and the consideration paid to us for such transfer. The OCS approval to transfer know-how created, in whole or in part, in connection with an OCS-funded project to a third party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the OCS calculated according to a formula provided under the Research Law that is based, in general, on the ratio between the aggregate OCS grants to the company’s aggregate investments in the project that was funded by these OCS grants, multiplied by the transaction consideration. The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a new redemption fee formula that is based, in general, on the ratio between the aggregate amount of OCS grants received by the company and the company’s aggregate research expenses, multiplied by the transaction consideration. Such new formula enacted in the framework of the amendment to the Research Law passed on January 6, 2011 by the Israeli Knesset came into effect on November 5, 2012, when the new Regulations for the Encouragement of Research and Development in the Industry (the Maximum Payment for the Transfer of Know-How in Accordance with Section 19B(b)(1) and (2)), 5777-2012, or the Cap Regulations, were promulgated. The Cap Regulations establish a maximum payment of the redemption fee paid to the OCS under the above mentioned formulas and differentiates between two situations: (i) in the event that the company sells its OCS-funded know-how, in whole or in part, or is sold as part of certain merger and acquisition transactions, and subsequently ceases to conduct business in Israel, the maximum redemption fee under the above mentioned formulas will be no more than six times the amount received (plus annual interest) for the applicable know-how being transferred, or the entire amount received, as applicable; (ii) in the event that following the transactions described above (i.e., asset sale of OCS-funded know-how or transfer as part of certain merger and acquisition transactions), the company continues to conduct its research activity in Israel (for at least three years following such transfer and keeps on staff at least 75% of the number of research employees it had for the six months before the know-how was transferred), then the company is eligible for a reduced cap of the redemption fee of no more than three times the amounts received (plus annual interest) for the applicable know-how being transferred, or the entire amount received, as applicable.

Subject to prior consent of the OCS, the company may transfer the OCS-funded know-how to another Israeli company. If the OCS-funded know-how is transferred to another Israeli entity, the transfer would still require OCS approval but will not be subject to the payment of the redemption fee (we note that there will be an obligation to pay royalties to the OCS from the income of such sale transaction as part of the royalty payment obligation). In such case, the acquiring company would have to assume all of the selling company’s responsibilities towards the OCS as a condition to OCS approval.

Our research and development efforts have been financed, partially, through grants that we have received from the OCS. We therefore must comply with the requirements of the Research Law and related regulations.

As of September 30, 2016, we have received a total of NIS 19.5 million ($5.1 million) in OCS grants. Therefore, the discretionary approval of an OCS committee will be required for any transfer to third parties outside of Israel of rights related to M-001, which has been developed with OCS funding. We may not receive the required approvals should we wish to transfer this technology, manufacturing and/or development outside of Israel in the future. We may be required to pay penalties in addition to repayment of the grants. Such grants may be terminated or reduced in the future, which would increase our costs. OCS approval is not required for the export of any products resulting from the OCS funded research or development in the ordinary course of business.

In September 2014 we received an additional approval for funding of our research and development program for M-001 by the OCS for a maximum expense amount of up to NIS 4.87 million.

In February 2016 we were notified that NATI, or OCS, agreed to fund up to 40% of a NIS 3.6 million (approximately US$0.96million) project towards ongoing development of M-001.

We didn’t received additional OCS grants from September 30, 2016 through the date of this prospectus.

Grant from the European Union

We are a member of the UNISEC Consortium. The UNISEC Consortium has received a grant in the amount of €6 million from the European Union, of which we expect to receive approximately €0.5 million (approximately $0.6 million) to finance our BVX-007 clinical trial. In June 2013, we entered into a framework agreement with the Department of Pharmaceutical Technology and Biopharmacy of Groningen University, or the Coordinator, and the

11 other members of the Consortium. The framework agreement, which has a term of four years, defines the rules of conduct of the Consortium as well as the conditions of our grant, based upon Regulation (EC) No 1906/2006 of the European Parliament and the council of 18 December 2006. Pursuant to the framework agreement, we undertook to lead and coordinate the research of cellular immune reaction as a possible indicator for the effectiveness of a universal influenza vaccine. Results, including information, whether or not they can be protected, that are generated under the project, and including rights related to copyright, design rights, plant variety rights or similar forms of protection, or Foreground, shall be owned by the party carrying the work under the framework agreement. The Foreground shall be transferrable or published only by the owner with a written prior notice to the parties of the framework agreement. Where Foreground is capable of industrial or commercial application, its owner must provide for adequate and effective protection. If the owner does not intend to proceed with filing the necessary intellectual property protections, it must provide notice to the European Commission, who then may file the protection itself. According to the framework agreement, we may enter into a subcontract agreement with a third party; however, we will remain solely responsible for the implementation and compliance under the framework agreement. In addition, we are solely liable for the use of any proprietary rights of third parties. We will not be responsible to any other party to this framework agreement for any indirect or consequential loss or similar damage, provided such act was not caused by a willful act or by a breach of confidentiality. We will not be considered in breach of the framework agreement in the event that the breach is caused by Force Majeure, defined as any unforeseeable and exceptional event affecting the fulfillment of any obligation under this framework agreement by the parties, which is beyond their control and cannot be overcome despite their reasonable endeavors. The framework agreement sets the terms and conditions by which the parties may make joint decisions, and, under certain provisions, allows us to cast veto vote on a specific decision. All payments shall be paid to us by the Coordinator according to a payment schedule and following the submission of a financial management report. Should we spend less than the grant we received, we shall be funded according to our actual expenditures. If we terminate the framework agreement, we will be obligated to return all payments received and bear any reasonable and justifiable additional costs occurring to the other Parties in order to perform its and their tasks, except the amount of contribution accepted by the European Commission or another contributor. The framework agreement is subject to European Union Law and the laws of Belgium, and the Court of Justice of the European Union shall have sole jurisdiction.

In addition, we have completed a clinical trial with M-001 as a primer for influenza pandemics to significantly contribute to early preparedness and protection against influenza pandemics (BVX-007). See — “Business — Clinical trials.”

Raw Materials and Supplies

Our suppliers provide us with equipment, materials and services used for the research and development of M-001. The main raw materials required for producing M-001 are standard bacteria culture mediums. The equipment, materials and services we use for research varies in accordance with the specific research and development we perform. We believe that the raw materials that we require to manufacture M-001, as well as the raw materials that we require for our research and development operations relating to M-001, are widely available from numerous suppliers and are generally considered to be generic pharmaceutical materials and supplies. We do not rely on a single supplier for the current production of M-001 or for our research and development operations.

Government Regulation

United States

FDA Regulations

In the United States, the FDA regulates pharmaceuticals and biologics under the Food, Drug & Cosmetics Act, and the Public Health Service Act, and their implementing regulations. These products are also subject to other federal, state, and local statutes and regulations, including federal and state consumer protection laws, laws protecting the privacy of health-related information, and laws prohibiting unfair and deceptive acts and trade practices.

The process required by the FDA before a new drug product may be marketed in the United States generally involves the following: completion of extensive preclinical laboratory tests and preclinical animal studies, all performed in accordance with the FDA’s Good Laboratory Practice, or GLP, regulations; submission to the FDA of an IND, which the FDA must allow to become effective before human clinical trials may begin and must be updated annually; performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for each proposed indication; and submission to the FDA of an NDA for a drug, and Biologic License Application, or BLA, for biological product, after completion of all pivotal clinical trials.

An IND application is a request for authorization from the FDA to administer an investigational drug product to humans. Although none of our clinical trials protocols were conducted pursuant to an FDA approval, we have had two pre-IND meetings in 2008 and 2012 with FDA representatives on various aspects of M-001 and the clinical development program. The 2012 meeting served as the basis for our IND application submission in June 2013. In June 2013 we submitted an IND application to the FDA for a contemplated Phase 2 clinical trial intended to be conducted in the U.S. This Phase 2 clinical trial was designed to test the safety and efficacy of M-001 when administered as a primer for the H5N1 Avian flu pandemic vaccine, by administering M-001 to participants prior to the administration of the H5N1 vaccine. This IND application included data, reports and summaries from our previously conducted Israeli preclinical and clinical trials. The FDA reviewed and commented on our IND application and requested, among other things, that we provide to the FDA, prior to the commencement of the proposed clinical trial, information regarding the H5N1 vaccine selected for use in this proposed clinical trial and a summary of the toxicological effect of M-001. We provided the information regarding the toxicology of M-001 as requested; however, we were unable to locate a source for or otherwise acquire the H5N1 vaccine (which was not publicly available) from a manufacturer approved for the purpose of performing clinical trials in the U.S. As a result, we were not able to satisfy the FDA’s request for information regarding such vaccine (including information as to manufacturing, dosage, formulation, etc.). Without such information, we could not complete our IND application and the FDA placed a clinical hold on the trial. In light of these events, we elected to convert our IND application into a Drug Master File.

In June 2015, the FDA has accepted our IND application for a phase 2 clinical trial in the U.S., and we were informed by our regulatory advisors that the “study may proceed”. We have submitted this IND in order to comply with the requirements of BARDA, for a grant application we had previously submitted to BARDA. Following such IND acceptance, we intend to participate in a Phase 2 clinical trial to be held in the U.S. by the NIAID. The purpose of the planned clinical trial is to assess the ability of M-001 in humans to serve as a pandemic primer to the H7N9 avian pandemic vaccine, and we expect NIAID will launch this clinical trial during 2017.

In the future, we intend to seek all necessary FDA regulatory approvals for initiating Phase 3 clinical trials in the U.S., either with one or more future collaborators, or, subject to available funds, on our own, in support of FDA approval to market M-001 in the U.S.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators in accordance with current Good Clinical Practices, or GCP, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Additionally, approval must also be obtained from each clinical trial site’s IRB, before the trials may be initiated, and the IRB must monitor the trial until completed. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries.

Clinical trials are usually conducted in three Phases. Phase 1 clinical trials are normally conducted in small groups of healthy volunteers to assess safety and find the potential dosing range. After a safe dose has been established, the drug is administered to small populations of sick patients (Phase 2) to look for initial signs of efficacy in treating the targeted disease or condition and to continue to assess safety. In the case of vaccines, the participants are healthy and the signs of efficacy can be obtained in early Phase 1, therefore this Phase is defined as Phase 1/2. Phase 3 clinical trials are usually multi-center, double-blind controlled trials in hundreds or even thousands of subjects at various sites to assess as fully as possible both the safety and effectiveness of the drug.

The FDA, the IRB, or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group reviews unblinded data from clinical trials and provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the trial. We may also suspend or terminate a clinical trial based on evolving business objectives and/or the competitive climate.

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational drug product information is submitted to the FDA in the form of a BLA requesting approval to market the product for one or more indications. The application includes all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things.

Once the BLA submission has been accepted for filing, the FDA’s goal is to review applications within 10 months of filing. However, the review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations.

After the FDA evaluates the BLA and conducts inspections of manufacturing facilities where the drug product will be formulated and where the drug will be produced, it may issue an approval letter or, instead, a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter may require additional clinical data and/or an additional pivotal Phase 3 clinical trial(s), and/or other significant, expensive and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the BLA does not satisfy the criteria for approval. The FDA could also approve the BLA with a risk evaluation and mitigation strategy to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct one or more post-market studies or clinical trials. Such post-market testing may include Phase 4 clinical trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

After regulatory approval of a drug product is obtained, the drug producer is required to comply with a number of post-approval regulations. As a holder of an approved BLA, we would be required to report, among other things, certain adverse reactions and production problems to the FDA, to provide updated safety and efficacy information, and to comply with requirements concerning advertising and promotional labeling for any of our products. These promotion and advertising requirements include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), rules for conducting industry-sponsored scientific and educational activities and other promotional activities. Failure to comply with FDA requirements can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Such enforcement may also lead to scrutiny and enforcement by other government and regulatory bodies. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

Also, quality control and manufacturing procedures must continue to conform to cGMP after approval to ensure and preserve the long term stability of the drug product. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive, and record keeping requirements. In addition, changes to the manufacturing process are strictly regulated and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

We produce, and expect to continue to produce, the quantities of our product candidate required for our Phase 2 clinical trials. In October 2015, we entered into a Development and Manufacturing Agreement for the production of clinical batches of M-001, with Cytovance Biologics Inc., a CMO, based in Oklahoma, USA. Under the terms of the Agreement, Cytovance Biologics will scale up and optimize the small-scale cGMP manufacturing process of M-001. The technology transfer is nearing completion, with the initial clinical batches expected to be manufactured during 2017. The clinical grade M-001 batch is intended to be used for Phase 3 clinical trial, planned for the

2017/2018 timeframe, which is a critical step towards commercialization of M-001 in the US, Europe and the rest of the world. Future FDA and state inspections may identify compliance issues at our facilities or at the facilities of our CMOs or licensees that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our current product candidate or any product candidate we may develop in the future (if any).

The FDA also may require post-marketing testing, or Phase 4 testing, as well as risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of the product.

Other U.S. Healthcare Laws and Compliance Requirements

For products distributed in the United States, we will also be subject to additional healthcare regulation and enforcement by the federal government and the states in which we conduct our business. Applicable federal and state healthcare laws and regulations include the following:

•         The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order, or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid.

•         The Ethics in Patient Referrals Act, commonly referred to as the Stark Law, and its corresponding regulations, prohibit physicians from referring patients for designated health services (including outpatient drugs) reimbursed under the Medicare or Medicaid programs to entities with which the physicians or their immediate family members have a financial relationship or an ownership interest, subject to narrow regulatory exceptions, and prohibits those entities from submitting claims to Medicare or Medicaid for payment of items or services provided to a referred beneficiary.

•         The federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government.

•         Health Insurance Portability and Accountability Act of 1996, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

•         The federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services.

•         Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations could be costly. Although we believe our business practices are structured to be compliant with applicable laws, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our future operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from third party payor programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians, providers or entities with whom we may do business with will be found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusion from government funded healthcare programs.

Many aspects of these laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations which increases the risk of potential violations. In addition, these laws and their interpretations are subject to change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, and damage our reputation.

In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA, the Federal Trade Commission, or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we generally consider favorable, or to more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, if and when it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel, or other new requirements. Any such developments could have a material adverse effect on our business.

Israel

Israeli regulations regarding clinical trials

Before an entity or person can conduct clinical testing on humans in Israel, such entity or person must receive special authorization from the ethics committee and general manager of the institution in which such entity or person intends to conduct its study, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. These regulations also require authorization from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and similar trials, an additional authorization of the overseeing institutional ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since we intend to perform a portion of our clinical studies on certain of our therapeutic candidates in Israel, we will be required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

To date, our preclinical and completed clinical trials were conducted in Israel.

Europe/Rest of World

Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. For example, in the European Union, a clinical trial application, or CTA, must be submitted to each member state’s national health authority and an independent ethics committee. The CTA must be approved by both the national health authority and the independent ethics committee prior to the commencement of a clinical trial in the member state. The approval process varies from country to country and the time frame may be longer or shorter than that required for FDA approval. In addition, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. In all cases, clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Helsinki Declaration. We are currently conducting BVX-007 in Budapest, Hungry, following the receipt of the regulatory approval of the EMA, and the relevant Hungarian Regulatory Authority.

To obtain marketing approval of a drug under European Union regulatory systems, we may submit marketing authorization applications under a centralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The centralized procedure is compulsory for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, and products with a new active substance indicated for the treatment of certain diseases, and optional for those products that are highly innovative or for which a centralized process is in the interest of patients. Under the centralized procedure in the European Union, the maximum time frame for the evaluation of a marketing authorization application is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Scientific Advice Working Party of the Committee of Medicinal Products for Human Use, or CHMP). Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, defined by three cumulative criteria: the seriousness of the disease, such as heavy disabling or life-threatening diseases, to be treated; the absence or insufficiency of an appropriate alternative therapeutic approach; and anticipation of high therapeutic benefit. In this circumstance, the EMA ensures that the opinion of the CHMP is given within 150 days.

The decentralized procedure provides for approval by one or more other, or concerned, member states of an assessment of an application performed by one member state, known as the reference member state. Under this procedure, an applicant submits an application, or dossier, and related materials, including a draft summary of product characteristics, and draft labeling and package leaflet, to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state cannot approve the assessment report and related materials on the grounds of potential serious risk to public health, the disputed points may eventually be referred to the European Commission, whose decision is binding on all member states.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCPs and the applicable regulatory requirements and the ethical principles that have their origin in the Helsinki Declaration.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Intellectual Property

Our success depends, at least in part, on our ability to protect our proprietary technology and intellectual property, and to operate without infringing or violating the proprietary rights of others. We have rights pertaining to registered patents and patent applications awaiting acceptance, which cover our know-how and product candidate. The patents portfolio covers patents and applications owned and developed by us, as well patents and applications owned by Yeda, for which we have exclusive rights of usage. Our management, in consultation with our professional advisors, periodically determines our intellectual property policy protection.

Patents

As of December 31, 2016, we exclusively licensed two families of patents and own three additional families to use within our field of business. Such patents were granted in various countries, including the United States, Israel, China, Canada, Australia, New Zealand, Mexico, South Korea, Hong Kong, France, Germany, Spain, Switzerland, Ireland, the United Kingdom, Russia, Japan and other countries. There are also pending patent applications relating to these patent families in various jurisdictions, including United States, Europe, Canada, Japan China, India, Israel and Brazil, all of which are active applications that have yet to be approved. Our patents and patent to be granted from currently pending patent applications generally relate to influenza vaccines, particularly M-001, and to their manufacture and use. Our patents and patent applications are expected to expire between 2019 and 2035.

The tables below summarize material information regarding our patent families, including expected expiration date by territory:

Title: PEPTIDE-BASED VACCINE FOR INFLUENZA

Assignee: YEDA RESEARCH AND DEVELOPMENT CO. LTD.

Priority: Israel 127331 filed: 30-Nov-1998

PCT: WO 00/032228 filed 28-Nov-1999

Country	Application No.	Filing Date	Patent No.	Expiration Date	Status
Australia	200014066	28-Nov-1999	766883	28-Nov-2019	granted
Belgium	10003160.8	28-Nov-1999	2204187	28-Nov-2019	granted
Canada	2352454	28-Nov-1999	2352454	28-Nov-2019	granted
Europe	10003160.8	28-Nov-1999	2204187		granted
France	10003160.8	28-Nov-1999	2204187	28-Nov-2019	granted
Germany	10003160.8	28-Nov-1999	69944207.9	28-Nov-2019	granted
Hong Kong	10111907.7	28-Nov-1999	1145448	28-Nov-2019	granted
Israel	143367	28-Nov-1999	143367	28-Nov-2019	granted
Italy	10003160.8	28-Nov-1999	2204187	28-Nov-2019	granted
Korea	10-2001-7006639	28-Nov-1999	0703571	28-Nov-2019	granted
Mexico	PA/A/2001/005398	28-Nov-1999	262260	28-Nov-2019	granted
Netherlands	10003160.8	28-Nov-1999	2204187	28-Nov-2019	granted
New Zealand	511918	28-Nov-1999	511918	28-Nov-2019	granted
Spain	10003160.8	28-Nov-1999	2204187	28-Nov-2019	granted
Switzerland	10003160.8	28-Nov-1999	2204187	28-Nov-2019	granted
UK	10003160.8	28-Nov-1999	2204187	28-Nov-2019	granted
USA	09/856920	28-Nov-1999	6740325	28-Nov-2019	granted
USA-1 Div.	10/846548	28-Nov-1999	7192595	31-Aug-2020*	granted

____________

*         Due to patent term adjustment of 277 days

Title: IMPROVED INFLUENZA VACCINE

Assignee: YEDA RESEARCH AND DEVELOPMENT CO. LTD.

Priority: US Prov. 60/742574 filed: 06-Dec-2005

PCT: WO2007/066334 filed 06-Dec-2006

Country	Application No.	Filing Date	Patent No.	Expiration Date	Status
Australia	2006322907	06-Dec-2006	2006322907	06-Dec-2026	granted
Austria	06821622.5	06-Dec-2006	552846	06-Dec-2026	granted
Belgium	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Canada	2632483	06-Dec-2006	2632483	06-Dec-2026	granted
Denmark	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Europe	06821622.5	06-Dec-2006	1968632		granted
France	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Germany	602006028848.4	06-Dec-2006	1968632	06-Dec-2026	granted
Greece	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Ireland	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Israel	191977	06-Dec-2006	191977	06-Dec-2026	granted
Italy	06821622.5	06-Dec-2006	1962632	06-Dec-2026	granted
Luxembourg	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Netherlands	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Portugal	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Spain	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Sweden	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
Switzerland	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
UK	06821622.5	06-Dec-2006	1968632	06-Dec-2026	granted
USA	12/096322	06-Dec-2006	7914797	22-Jan-2027**	granted

____________

**       Due to patent term adjustment of 47 days

Title: MULTIMERIC MULTIEPITOPE INFLUENZA VACCINES

Assignee: BiondVax Pharmaceuticals Ltd.

Priority: US Prov. 60/953498 filed 02-Aug-2007

PCT WO2009/016639 filed: 03-Aug-2008

Country	Application No.	Filing Date	Patent/Publication No.	Expiration Date	Status
Australia	2008281384	03-Aug-2008	2008281384	03-Aug-2028	granted
Brazil	PI 0815008-7	03-Aug-2008		03-Aug-2028	filed
Canada	2695399	03-Aug-2008		03-Aug-2028	examination
China	200880101581.0	03-Aug-2008	ZL200880101581.017	03-Aug-2028	granted
EURASIA (RUSSIA)	201070219	03-Aug-2008	017887	03-Aug-2028	granted
Europe	08789738.5	03-Aug-2008	2173376	03-Aug-2028	granted
Austria Belgium Croatia Czech Republic Denmark Finland France Germany Hungary Ireland Italy Luxembourg Netherlands Poland Portugal Romania Spain Sweden Switzerland Turkey UK
Hong Kong	10109239.0	03-Aug-2008	1142809	03-Aug-2028	granted
India	670/DELNP/2010	03-Aug-2008		03-Aug-2028	examination
Israel	203508	03-Aug-2008	203508	03-Aug-2028	granted
Japan	2010-518815	03-Aug-2008	5654345	03-Aug-2028	granted
Korea	10-2010-7003351	03-Aug-2008		03-Aug-2028	granted
Mexico	MX/A/2010/001284	03-Aug-2008	302245	03-Aug-2028	granted
USA	12/671617	03-Aug-2008	8747861	18-Aug-2031***	granted
USA	14/263359	03-Aug-2008	US2014/02886982	03-Aug-2028	granted

____________

***      Due to patent term adjustment of 1110 days

Title: MULTIMERIC MULTIEPITOPE POLYPEPTIDES AS ENHANCERS FOR SEASONAL AND PANDEMIC INFLUENZA VACCINES

Assignee: BiondVax Pharmaceuticals Ltd.

PCT WO2012/114323 filed: 22-Feb-2011

Country	Application No.	Filing Date	Publication No.	Expiration Date	Status
Australia	2011360572	22-Feb-2011		22-Feb-2031	examination
Canada	2828068	22-Feb-2011		22-Feb-2031	filed
USA	14/000815	22-Feb-2011	US2014/0227306	13-May-2031****	granted

____________

****    Due to patent term adjustment of 80 days

Title: VACCINE COMPOSITIONS OF MULTIMERIC-MULTIEPITOPE INFLUENZA POLYPEPTIDES AND THEIR PRODUCTION

Assignee: BiondVax Pharmaceuticals Ltd.

Priority: US Prov. 61/974449 filed 03-Apr-2014

PCT WO2015/151103 filed: 01-Apr-2015

Country	Application No.	Filing Date	Publication No.	Expiration Date	Status
Australia	2015242154	01-Apr-2015		01-Apr-2035	filed
Canada	2944768	01-Apr-2015		01-Apr-2035	filed
China	201580017121X	01-Apr-2015	CN10616355	01-Apr-2035	filed
Europe	15773045.8	01-Apr-2015		01-Apr-2035	filed
India	201627032852	01-Apr-2015		01-Apr-2035	filed
Israel	248055	01-Apr-2015		01-Apr-2035	filed
Japan	2016-559415	01-Apr-2015		01-Apr-2035	filed
USA	15/300529	01-Apr-2015		01-Apr-2035	filed

We do not know of any oppositions filed, difficulties or delays in connection with applications submitted by us for the registration of the above-mentioned material patents, including claims submitted against the aforementioned patents that may adversely affect the registration of the patent.

We do not know whether any of our pending patent applications will result in the issuance of any future patents. Our issued patents and those that may be issued in the future, or patents that we exclusively license, may be challenged, narrowed, circumvented or found to be invalid or unenforceable, which could limit our ability to stop competitors from marketing related products or the length of term of patent protection that we may have for our products. We cannot be certain that we were the first to invent the inventions claimed in patents or patent applications owned by or assigned to us, nor can we be certain that the scientists of the Weizmann Institute were the first to invent the invention claimed in the patents that we exclusively license from Yeda. In addition, our competitors may independently develop similar technologies or duplicate any technology developed by us, and the rights granted under any issued patents may not provide us with any meaningful competitive advantages against these competitors. Furthermore, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

Yeda License Agreement

At present, among other patents, we have an exclusive worldwide license to two families of patents from Yeda pursuant to a license agreement entered into with Yeda in 2003, as amended in 2005.

Pursuant to the license agreement, Yeda granted us an exclusive worldwide license for the development, manufacturing, marketing, sale, distribution and importing of products based, directly or indirectly, on patents and patent applications to be approved or submitted pursuant to the invention titled “Peptide Based Vaccine for Influenza” and the invention titled “Improved Influenza Vaccine”, developed by research headed by Prof. Ruth Arnon.

Unless terminated earlier in accordance with the terms described below, the license granted will remain in effect in each county and for each product developed based on the invention until the earliest of: (i) if a patent was granted in a specific county, the patent expiration date in such country of the last of the patents; (ii) 15 years from the date of first commercial sale of a product, by us or a sublicensee, in either the U.S or Europe, after obtainment of FDA New Drug Approval or equivalent approval in any European country, if there is no patent covering such product in such country but there is however know how that is identifiable as a secret and is not in the public domain which relates to such product, provided that such know how remains secret and of value.

In exchange for the license grant, we or our future sublicensers will be obligated to pay royalties equaling 3% of the total amount invoiced by us or a sublicensee in connection with the sale of products based on Yeda’s patents, or 2% of such amounts if they originated from a country which did not grant a patent in connection with such products. All sales of products in connection with the license agreement for any purpose other than for the purpose of clinical trials are required to be made for monetary consideration.

We are not permitted to assign the license agreement to third parties without Yeda’s prior consent, unless in the framework of our merger with another entity, as a result of which we are not the surviving entity, subject to certain conditions and requirements under the license agreement. We are however entitled to grant sublicenses under the license agreement, subject to Yeda’s prior written approval, provided, among other things, that any sublicense shall expire upon termination of the license agreement and that the sublicensee(s) shall be bound by confidentiality obligations similar to our confidentiality obligations under the license agreement. The sublicense shall not be transferable or sublicensable. To date, we have not yet entered into such sublicense agreement. If we sublicense our products we will be obligated to pay Yeda the following royalties: (i) 45% of consideration received (whether monetary or otherwise) by us for the grant of or pursuant to sublicenses or in connection with sublicense options executed prior to the completion of Phase 1 clinical trials; (ii) 35% of consideration received by us up to the first $20 million and 25% of any consideration received by us exceeding such first $20 million, for the grant of or pursuant to sublicenses or in connection with sublicense options executed after the completion of Phase 1 clinical trials and prior to the completion of Phase 2 clinical trials; (iii) 20% of consideration received by us up to the first $20 million and 15% of any consideration received by us exceeding such first $20 million, for the grant of or pursuant to sublicenses or in connection with sublicense options executed after the completion of Phase 2 clinical trials. We are not obligated to pay Yeda any royalties or other payments with respect to (a) the use or disposal of a product, without consideration, for the sole purpose of conducting clinical trials in respect of such product; or (b) any product in any country after the expiry of the license in such country with respect to the product.

We maintain the patents and patent applications licensed from Yeda, and we are obligated to submit to Yeda a development plan for each potential product.

The license agreement will terminate upon the later of: (i) the expiration date of the last patent licensed under the license agreement; (ii) in the event only one product will be developed and/or commercialized by utilizing the licensed intellectual property, 15 years from the date of first commercial sale of such product in either the U.S or Europe, following receipt of New Drug Approval from the FDA or equivalent approval in any European country for such product; (iii) in the event that more than one product will be developed and/or commercialized by utilizing the licensed intellectual property, following the receipt of New Drug Approval from the FDA or equivalent approval in any European country for such product the expiry of a 20 year period during which there shall not have been a sale of any such products in either the U.S. or Europe. However, Yeda shall be entitled, at its option and without our consent, to modify the license so that it is non-exclusive or to terminate the license with 30 days prior written notice to us, if any of the following occurs: (1) we fail to commence the commercial sale of at least one product based on the licenses intellectual property, in at least one country, within six months following receipt of after receipt of an FDA or similar foreign regulatory approval for commercial marketing of such product and taking into account the seasonal nature of the products; or (2) we fail to sell any product based on the licenses intellectual property, during a period of one year after commercial sale of a product has commenced, during which no sales of the product take place (in both cases, except as a result of force majeure or other factors beyond our control). In addition, Yeda is permitted to terminate our license agreement by written notice (a) in the event we materially breach any of our obligations under the license agreement, provided that such material breach is un-curable or, if curable, is not cured by us within thirty days (or in the case of failure by us to make payments due to Yeda in connection with the license agreement, ten days) from receipt of notice of such breach; or (b) in the event of the appointment of a temporary or permanent liquidator to our Company or a resolution is passed to voluntary wind up our Company, or if an order or act is granted for the winding up of our Company, provided that if such order or act was initiated by any third party, such order or act is not cancelled within 120 days; or (c) if we contest the validity of one of the patents registered by Yeda. Upon termination of the license agreement, other than pursuant to (i) through (iii) above, all rights and documents will be returned to Yeda, and we will grant Yeda an exclusive world-wide irrevocable license to our know-how and products which are based on the intellectual property licensed form Yeda or that were discovered or occur or arise from the performance of our development work pursuant to the license agreement. In the event that Yeda terminates the license agreement due to any reason other than termination in accordance with (1), (2) and (a) through (c) above, we will be entitled to receive royalty payments equal to 25% of net proceeds received by Yeda from the grant to third parties, within the five years following the termination of the license agreement, of a license or other rights, which include our developments, up to the aggregate amount of research funds actually expended by us for development.

Material Agreements

Other than the license agreement with Yeda, the collaboration with the UNISEC consortium, both referred to elsewhere in this prospectus, the ATM Agreement and the investment agreement described below, we have not entered into any other material agreements (other than agreements entered into in the ordinary course of business) in the two years immediately preceding the date of this prospectus.

Investment Agreement

On January 1, 2017, we entered into an Investment Agreement with Angles Investments in Hi Tech Ltd., or the Investor, a private Israeli company controlled by Mr. Marius Nacht, an Israeli Investor, for the issuance of ordinary shares of the Company. Pursuant to the terms of the Agreement, the Investor invested in the Company amount equal to NIS 10,904,749 (approximately US$2.9 million), or the Investment Amount. In consideration for the Investment Amount, we will issue Investor 33,760,832 ordinary shares of the Company, NIS 0.0000001 par value (equivalent to approximately 844,000 ADSs). The Investment Amount represents a price per share that is equal to the closing share price on TASE as of December 29, 2016, which was NIS 0.323 per share. To date, the issued Shares represent 19.99% of the Company’s issued and outstanding capital, and 12.08% of the Company’s issued and outstanding capital on a fully diluted basis.

The issued shares will be restricted for trade on TASE in accordance with Section 15C of the Israeli Securities Law-1968-5,728, as follows: (i) the Investor shall be prohibited from offering the Shares for sale on TASE during a period of six months from the date of issuance; (ii) At the end of the aforementioned six month period and during six calendar quarters, Investor may offer to sell the Shares on TASE in a limited amount, not exceeding the average daily trade volume of the Shares on TASE during an 8 week period prior to the date of such sale offer, and so long as the total amount of the Shares sold during one calendar quarter does not exceed 1% of the issued and outstanding capital of the Company.

The issued shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to a U.S. Persons (other than distributors) unless registered under the Securities Act or an exemption therefrom is available. The issued shares shall contained a legend indicating that the transfer is prohibited except in accordance with the provisions of Regulation S or pursuant to registration under the Securities Act or an available exemption therefrom, and hedging transaction involving the Shares may not be conducted unless in compliance with the Securities Act.

The parties expect to close this investment transaction by the end of January 2017. The Investment Amount is expected to be utilized by us for working capital, operating expenses and other general corporate purposes.

In addition, on January 1, 2017, the Board of Directors agreed to appoint Mr. Isaac Devash as a director of the Company, to begin his service in the Company commencing on January 11, 2017, subject to the closing of the investment agreement with Investor. Mr. Devash shall replace the vacancy resulting from the end of term of Professor Liora Katzenstein.

Mr. Devash is a business and social entrepreneur with over twenty years of experience in venture capital and private equity investments, and several years of experience as an investment banker in mergers and acquisitions at Credit Suisse First Boston in New York, London, and Tokyo. Isaac established a number of private equity funds and assisted a variety of Israeli companies in their international development and a number of leading international investors in their investments in Israel. He was a member of the Goshen Committee for formulating the standards of corporate governance for Israeli public companies. He founded and serves as the Chairman and President, respectively, of the Wharton and Harvard Business School alumni clubs of Israel. Mr. Devash holds a bachelor’s degree, summa cum laude, from the Wharton School of the University of Pennsylvania and an MBA from Harvard University.

ATM Agreement

On November 4, 2016, we entered into an At The Market Issuance Sales Agreement, or ATM Agreement, with FBR Capital Markets & Co., or FBR, pursuant to which FBR, may, at our discretion and at such times as it shall determine from time to time, sell our ADSs, or the Placement Shares, through an “at the market offering” program, or the ATM Program, pursuant to Instruction I.B.5. of the Registration Statement on Form F-3.

Any sales of Placement Shares pursuant to the ATM Agreement will be made under the Registration Statement on Form F-3 filed by us and declared effective on December 15, 2016, or the Registration Statement. Under the ATM Agreement, we may sell Placement Shares through FBR by any method permitted that is deemed an “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the NASDAQ, the existing trading market for our ADSs, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law.

We will pay FBR a commission equal to 3.0% of the gross sales price of the Placement Shares sold pursuant to the ATM Agreement and reimburse FBR for its reasonable out-of-pocket expenses, in connection with the offering. We have provided FBR with customary representations and warranties, and indemnification rights. In addition, the Company has agreed to pay Aegis Capital Corp., or Aegis, a fee equal to up to 2.0% of the gross sales price of the Placement Shares sold on our behalf by FBR through and including May 11, 2017, for Aegis’ waiver of its right of first refusal in accordance with the underwriting agreement entered by us and Aegis on May 11, 2015 in connection with our initial public offering.

The ATM Agreement will terminate upon the earliest of: (1) the sale of all of the Placement Shares subject to the ATM Agreement or (2) the termination of the ATM Agreement in accordance with its terms.

Employees

To date, we have 14 employees, 5 of whom employed in finance and administration and 9 of whom were employed in research and development. All of these employees are located in Israel.

Israeli labor laws principally govern the length of the workday, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment. Subject to certain exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, and requires us and our employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Our employees have defined benefit pension plans that comply with applicable Israeli legal requirements, which also include the mandatory pension payments required by applicable law and allocations for severance pay.

While none of our employees are party to any collective bargaining agreements, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Associations) are applicable to our employees by extension orders issued by the Israel Ministry of Economy (previously the Israeli Ministry of Trade, Industry and Labor). These provisions primarily concern the length of the workweek, pension fund benefits for all employees and for employees in the industry section, insurance for work-related accidents, travel expenses reimbursement, holiday leave, convalescent payments and entitlement for vacation days. We generally provide our employees with benefits and working conditions beyond the required minimums. We have never experienced any employment-related work stoppages and believe our relationship with our employees is good.

Insurance

The Israeli Companies Law provides that an Israeli company may, under certain circumstances, exculpate an office holder from liability with respect to a breach of his duty of care toward the company if appropriate provisions allowing such exculpation are included in its articles of association. Our articles of association permit us to maintain directors’ and officers’ liability insurance and to indemnify our directors and officers for actions performed on behalf of us, subject to specified limitations.

Therefore, we have obtained directors’ and officers’ liability insurance with maximum coverage of $10 million in the aggregate for the benefit of our office holders and directors. Such directors’ and officers’ liability insurance contains certain standard exclusions.

We also maintain an insurance policy for our equipment and lease improvements protecting against risk of loss (fire, natural hazard and allied perils, excluding damage from inventory theft). In addition, we maintain the following insurance: employer liability with coverage of $5,000,000 million; for occurrence and in the aggregate third-party liability with coverage of $1,000,000 million for occurrence and in the aggregate;

We have procured additional insurance for each specific clinical trial that we have conducted, which covered a certain number of trial participants and which varies based on the particular clinical trial. We are currently not conducting any clinical trial and therefore do not have a specific coverage for a specific clinical trial. Certain of such policies are based on the Helsinki Declaration, which is a set of ethical principles regarding human experimentation developed for the medical community by the World Medical Association, and certain protocols of the Israeli Ministry of Health.

We believe our insurance policies are adequate and customary for a business of our kind. However, because of the nature of our business, we cannot assure you that we will be able to maintain insurance on a commercially reasonable basis or at all, or that any future claims will not exceed our insurance coverage.

Environmental Matters

We are subject to various environmental, health and safety laws and regulations, including those governing the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations. Our laboratory personnel have ongoing communication with the Israeli Ministry of Environmental Protection in order to verify compliance with relevant instructions and regulations. In addition, all of our laboratory personnel participate in instruction on the proper handling of chemicals, including hazardous substances before commencing employment, and during the course of their employment, with us. In addition, all information with respect to any chemical substance that we use is filed and stored as a Material Safety Data Sheet, as required by applicable environmental regulations. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on us. The operation of our facilities, however, entails risks in these areas. Significant expenditures could be required in the future if we are required to comply with new or more stringent environmental or health and safety laws, regulations or requirements.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. As of the date of this prospectus, there are no pending material legal proceedings against us or our property.

On March 2, 2015, we unilaterally cancelled a Consulting Services Agreement. As a result of the cancellation of the Consulting Services Agreement all options previously granted to the consultant, vested or unvested, expired. The cancellation notice also provided that all rights and benefits previously granted to the consultant pursuant to the Consulting Services Agreement are invalid. On September 9, 2015, the consultant brought a suit against us in the Israeli court, claiming that we wrongfully terminated his Consulting Services Agreement and requesting monetary compensation in the amount of approximately NIS 1.5 million ($0.4 million). On November 11, 2015, we filed our defense. In a pre-trial meeting, which took place on February 23, 2016, the court asked the parties to consider a settlement agreement with the consultant. The parties submitted affidavits to the court. An additional pre-trial meeting was set for February 13, 2017. We intend to vigorously defend against such claim. However, litigation is unpredictable, and we cannot make any representations as to what the actual outcome would be due to the many intangibles presented in all litigations. We believe this monetary compensation and the reinstatement of the cancelled options will not pose a material financial burden on us in the event that the Israeli court rules in favor of the consultant.

In March 2016, and in connection with an investigation conducted by the Israeli Securities Authority, or ISA, regarding certain shareholders’ alleged use of internal information, not including among them Dr. Babecoff, CEO, director and President of the Company, Dr. Babecoff, was investigated by the ISA under warning. After fully cooperating with the ISA investigators, Dr. Babecoff was released subject to certain restrictions, including an obligation to make a cash deposit as collateral. On April 10, 2016, our Audit Committee and the Board of Directors unanimously resolved to approve the payment of two hundred thousand NIS (NIS 200,000), to be increased by an additional amount of up to NIS 200,000 as needed, for the benefit of Dr. Babecoff, for the purpose of placing the cash deposit as collateral required in connection with this investigation. The resolution was adopted, inter alia, in accordance with the exemption and indemnification letter between BiondVax and Dr. Babecoff presently in effect, and in accordance with Israeli applicable law. The approval of the payment of the cash collateral is considered a Related Party Transaction, as defined in the Israeli companies Law, 5759 — 1999, and thus required the approval of the Audit committee, in addition to the approval of the Board of Directors.

Historical Background and Corporate Structure

BiondVax Pharmaceuticals Ltd. was incorporated in Israel on July 22, 2003, as a private Israeli company. On June 7, 2007, we successfully completed an initial public offering on the TASE. On May 15, 2015, we successfully completed an initial public offering of ADSs and ADS warrants on the Nasdaq Capital Market. We do not have any subsidiaries and do not hold any investments in other entities.

MANAGEMENT

Executive Officers and Directors

We are managed by a board of directors, which is currently comprised of eight members, and our executive officers. Each of our executive officers is appointed by our board of directors. The table below sets forth our directors and executive officers. The business address for each of our executive officers and directors is c/o BiondVax Pharmaceuticals Ltd., 14 Einstein Street, Nes Ziona, Israel 74036.

Name	Age	Position
Avner Rotman	73	Chairman of the Board of Directors
Ron Babecoff	54	Chief Executive Officer and Director
Tamar Ben Yedidia	53	Chief Scientist
Uri Ben Or	47	Chief Financial Officer
Michal Marom Brikman(1)	47	Director
George H. Lowell	71	Director
Jack Rosen	71	Director
Irit Ben Ami(1)	55	External Director
Ruth Ben Yakar	47	Independent Director
Ori Mor	47	Director

____________

(1)      Member of the Audit Committee and of the Compensation Committee.

Professor Avner Rotman has been Chairman of our board of directors since 2005. Prof. Rotman founded in 2000, and has served since then and continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of Rodar Technologies Ltd. Prof. Rotman also founded Bio-Dar Ltd. in 1984, and served as its President and CEO from 1985 until 2000. Prof. Rotman was also the chairman of the I-Tech incubator at Kyriat Weizmann. Prof. Rotman is the Founder and Chairman of the Foundation of Cardiovascular Research in Israel. Prof. Rotman holds a PhD in chemistry from the Weizmann Institute of Science, Israel, and an M.Sc and B.Sc in chemistry from the Hebrew University of Jerusalem, Israel. We believe that Prof. Rotman is qualified to serve on our board of directors based on his extensive experience and knowledge in the field of biotechnology and as an executive officer and director of multiple biotechnology companies.

Dr. Ron Babecoff co-founded us in 2003, and has served as our President and Chief Executive Officer since our inception. Prior to our founding, Dr. Babecoff served as Marketing Manager at Omrix Biopharmaceuticals Ltd. from 2000 to 2003. Dr. Babecoff holds a D.V.M. degree from the University of Liège (ULg), Belgium and a Master of Entrepreneurship and Innovation (MEI) from the Swinburne University of Technology of Melbourne, Australia. We believe that Dr. Babecoff is qualified to serve on our board of directors based on his many years of service as our President and CEO, his extensive knowledge of our company and his intimate knowledge of our business plans and strategies as a co-founder of our business, and his experience within our industry.

Dr. Tamar Ben-Yedidia has served as our Chief Scientist since 2004. Dr. Ben-Yedidia began her career at Biotechnology General (Israel) Ltd., BTG (Rehovot), where she was employed as lab manager from 1991 to 1994. Dr. Ben-Yedidia joined the Department of Immunology at the Weizmann Institute of Science from 1994 – 2004. Dr. Ben-Yedidia was involved in two European Consortium projects related to the evaluation of different approaches for vaccination, has been invited to address conferences worldwide and is published in various scientific journals. Dr. Ben-Yedidia received her Ph.D. in immunology from the Weizmann Institute after completion of her doctoral thesis titled “A Peptide-Based Vaccine Against Influenza”.

Mr. Uri Ben Or has served as our Chief Financial Officer since 2007. In January, 2007, Mr. Ben Or founded CFO Direct, in which he has served as the Chief Executive Officer and through which he provides his services to our company. Mr. Ben Or also serves as CFO, through CFO Direct, of My Size, Inc. (TLV: MYSZ) since September 2010, InterCure Ltd. (TLV: INCR) since February 2011, D Medical Industries LTD. (TLV: DMED) since February 2013 and Therapix Biosciences Ltd. (TLV: THXBY) since October 2014. Prior to founding CFO Direct he served as the VP Finance of Glycominds Ltd. from 2001 to 2014, and as CFO of NetEye Corp. from 2000 to 2001 He also served as a Corporate Controller at Menorah Capital Markets from 1999 to 2000 and as an Auditor at PricewaterhouseCoopers from 1997 to 1999. Mr. Ben-Or holds a B.A. degree in Business from the College of Administration, and a M.B.A degree from the Bar Ilan University and is a certified public accountant in Israel.

Ms. Michal Marom Brikman is a certified public accountant in Israel since 1994. She holds an M.A. degree in business from the Israeli College of Business in Rishon Letziyon, Israel, and a M.S.F from the Baruch College of Business in New York City, NY. Since 2011, Ms. Brikman has been serving as the Chief Financial Officer of Linkury Ltd., an Israeli private company. In addition, Ms. Brikman serves as an external director, as defined under Israeli Companies law, in a number of Israeli public companies, including: Union Bank of Israel Ltd. (TLV:UNON), Ado Group Ltd. (TLV:ADO), Arko Holdings, Ltd. (TLV:ARKO), Spectronix Ltd. (TLV:SPCT), Algomizer Ltd. (TLV:ALMO), Naaman Vardinon Ltd. (TLV:NAMN) and Dan Hotels Ltd. (TLV: DANH).

Prof. George H. Lowell, M.D. has served as a member of our board of directors since 2008. Prior to joining our company, Prof. Lowell served as Chief Scientific Officer for BioDefense at GlaxoSmithkline Biologicals (GSK) from 2006 to 2007 and CSO of ID Biomedical Corp. (IDB) from 2001 to 2006. Prof. Lowell served as President and CSO of the vaccine R&D companies he founded, Intellivax, Inc. in Baltimore and Intellivax International Inc. in Montreal from 1995 until 2001. From 1974, Prof. Lowell served on active duty in the US Army Medical R&D Command, retiring in 1994 with the rank of Colonel. During this period he served as consultant in pediatric infectious diseases at The Walter Reed Army Medical Center and director of his laboratories at The Walter Reed Army Institute of Research in Washington, D.C. Prof. Lowell has held a number of academic posts, including Visiting Scientist at the Weizmann Institute of Science (Israel) and Visiting Professor, Hebrew University-Hadassah Medical Center (Israel). Prof. Lowell holds a B.A. from Yeshiva University, NY, NY, and an M.D. from the Albert Einstein College of Medicine of Yeshiva University, NY, NY. Prof. Lowell performed three years of post-doctoral training in pediatrics and pediatric infectious diseases and immunology at NYU-Bellevue Medical Center, NY, NY and The Mount Sinai Medical Center, NY, NY. We believe that Prof. Lowell is qualified to serve on our board of directors based on his extensive experience and knowledge in the field of health care and years of executive leadership in the biomedical industry.

Mr. Jack Rosen has served as a member of our Board since 2013. Mr. Rosen has served as Chairman from 2005 to 2012 and President from 1996 to 2005 of the American Jewish Congress. He has been serving as President of the American Jewish Congress since 2012. Mr. Rosen has also served as Chairman of the American Council for World Jewry, Inc. since 2004. In 2002, Mr. Rosen founded the real estate development firm, Rosen Partners LLC, where he serves as Chief Executive Officer. In addition, Mr. Rosen currently serves as a Director at Fusion Telecommunications International, Inc. (NASDAQ:FSNN). From 2005 to 2013, Mr. Rosen served on the Board of Directors of NextWave Wireless Inc. (OTC:Wave), and from 2007 to 2013 he also served on the Advisory Board of Altimo, a leading investment company in Russia, the CIS and Turkey. Mr. Rosen is currently a member of the Council on Foreign Relations. Mr. Rosen has received various appointments including membership on the NASA Advisory Council. Mr. Rosen holds a B.A. in mathematics from the City University of New York. We believe that Mr. Rosen is qualified to serve on our board of directors based on his professional experience as a member of boards of directors of various companies.

Irit Ben Ami, Adv., has served as a member of our board of directors since 2008. Adv. Ben Ami is a founding partner of Pitaro-Ben Ami Attorneys, and is a member of The Institute of Certified Public Accountants in Israel as well as of the Israel Bar Association. Adv. Ben Ami serves as member of the board of directors of several companies traded on the TASE, including the respective board of directors of the Hagag Group Real Estate Entrepreneurship Ltd. (TLV:HGG), Nadlans Ltd. (TLV:NDLS), Netz United States HY Ltd. (TLV:NEZU), Nano Dimension Ltd. (TLV:ZBI) and Medivie Therapeutic Ltd. (TLV:MDVI). Adv. Ben Ami holds a Bachelor’s degree (cum laude) in Law (LL.B.) from Sha’arei Mishpat College, a B.A. (with honors) in Economics and Accounting from Haifa University and an M.A. in Health Systems Management (M.H.A) from Ben Gurion University, and was engaged in the past in academic aspects of labor law and corporate law as a practitioner at Bar Ilan University, Ben Gurion University and at the Sha’arei Mishpat College. We believe that Adv. Ben Ami is qualified to serve on our board of directors based on her professional experience as a member of boards of directors of various public companies.

Dr. Ruth Ben Yakar, PhD. is currently CEO and member of the Board of Directors at BioSight Ltd., a private biopharmaceutical company focused on research and development of innovative cancer targeted pro-drugs. She has over 20 years of experience in the biomedical field, including 15 years of management in the biotech industry, leading diverse corporate, business, operational, financial, clinical and regulatory activities. Dr. Ben Yakar also serves as a Director at SHL Telemedicine and Cellect Biomed boards of directors. Dr. Ben Yakar formerly served as the CEO of Procognia, a public biotech company, a Director at IATI, the CEO of Thrombotech, where she led a multi-center clinical trial and led the company towards acquisition, the Chief Business Officer of YEDA, the technology transfer company of the Weizmann Institute of Science, and a Vice President in several Biotech companies. Dr. Ben Yakar holds a PhD Cum Laude in molecular cell biology from the Weizmann Institute of Science.

Ori Mor is the founder of Emil Mor — Business and Financial Consulting Ltd., and Israeli corporation specializing in consulting companies on matters involving the capital markets, with a specific emphasis on bio-med companies. Between the years 2009 and until 2014, Mr. Mor has served as the Chief Financial Officer of Medical Compression System Ltd., an Israeli public company focusing on developing medical devices. Mr. Mor serves as an external director at Birman Wood and Hardware Ltd. (TASE:BRIM), Alcobra Ltd. (NASDAQ:ADHD), Excellence Nesua Gemel Ltd. Mr. Mor holds a M.A. degree in Economics, as well as a B.A. in Economics and Business Administration from the Ben Gurion University in Be’er Sheva, Israel.

Our Scientific Advisory Team

Our Scientific Advisory Team includes specialists and experts in Israel, with experience in the fields of Biochemistry, infectious diseases and medical research. Our Scientific Advisory Team plays an active role in advising us with respect to our products, technology development, clinical trials and safety. Pursuant to their respective appointment letters, our advisory team members are entitled to receive the following compensation: (i) a per diem cash payment of $1,000 plus VAT (aside from Professor Ruth Arnon who is entitled to receive $1,400 plus VAT), for Scientific Advisory Team meetings attended in Israel or consultation services provided during a period longer than 4 consecutive hours, or a proportion of such amount for a partial day of less than 4 consecutive hours (aside from Professor Ruth Arnon, who shall be entitled to a full day amount or any proportion of such full day amount based on a full day being 8 hours); (ii) a per diem cash payment of $2,000 plus VAT (aside from Professor Ruth Arnon who is entitled to receive $2,400 plus VAT), per full day of Scientific Advisory Team meetings or full session consultation attended outside of Israel, provided, that, in the event travel time exceeds 48 hours, additional compensation will be provided at a rate of $1,000 per each 24 hours; and (iii) with respect to Professor Michel Revel, for occasional consultations (less than 4 consecutive hours per each consultation) which do not fall under any of the above categories, the compensation shall be calculated based on a fee of $250 per full hour of consultation. In addition, Prof. Arnon is also employed by us on a part time (5%) basis in exchange for a monthly salary of $1,800. Each member of our Scientific Advisory Team was granted options to purchase ordinary shares of our Company pursuant to their respective appointment letters. According to the appointment letters, we granted a total of 666,050 options that expired during November and December 2015.

In September 2016 Professor Shai Ashkenazi was appointed to serve as a member of our Scientific Advisory Board. Professor Ashkenazi will receive a compensation for his services under similar terms and conditions to those granted to previous members appointed to serve in the Advisory Board in the past, as follows: as compensation for his services, Professor Ashkenazi will be paid US$ 1,000 per day (or part thereof) on which he provides consultation services to the Company. Professor Ashkenazi will be reimbursed for all out-of-pocket expenses. In addition, Professor Ashkenazi will receive unregistered options exercisable for up to 54,000 ordinary shares, par value NIS 0.0000001 each, representing 1,350 ADSs, under the Company’s option plan, intended to be approved at the upcoming annual general shareholders meeting, at a per share exercise price of $0.12. The Options are scheduled to vest in four equal installments, 13,500 shares, commencing on the first anniversary date of the appointment and on each anniversary thereafter until all Options are vested at the fourth anniversary.

The following table sets forth certain biographical information with respect to our Scientific Advisory Team members:

Professor Ruth Arnon is the inventor of the new synthetic influenza vaccine and head of BiondVax’s Scientific Advisory Board. Formerly Vice-President of the Weizmann Institute of Science (1988-1997), Professor Arnon is an internationally acclaimed immunologist. Along with Prof. Michael Sela, she conceptualized and developed Copaxone®, a drug for the treatment of multiple sclerosis which was approved by the U.S. Food and Drug Administration and is presently marketed worldwide. Prior to her appointment as Vice-President, Prof. Arnon served as Head of the Department of Chemical Immunology and as Dean of the Faculty of Biology. From 1985 to 1994, Prof. Arnon was Director of the Institute’s McArthur Center for Molecular Biology of Tropical Diseases. Prof. Arnon has made significant contributions in the fields of vaccine development, cancer research and to the study of parasitic diseases. She has served as President of the European Federation of Immunological Societies (EFIS), and as Secretary-General of the International Union of Immunological Societies (IUIS). Dr. Arnon is the recipient of numerous international and Israeli awards including the prestigious Israel Prize. Prof. Arnon is also the Advisor for Science to the President of Israel and a member of the Israel Academy of Sciences, where she presently chairs its Science Division. Prof. Arnon is the incumbent of the Paul Ehrlich Chair in Immunochemistry at the Weizmann Institute. Prof. Arnon is also employed by us on a part time (5%) basis in exchange for a monthly salary of $1,800.

Prof. Michel Revel, Professor of Biochemistry and Molecular Genetics at the Weizmann Institute of Science is well known for his contributions to the field of immunology. Prof. Revel’s research on Interferon, its mechanisms of action and the isolation of the human Interferon-beta gene, have led to the biotechnological development of Interferon-beta and its application in medicine. Prof. Revel also discovered the human gene for the cytokine Interleukin-6 which was developed at his laboratory and at InterPharm-Serono based on its activity for protecting nerve cells and the nerve myelin coating.

Alongside his research and development activity, Prof. Revel is deeply involved in the ethics of science and biotechnology, and serves as chairman of the Bioethics Advisory Committee of the Israel Academy of Sciences and as a member of the International Bioethics Committee of UNESCO. He integrates his work in science with traditional Judaism and Jewish philosophy in addressing bioethical issues such as use of human embryo stem cells, genetic intervention in man and cloning. Prof. Revel was the recipient of the Israel Prize for medical research and the Michael Landau Prize for biotechnology. He has been a member of Israel’s National Committee for Biotechnology since its establishment, serving for three years as its chairman.

Professor Shai Ashkenazi, is a clinical and regulatory vaccine expert, with significant contributions to flu and other infectious disease vaccine research and development. He has served on the clinical trial advisory boards for the development of a pediatric flu vaccine, vaccines for enteric infections, as well as other infectious diseases. Also, Professor Ashkenazi has a deep understanding and experience with the Company’s universal flu vaccine as he served as the head of the data and safety monitoring board (DSMB) in all of the Company’s clinical trials in Israel and abroad. In addition, Professor Ashkenazi is an editorial board member of several international medical journals, has served on numerous national and international committees, authored over 200 medical publications and is editor of the Israeli Textbook of Pediatrics.

Family Relationships

There are no family relationships between any members of our executive management and our directors.

Arrangements for Election of Directors and Members of Management

There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any of our executive management or our directors were selected.

Compensation

Compensation to Directors

Our external directors are entitled to remuneration subject to the provisions and limitations set forth in regulations promulgated under the Israeli Companies Law. We currently pay our external director who is financial experts under the Companies Law, Ms. Irit Ben Ami, and our independent directors, as defined in the Israeli Companies Law, Dr. Ruth Ben Yakar and Ms. Michal Marom Brikman, an annual fee of NIS 24,436 ($6,502); a fee of NIS 1,631 ($434) for each board or committee meeting attended in person; a fee of NIS 979 ($260) for each board or committee meeting attended via telephone or videoconference; and a fee of NIS 815 ($217) for participation by written consent.

Professor Avner Rotman has been the chairman of our board of directors since 2005. In May 2010 our general shareholders meeting approved a gross monthly payment of NIS 6,000 plus VAT ($1,597 plus VAT) to Professor Rotman as compensation for his service as the chairman of the board, to be paid by us to Rodar Technologies Ltd., a private company controlled by Prof. Rotman. On February 12, 2015, our shareholders approved the extension of Prof. Rotman’s term and compensation for an additional period of two years.

In addition, in August 2012 our general shareholders meeting approved the grant of the following conditioned bonuses to all our directors except the external directors: in the event that we duly enter into one or more material agreement, defined as an agreement or a series of agreements, pertaining to a transaction with us (or any other entity designated by us for the transaction by us) in connection with the sale of all or substantially all of our assets or a commercialization of one of our products in the field of business, with aggregate proceeds received resultant of such agreement are no less than a sum of $10,000,000 with any third party during their term, such directors shall each be entitled to receive a one-time bonus per material agreement equal to 0.5% of the proceeds received by us as a result of the material agreement. According to our compensation policy as amended and approved by our shareholders on March 1, 2015, this bonus shall be limited to an aggregate amount of NIS 50 million ($13.3 million).

The following table sets forth the annual compensation (excluding option grants) of members of our senior management and board of directors for the years ended December 31, 2015 and 2016:

Annual Compensation (excluding option grants)

	December 31, 2016		December 31, 2015
Name	Salary and related benefits (in NIS)	Salary and related benefits (in $US)(1)	Salary and related benefits (in NIS)	Salary and related benefits (in $US)(2)
Avner Rotman	72,000	18,725	72,000	18,452
Ron Babecoff	1,004,000	261,118	884,000	226,550
Tamar Ben Yedidia	422,000	109,753	401,000	102,768
Rami Epstein(3)	—	—	141,000	36,135
Moshe Many(4)	—	—	—	—
George H. Lowell	—	—	—	—
Jack Rosen	—	—	—	—
Benad Goldwasser(5)	__	__	__	—
Irit Ben Ami	39,000	10,143	39,000	9,995
Liora Katzenstein(6)	38,000	9,883	39,000	9,995
Michal Marom Brickman	41,000	10,663	16,000	4,100
Uri Ben Or	323,000	84,005	328,000	84,059

____________

(1)      Calculated using the exchange rate reported by the Bank of Israel for December 31, 2016 at the rate of one U.S. dollar per NIS 3.845.

(2)      Calculated using the exchange rate reported by the Bank of Israel for December 31, 2015 at the rate of one U.S. dollar per NIS 3.902.

(3)      Mr. Epstein has retired from our Board and Board Committees on May 20, 2015. Mr. Rami Epstein served as an independent director pursuant to the Israeli Companies Law and was entitled to remuneration subject to the provisions and limitations set forth in regulations promulgated under the Israeli Companies Law and was compensated accordingly by a lump sum payment paid to him for his service over the previous three years.

(4)      Professor Moshe Many served as a member of our Board until his passing on October 22, 2015.

(5)      Mr. Goldwasser resigned from our Board of Directors on January 8, 2015.

(6)      Professor Liora Katzenstein served as an external director until the end of term, on January 10, 2017.

Other than as provided in the table set forth below, we did not set aside or accrue amounts to provide pension, retirement or other similar benefits for our executive officers and directors for the year ended December 31, 2015 and December 31, 2016.

	December 31, 2016		December 31, 2015
Name	total amount set aside or acrrued (in NIS)	total amount set aside or acrrued (in $US)(1)	total amount set aside or acrrued (in NIS)	total amount set aside or acrrued (in $US)(2)
Tamar Ben Yedidia	78,876	20,989	75,648	19,387
Uri Ben Or	27,396	7,290	27,396	7,021

____________

(1)      Calculated using the exchange rate reported by the Bank of Israel for September 30, 2016 at the rate of one U.S. dollar per NIS 3.758.

(2)      Calculated using the exchange rate reported by the Bank of Israel for December 31, 2015 at the rate of one U.S. dollar per NIS 3.902.

The following table sets forth information with respect to the options granted to the members of our senior management and board of directors for the years ended December 31, 2015 and December 31, 2016:

Name	Date of Grant	Purchase Price (in NIS)	Number of Options	Vesting Period	Expiration Date	Total Benefit (in thousand NIS)	Benefit recognized in 2015 (in thousand NIS)	Benefit recognized in 1-12/2016 (in thousand NIS)
Jack Rosen	6/30/2013	0.94	500,000	(1)	6/30/2023	203	24	7
Benad Goldwasser(2)	8/24/2014	0.96	500,000	(3)	8/23/2024	241	—	—
Irit Ben Ami	8/24/2014	0.96	80,000	(4)	8/23/2024	39	19	9
Liora Katzenstein	2/18/2014	0.87	80,000	(5)	2/17/2024	42	14	6
Uri Ben-Or	10/22/2015	0.746	500,000	(6)	10/22/2025	149	53	62
Tmi Ben Iedidia	10/22/2015	0.746	500,000	(6)	10/22/2025	149	53	62
Ron Babecoff	8/3/2015	0.746	5,929,503	(6)	10/22/2025	1,671	413	788

____________

(1)      200,000 options will vest in monthly installments during the first year from the date of grant. 100,000 options vested on June 30, 2014, 100,000 options vested on June 30, 2015 and the remaining 100,000 options will vest on June 30, 2016.

(2)      Mr. Goldwasser resigned from our Board of Directors on January 8, 2015.

(3)      All options granted expired and are no longer valid.

(4)      The options shall vest in 3 equal installments on August 24, 2015, 2016 and 2017, respectively.

(5)      The options shall vest in 3 equal installments on February 18, 2015, 2016 and 2017, respectively.

(6)      The options shall vest in 3 equal installments on October 22, 2016, 2017 and 2018, respectively.

Employment and Services Agreements

Our employees are employed under the terms prescribed in their respective personal contracts, in accordance with the decisions of our management. Under these employment contracts, the employees are entitled to the social benefits prescribed by law and as otherwise provided in their personal contracts. These employment contracts each contain provisions standard for a company in our industry regarding non-competition, confidentiality of information and assignment of inventions. Under current applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees. See “Risk Factors — Risks Related to Our Company and Its Business” for a further description of the enforceability of non-competition clauses. We also provide certain of our employees with a company car, which is leased from a leasing company, and a mobile phone and additional benefits.

Our executive officers are also employed under the terms and conditions prescribed in personal contracts. These personal contracts provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding non-competition, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition and assignment of inventions provisions may be limited under applicable law. See “Risk Factors — Risks Related to Our Company and Its Business.”

Services and Employment Agreements with Our Chief Executive Officer

Ron Babecoff

Dr. Babecoff is one of our founders and has served as the CEO and a member of our board of directors since 2005. We retained Dr. Babecoff’s services through Ron Executive Ltd., a company solely owned him, with which we entered into a management services agreement on April 1, 2007, as later amended on April 18, 2012. Under the agreement and until May 28, 2015, Dr. Babecoff received a current monthly salary of NIS 52,500 plus VAT. We also provide Dr. Babecoff with a leased company car. In addition, in the event that we duly enter into one or more material agreement(s) (i.e. an agreement or a series of agreements, pertaining to a transaction with us (or any other entity designated by us for the transaction by us) in connection with the sale of all or substantially all of our assets or a commercialization of one of our products in the field of business, with aggregate proceeds received resultant of such agreement are no less than a sum of US$10,000,000) with any third party during the term of Dr. Babecoff’s engagement with us or during a period of three years commencing on the date of the termination of the management services agreement by us, Dr. Babecoff shall be entitled to receive a one-time bonus per material agreement equal to 1.75% of the proceeds received by us as a result of the material agreement. The term of Dr. Babecoff’s agreement expires on April 1, 2015, unless earlier terminated. Dr. Babecoff’s service agreement may be terminated by us upon nine months prior written notice or immediately if terminated for cause (i.e., termination due to a material breach by Ron Executive Ltd. of its obligations under the employment agreement, a breach of trust, malfeasance or gross negligence by Ron Executive Ltd. and/or Dr. Babecoff; or the conviction of Ron Executive Ltd. and/or Dr. Babecoff of any felony). Ron Executive Ltd. may also terminate the service agreement upon 90 days’ prior written notice.

Following the approval of our compensation committee and our board of directors, on December 9, 2014, on January 18, 2015, our shareholders meeting approved an extension of Dr. Babecoff’s agreement, under the same terms and conditions, for an additional period of five years. Dr. Babecoff also serves as a director in our company, for which he received unregistered options as compensation.

Following the approval of our compensation committee and our board of directors, on May 26 and 28, 2015, respectively, on July 28, 2015, our shareholders meeting approved increasing Dr. Babecoff’s monthly salary from NIS 52,500 to NIS 80,000 (21,288$), and a grant of unregistered options in accordance with our 2005 Israeli Share Option Plan in an amount equal to 2.5% of the Company issued and outstanding capital on a fully diluted basis, as of May 28, 2015, exercisable to up to 5,929,503 ordinary shares of the Company NIS 0.0000001 par value at an exercise price of NIS 0.74607 per ordinary share. The options are scheduled to vest over a period of 3 years and shall expire 10 years from the grant date. As of December 31, 2016, Dr. Babecoff held options to purchase 6,009,503 ordinary shares, of which 2,056,501 are fully vested as of the date of this prospectus.

Services and Employment Agreements with Our Chief Scientific Officer

Tamar Ben Yedidia

Pursuant to her employment agreement entered into with us on March 15, 2005, as amended on April 2012, Dr. Ben Yedidia is employed on a full time basis and is currently entitled to a monthly salary of NIS 27,300 which also includes monthly contributions equal to 7.5% of her monthly salary to an Education Fund (“Keren Hishtalmut”, a short term savings plan available in Israel which is tax free to the employee up to a cap determined by law). In addition, we provide Dr. Ben Yedidia with a leased company car and a mobile phone. Dr. Ben Yedidia is entitled to 22 annual paid vacation days.

Dr. Ben Yedidia’s employment agreement may be terminated by either us or Dr. Ben Yedidia upon 120 days’ prior written notice or by us immediately for cause (i.e., termination due to embezzlement of our funds, or the material breach of the terms and conditions of the employment agreement, or if Dr. Ben Yedidia is involved in an act which constitutes a breach of trust between her and us or constitutes a severe breach of discipline, or conduct causing grave injury to us any, monetarily or otherwise, or Dr. Ben Yedidia’s inability to carry out her duties for a period exceeding 120 consecutive days, provided that the her resumption of her duties for a period of less than 15 consecutive days shall not be deemed to have broken the continuity of the aforementioned 120 days). Under her employment agreement, Dr. Ben Yedidia received options to purchase 25,000 ordinary shares.

In addition, in February 2012 our board of directors approved the grant of the following conditioned bonus to Tamar Ben Yedidia: in the event that we duly enter into one or more material agreement(s) (i.e. an agreement or a series of agreements, pertaining to a transaction with us (or any other entity designated by us for the transaction by us) in connection with the sale of all or substantially all of our assets or a commercialization of one of our products in the field of business, with aggregate proceeds received resultant of such agreement are no less than a sum of US$10,000,000) with any third party during the term of Dr. Ben Yedidia’s engagement with us or during a period of three years commencing on the date of the termination of the employment agreement by us, Dr. Ben Yedidia shall be entitled to receive a one-time bonus per material agreement equal to 1.25% of the proceeds received by us as a result of the material agreement.

On May 26 and 28, 2015, our compensation committee and the Board of Directors, respectively, approved increasing Ms. Tamar Ben Yedida’s monthly salary from NIS 27,300 to NIS 39,700 in compliance with our compensation plan. On the same dates, our compensation committee and the Board of Directors also approved granting Ms. Tamar Ben Yedida additional 500,000 unregistered options in accordance with our 2005 Israeli Share Option plan. The options are scheduled to vest over a period of three (3) years and shall expire 10 years from the grant date. Each option shall be exercisable at an exercise price equal to 130% of the average sale share price on TASE during the thirty (30) trading days prior to the options’ grant date. As of December 31, 2016, Dr. Ben Yedidia held options to purchase 970,000 ordinary shares, of which 636,667 are fully vested.

Services and Employment Agreement with Our Chief Financial Officer

Uri Ben Or

Pursuant to the service agreement entered into on June 20, 2007, between us, Mr. Ben Or and CFO Direct, an Israeli company solely owned by him through which he provides his services to us, as amended on August 31, 2014, CFO Direct is entitled to a monthly fee of NIS 2,500. The service agreement will remain in effect for a period of five years from the amendment date and shall expire on August 31, 2019, unless earlier terminated by either us or CFO Direct with 60 days prior written notice. We may terminate our service agreement with CFO Direct at any time and effective immediately, without need for prior written notice, and without derogating from any other remedy to which we may be entitled, for cause (i.e., termination due to the conviction of CFO Direct and/or Uri Ben Or of any felony, the liability of CFO Direct by a court of competent jurisdiction for fraud against us, any conduct that has a material adverse effect or is materially detrimental to us, including but not limited to, a breach of contract or any claim by CFO direct or any one connect thereto that CFO Direct is our employee. In addition, pursuant to the provisions of the service agreement, for services provided in connection with the preparation of this prospectus and the offering hereunder, CFO Direct was entitled to receive NIS 192,500 in four equal installments on the first of each month commencing on September 1, 2014. Furthermore, from the consummation of the offering, CFO Direct are entitled to receive a one-time cash payment of NIS 87,500, and from such date the monthly compensation under the services agreement will be increased to NIS 15,000.

In addition, pursuant to a separate employment agreement entered into between us and Mr. Ben Or on August 31, 2014, as of such date, Mr. Ben Or is also employed by us in a 60% employment capacity, for which he is entitled to a monthly salary of NIS 10,000. Mr. Ben Or is entitled to 60% of the annual paid vacation days prescribed under applicable law, and we shall obtain and maintain with Mr. Ben Or a pension insurance to Mr. Ben Or, in a Managers Insurance and/or a pension fund, according to Mr. Ben Or’s discretion. Mr. Ben Or’s employment agreement will remain in effect for a period of five years and shall expire on August 31, 2019, unless earlier terminated by either us or Mr. Ben Or with 60 days prior written notice, or by us immediately for cause (i.e., if he is convicted of a felony or is held liable by a court of competent jurisdiction for fraud against us, a breach of trust due to theft or embezzlement by him, any conduct which has a material adverse effect or is materially detrimental to us, any breach of his fiduciary duties or duties of care to us, including without limitation, any material conflict of interest for the promotion of his benefit, fraud, felonious conduct, dishonesty or insubordination, and any circumstances in which Israeli law or his employment agreement deny the right for severance payment, in whole or in part).

On May 26 and 28, 2015, our compensation committee and the Board of Directors, respectively, approved the grant of 500,000 unregistered option in accordance with our 2005 Israeli Share Option plan. The options are scheduled to vest over a period of three (3) years and shall expire 10 years from the grant date. Each option shall be exercisable at an exercise price equal to 130% of the average sale share price on TASE during the thirty (30) trading days prior to the options’ grant date. As of December 31, 2016, Mr. Uri Ben Or held options to purchase 670,000 ordinary shares, of which 236,667 are fully vested.

Equity Compensation Plan

We maintained our 2005 Israeli Share Option Plan, which was adopted by our board of directors in July 2005 and expired in July 2015. The 2005 Plan provided for the grant of options to our directors, officers, employees, consultants, advisers and service providers. To date, an aggregate amount of 15,732,503 options to purchase 15,732,503 ordinary shares were granted. Of such outstanding options, options to purchase 5,793,501 ordinary shares were vested as of December 31, 2016 with a weighted average exercise price of NIS 0.76 ($0.20) per share, and will expire 10 years from the date of grant, during the years 2016 – 2025. As of the date of this prospectus, we did not adopt a new option plan. Our 2016 annual general shareholders meeting did not approve the adoption of a new Israeli Share Option Plan under similar terms and conditions to the 2005 Israeli Share Option Plan.

Pursuant to the 2005 Plan we may award options to Participants (as such term is defined in the 2005 Plan) pursuant to Section 102 of the Israeli Income Tax Ordinance, or the Ordinance, and section 3(I) of the Ordinance, based on entitlement and compliance with the terms for receiving options under these sections of the Ordinance. Section 102 of the Ordinance provides to employees, directors and officers who are not controlling shareholders (i.e., such persons are not deemed to hold 10% of our share capital, or to be entitled to 10% of our profits or to appoint a director to our board of directors) and are Israeli residents, favorable tax treatment for compensation in the form of shares or options issued or granted, as applicable, to a trustee under the “capital gains track” for the benefit of the applicable employee, director or officer and are (or were) to be held by the trustee for at least two years after the date of grant or issuance. Options granted under Section 102 of the Ordinance will be deposited with a trustee appointed by us in accordance with Section 102 of the Ordinance and the relevant income tax regulations and guidelines, and will be granted in the employee income track or the capital gains track. The 2005 Plan will be managed by our board of directors or any other committee or person that the board of directors authorizes for this purpose.

Options granted under the 2005 Plan are subject to applicable vesting schedules and generally expire ten years from the grant date.

Upon the termination of a Participant’s engagement with us for any reason other than death, retirement, disability or due cause, all unvested options allocated shall automatically expire and all vested options allocated will automatically expire 90 days after the termination, unless expired earlier due to their term. If the Participant’s engagement was terminated for cause (as defined in the 2005 Plan), the Participant’s right to exercise any unexercised options, awarded and allocated in favor of such Participant, whether vested or not, will immediately cease and expire as of the date of such termination. If the Participant dies, retires or is disabled, any vested but unexercised options will automatically expire 12 months from the termination of the engagement, unless expired earlier due to their term.

In the event that options allocated under the 2005 Plan expire or otherwise terminate in accordance with the provisions of the 2005 Plan, such expired or terminated options will become available for future grant awards and allocations under the 2005 Plan.

In the event of (i) the sale of all or substantially all of our assets; (ii) a sale (including an exchange) of all or substantially all of our share capital; or (iii) a merger, consolidation or like transaction of ours with or into another corporation, then, subject to obtaining the applicable approvals of the Israeli tax authorities, the board of directors in its sole discretion, will resolve: (a) if and how any unvested options will be cancelled, replaced or accelerated; (b) if and how any vested options (including options with respect to which the vesting period has been accelerated according to the foregoing), will be exercised, replaced and/or sold by a trustee or us (as the case may be) on the behalf of the respective Israeli Participants; and (c) how any underlying shares issued upon exercise of the options and held by a trustee on behalf any Israeli Participants will be replaced and/or sold by such trustee on behalf of the Israeli Participants.

Corporate Governance Practices

Companies incorporated under the laws of the State of Israel whose shares are publicly traded, including companies with shares listed on the NASDAQ Capital Market, are considered public companies under Israeli law and are required to comply with various corporate governance requirements under Israeli law relating to such matters as external directors, the audit committee, the compensation committee and an internal auditor. These requirements are in addition to the corporate governance requirements imposed by the listing rules of the NASDAQ Capital Market and other applicable provisions of U.S. securities laws to which we are subject to (as a foreign private issuer)

since the closing of the offering and the listing of the ADSs and warrants on the NASDAQ Capital Market. Under the listing rules of the NASDAQ Capital Market, a foreign private issuer, such as us, may generally follow its home country rules of corporate governance in lieu of the comparable requirements of the listing rules of the NASDAQ Capital Market, except for certain matters including (among others) the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.

NASDAQ Capital Market listing rules and Home Country Practices

In accordance with Israeli law and practice, and subject to the exemption set forth in Rule 5615 of the listing rules of the NASDAQ Capital Market, we intend to follow the provisions of the Companies Law, rather than the listing rules of the NASDAQ Capital Market, with respect to the following requirements:

Distribution of certain reports to shareholders. As opposed to the listing rules of the NASDAQ Capital Market, which require listed issuers to make certain reports, such as annual reports, interim reports and quarterly reports, available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders, but to make such reports available through a public website. In addition to making such reports available on a public website, we plan to make our audited financial statements available to our shareholders at our offices and will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules. See “Where You Can Find More Information” for a description of our Exchange Act reporting obligations.

Nomination of directors. With the exception of our external directors and directors elected by our board of directors due to vacancy, our directors are elected by an annual meeting of our shareholders to hold office until the next annual meeting following his or her election. On February 12, 2015, our annual general shareholders meeting approved the staggering and extension of the term of our board members in accordance with the Company’s articles of association and divided the members of our board of directors among the three classes, so that the term of office of only one class of directors will expire in each upcoming annual shareholders meeting. See “Management — Board Practices.” The nominations for directors, which are presented to our shareholders by our board of directors, are generally made by the board of directors itself, in accordance with the provisions of our articles of association and the Companies Law. One or more shareholders of a company holding at least 1% of the voting power of the company may nominate a currently serving external director for an additional three year term. Nominations need not be made by a nominating committee of our board of directors consisting solely of independent directors or by independent directors constituting a majority of independent directors, as required under the listing rules of the NASDAQ Capital Market.

Compensation of officers. We follow the provisions of the Companies Law with respect to matters in connection with the composition and responsibilities of our compensation committee, office holder compensation and any required approval by the shareholders of such compensation. Israeli law and our articles of association do not require that the independent members of our board of directors, or a compensation committee composed solely of independent members of our board of directors, determine an executive officer’s compensation, as is generally required under the listing rules of the NASDAQ Capital Market with respect to the Chief Executive Officer and all other executive officers of a company. However, generally, Israeli law and our articles of association do require that our audit and compensation committee each contain two external directors (as defined in the Companies Law. A recent amendment to the Israeli law waives such requirement if there is no controlling shareholder in the company, as define in the Companies Law, and if such company complies with the NASDAQ Capital Market. We intend to apply such waiver, subject to the aforementioned conditions. (See “Management — Board Practices — External Directors.”). In addition, Israeli law requires that additional members of the compensation committee and the external directors be compensated equally. Our compensation committee has been established and conducts itself in accordance with the provisions governing the composition of and the responsibilities of a compensation committee as set forth in the Companies Law. Furthermore, compensation of office holders is determined and approved by our compensation committee, and in general, by our board of directors as well, and in certain circumstances by our shareholders, as detailed below under the caption “—Shareholder Approval.” Thus, we will seek shareholder approval for all corporate actions with respect to office holder compensation (including the compensation required to be approved for our Chief Executive Officer) requiring such approval under the requirements of the Companies Law, including seeking prior approval of the shareholders for the compensation policy and for certain office holder compensation, rather than seeking approval for such corporate actions in accordance with listing rules of the NASDAQ Capital Market. See “— Compensation Committee and Compensation Policy” below.

Compensation Committee. Pursuant to the Companies Law, we established a compensation committee as detailed below. Since the consummation of the offering, our board of directors has affirmatively determined that each member of our compensation committee qualifies as “independent” under applicable NASDAQ Capital Market and SEC rules.

Shareholder approval. We will seek shareholder approval for all corporate actions requiring such approval under the requirements of the Companies Law, rather than seeking approval for corporate actions in accordance with NASDAQ Capital Market Listing Rule 5635. In particular, under this NASDAQ Capital Market rule, shareholder approval is generally required for: (i) an acquisition of shares or assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption or amendment of equity compensation arrangements; and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (or via sales by directors, officers or 5% shareholders) if such equity is issued (or sold) at below the greater of the book or market value of shares. By contrast, under the Companies Law, shareholder approval is required for, among other things: (a) transactions with directors concerning the terms of their service or indemnification, exemption and insurance for their service (or for any other position that they may hold at a company), for which approvals of the compensation committee, board of directors and shareholders are all required, (b) extraordinary transactions with controlling shareholders of publicly held companies, which require the special approval described below under “Disclosure of personal interests of controlling shareholders and approval of certain transactions,” (c) terms of office and employment or other engagement of our controlling shareholder, if any, or such controlling shareholder’s relative, which require the special approval described below under “Disclosure of personal interests of controlling shareholders and approval of certain transactions, (d) approval of transactions with Company’s Chief Executive Officer with respect to his or hers compensation, whether in accordance with the approved compensation policy of the Company or not in accordance with the approved compensation policy of the Company, or transactions with officers of the Company not in accordance with the approved compensation policy, and (e) approval of the compensation policy of the Company for office holders. In addition, under the Companies Law, a merger requires approval of the shareholders of each of the merging companies. See also “Description of Share Capital — Acquisitions under Israeli Law — Merger” below.

Quorum for shareholder meetings. As permitted under the Companies Law, pursuant to our articles of association, the quorum required for an ordinary meeting of shareholders will consist of one or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law, who hold, in the aggregate, at least 10% of the voting power of our shares (and in an adjourned meeting, any number of shareholders), instead of 33 1/3% of the issued share capital required under the NASDAQ Capital Market corporate governance rules.

Other than the foregoing home country practices, we otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the NASDAQ Capital Market. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other NASDAQ Capital Market corporate governance rules. Following our home country corporate governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the NASDAQ Capital Market may provide less protection to you than what is accorded to investors under the listing rules of the NASDAQ Capital Market applicable to domestic U.S. issuers.

Board practices

Board of Directors

Under the Companies Law and our articles of association, our board of directors shall direct the Company’s policy and shall supervise the performance of the Company’s Chief Executive Officer. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our board of directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to a services agreement entered into with Ron Executive Ltd., a company solely owned Dr. Ron Babecoff, our Chief Executive Officer. All other executive officers are also appointed by our board of directors, and are subject to the terms of any applicable employment or services agreements that we may enter into with them or with certain entities through which we receive their services. Other than Dr. Babecoff, who is entitled to certain termination payments under his employment agreement with us, none of our directors are entitled to benefits upon termination of their service. For additional information regarding Dr. Babecoff’s employment agreement see “Management — Employment and Service Agreements — Services and Employment Agreements with Our Chief Executive Officer”.

Our board of directors has affirmatively determined that a majority of our directors are independent, in compliance with the NASDAQ Capital Market rules. The definition of independent director under the NASDAQ Capital Market rules and external director under the Companies Law overlap to a significant degree such that we would generally expect the two directors serving as external directors to satisfy the requirements to be independent under the NASDAQ Capital Market rules. The definition of external director includes a set of statutory criteria that must be satisfied, including criteria whose aim is to ensure that there is no factor which would impair the ability of the external director to exercise independent judgment. The definition of independent director specifies similar, if slightly less stringent, requirements in addition to the requirement that the board consider any factor which would impair the ability of the independent director to exercise independent judgment. In addition, external directors each serve for a period of three years. However, external directors must be elected by a special majority of shareholders while independent directors may be elected by an ordinary majority. See “— External Directors” below for a description of the requirements under the Companies Law for a director to serve as an external director.

Under our articles of association, our board of directors must consist of at least three and not more than nine directors. Israeli law generally requires the appointment of at least two external directors required to be appointed under the Companies Law. Our board of directors currently consists of eight members, including our non-executive Chairman of the board of directors. Other than our external director, for whom special election requirements apply under the Israeli Companies Law, as detailed below, our directors may be divided into three classes with staggered three-year terms. Class I, Class II and Class III shall each consist of two directors, constituting our entire board of directors (other than the external directors). On February 12, 2015, our annual general shareholders meeting approved the staggering and extension the term of our board members in accordance with the Company’s articles of association and divided the members of our board of directors among the three classes, so that the term of office of only one class of directors will expire in each upcoming annual shareholders meeting. From the date of such annual general meeting during which we divide the members of our board of directors among the three classes, each year the term of office of only one class of directors will expire, commencing with term of office of the Class III directors which will expire one year after such annual general meeting, followed by the term of office of the Class II directors and by the term of office of the Class I directors which will expire two years and three years after such annual general meeting, respectively. Thereafter, at each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Each director will hold office until the annual general meeting of our shareholders for the year in which his or her term expires, unless they are removed by a vote of 75% of the voting power of our board of directors and a vote of 75% of the voting power of our shareholders at a general meeting of our shareholders, or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our articles of association. However, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect a director to replace any such director removed from office in accordance with the preceding sentence. See “— External Directors.” We have held elections for each of our non-external directors at each annual meeting of our shareholders since our initial public offering in Israel.

In addition, our articles of association allow our board of directors to appoint directors to fill vacancies on our board of directors, for a term of office ending on the earlier of the next annual general meeting of our shareholders, or the conclusion of the term of office in accordance with our articles or any applicable law, subject to the maximum number of directors allowed under the articles of association. External directors are elected for an initial term of three years and may be elected for up to two additional three-year terms, provided that, for Israeli companies traded on NASDAQ Capital Market and certain other international exchanges, such term may be extended indefinitely in increments of additional three-year terms. Recent amendment of Israeli law waives the requirement to appoint external directors provided certain conditions are met. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “— External Directors” below.

Under the Companies Law, our board of directors must determine the minimum number of directors who are required to have accounting and financial expertise. See “— External Directors.” In determining the number of directors required to have such expertise, our board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that the minimum number of directors of our company who are required to have accounting and financial expertise is two. Our board of directors has determined that Michael Marom Brikman and Ms. Irit Ben Ami have accounting and financial expertise and possess professional qualifications as required under the Companies Law.

Chairman of the Board

Our articles of association provide that the chairman of the board is appointed by the members of the board of directors and serves as chairman of the board throughout his term as a director, unless resolved otherwise by the board of directors. Under the Companies Law, the chief executive officer or a relative of the chief executive officer may not serve as the chairman of the board of directors, and the chairman or a relative of the chairman may not be vested with authorities of the chief executive officer without shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

•         such majority includes more than 50% of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such appointment, present and voting at such meeting (not including abstaining shareholders); or

•         the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment voting against such appointment does not exceed 2% of the aggregate voting rights in the company.

In addition, a person subordinated, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman of the board may not be vested with authorities that are granted to those subordinated to the chief executive officer; and the chairman of the board may not serve in any other position in the company or a controlled company, except as a director or chairman of a controlled company.

External Directors

Under the Companies Law, we are required to include at least two members who qualify as external directors, one of which has accounting and financial expertise, unless we apply the recent amendment to the Israeli law according to which we will be exempt from appointing two external directors subject to the following conditions: (i) none of our shareholders is a controlling shareholder; (ii) we comply with NASDAQ rules and regulations with respect to the composition of our audit and compensation committees; (iii) we comply with NASDAQ rules and regulations with respect to the requirements of independent directors. For so long as we meet the requisite requirements, we intend to apply the exemption from appointing at least two external directors under the Companies Law.

Ms. Irit Ben Ami has served as our external director since 2008 and possesses the requisite accounting and financial expertise. Prof. Liora Katzenstein served as our external director until her end of term on January 10, 2017. Ms. Irit Ben Ami was re-elected to serve additional terms from June 2014 and until June 2017.

The provisions of the Companies Law set forth special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a shareholders meeting, provided that either:

•         such majority includes at least a majority of the shares held by all shareholders who are non-controlling shareholders and do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions, to which we refer as a disinterested majority; or

•         the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director, against the election of the external director, does not exceed 2% of the aggregate voting rights in the company.

The term controlling shareholder is defined in the Companies Law as a shareholder with the ability to direct the activities of the company, excluding such ability deriving solely from his or her position as a director of the company or from any other position with the company. A shareholder is presumed to be a controlling shareholder if the shareholder holds 45% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. With respect to certain matters, a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 45% of the voting rights in the company.

The initial term of an external director is three years. Thereafter, an external director may be reelected by shareholders to serve in that capacity for up to two additional three-year terms, except as provided below, provided that either:

(i)       his or her service for each such additional term is recommended by one or more shareholders holding at least 1% of the company’s voting rights and is approved at a shareholders’ meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such re-election exceeds 2% of the aggregate voting rights in the company. In such event, the external director so reappointed may not be a Related or Competing Shareholder, or a relative of such shareholder, at the time of the appointment, and is not and has not had any affiliation with a Related or Competing Shareholder, at such time or during the two years preceding such person’s reappointment to serve an additional term as external director. The term “Related or Competing Shareholder” means a shareholder proposing the reappointment or a shareholder holding 5% or more of the outstanding shares or voting rights of the company, provided, that at the time of the reappointment, such shareholder, the controlling shareholder of such shareholder, or a company controlled by such shareholder, have a business relationship with the company or are competitors of the company.

Additionally, the Israeli Minister of Justice, in consultation with the Israeli Securities Authority, may determine matters that under certain conditions will not constitute a business relationship or competition with the company; or

(ii)      his or her service for each such additional term is recommended by the board of directors and is approved at a shareholders meeting by the same majority required for the initial election of an external director (as described above).

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the NASDAQ Capital Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the company, and provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the reelection of the external director at a general shareholders meeting, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

External directors may be removed from office by a special general meeting of shareholders called by the board of directors, which approves such dismissal by the same shareholder vote percentage required for their election, after receiving the board of directors arguments for such removal, or by a court, in each case, only under limited circumstances, including ceasing to meet the statutory qualifications for appointment, or violating their duty of loyalty to the company. If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, subject to the fulfillment of requirements exempting the company from appointing external directors under Israeli law, then the board of directors is required under the Companies Law to call a shareholders’ meeting as soon as practicable to appoint a replacement external director.

Each committee of the board of directors that is authorized to exercise the powers of the board of directors must include at least one external director, except that the audit committee and the compensation committee must include all external directors then serving on the board of directors. Under the Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation from the company other than compensation and reimbursement of expenses amounts for their services as external directors prescribed under the

Companies Law and the regulations promulgated thereunder. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.

The Companies Law provides that a person is not qualified to serve as an external director if (i) the person is a relative of a controlling shareholder of the company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subordinate, or any entity under the person’s control, has or had, during the two years preceding the date of appointment as an external director: (a) any affiliation with the company, with any person or entity controlling the company or a relative of such person on the date of appointment, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no shareholder holding 25% or more of its voting rights, had at the date of appointment as an external director, any affiliation with a person then serving as chairman of the board or chief executive officer, a holder of 5% or more of the issued share capital or voting power in the company or the most senior financial officer.

The term relative is defined as a spouse, sibling, parent, grandparent or descendant; spouse’s sibling, parent or descendant; and the spouse of each of the foregoing persons.

The term affiliation includes (subject to certain exceptions):

•         an employment relationship;

•         a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

•         control; and

•         service as an office holder, excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The Israeli Minister of Justice, in consultation with the Israeli Securities Authority, is authorized to determine that certain matters will not constitute an affiliation.

The term “office holder” is defined under the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager.

In addition, no person may serve as an external director of a company if: (i) that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director; or (ii) at the time of appointment, such person serves as a director of another company and an external director of the other company is also a director of the company; or (iii) the person is an employee of the Israel Securities Authority or of an Israeli stock exchange; or (iv) such person received direct or indirect compensation from the company in connection with such person’s services as an external director, other than as permitted by the Companies Law and the regulations promulgated thereunder.

Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes engagement as an office holder or director of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.

If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender.

According to regulations promulgated under the Companies Law, a person may be appointed as an external director only if he or she has professional qualifications. In addition, at least one of the external directors must be determined by our board of directors to have accounting and financial expertise. However, if at least one of our other directors (i) meets the independence requirements under the Exchange Act, (ii) meets the standards of the NASDAQ Capital Market listing rules for membership on the audit committee and (iii) has accounting and financial expertise as defined under Companies Law, then neither of our external directors is required to possess accounting and financial expertise as long as each possesses the requisite professional qualifications.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, such that he or she is able to understand the financial statements of the company and initiate a discussion about the presentation of financial data. In determining whether the director has financial and accounting expertise the board of directors shall consider education, experience and the knowledge in the following subjects: (i) accounting issues and internal auditing issues typical to the company’s industry and to companies of the same size and complexity as the company; (ii) the nature of the Internal Auditor’s position in the company and his or her duties; and (iii) the preparation of financial statements and their approval subject to the Companies Law and the Israeli Securities Law.

A director is deemed to have professional qualifications if he or she has any of (i) an academic degree in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his/her position in the company, or (iii) at least five years of experience serving in one of the following capacities, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business; (b) a senior position in the company’s primary field of business; or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.

Audit Committee

To date, our audit committee consists of Ms. Michal Brikman, along with our external director, Adv. Irit Ben Ami, who also serves as the Chairman of the audit committee. Prof. Liora Katzenstein served as an external director and a member of the Audit Committee until the end of her term in January 10, 2017. We intend to appoint a third member of the audit committee, in compliance with NASDAQ rules and regulation in our upcoming board meeting.

Companies Law Requirements

Under the Companies Law, we are required to appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chairman of the committee. Under the Companies Law the audit committee may not include the chairman of the board of directors, a controlling shareholder of the company or a relative of a controlling shareholder, a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder or a director most of whose livelihood depends on a controlling shareholder.

In addition, under the Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. In general, an “unaffiliated director” under the Companies Law is defined as either an external director or as a director who meets the following criteria:

•         he or she meets the qualifications for being appointed as an external director, except for the requirement that the director be an Israeli resident (which does not apply to companies whose securities have been offered outside of Israel or are listed outside of Israel); and

•         he or she has not served as a director of the company for a period exceeding nine consecutive years, provided that, for this purpose, a break of less than two years in service shall not be deemed to interrupt the continuation of the service.

The Companies Law further requires that generally, any person who does not qualify to be a member of the audit committee may not attend the audit committee’s meetings and voting sessions, unless such person was invited by the chairperson of the committee for the purpose of presenting on a specific subject; provided, however, that an employee of the company who is not the controlling shareholder or a relative of a controlling shareholder may attend the discussions of the committee provided that any resolutions approved at such meeting are voted on without his or her presence. A company’s legal advisor and company secretary who are not the controlling shareholder or a relative of a controlling shareholder may attend the meeting and voting sessions, if required by the committee.

The quorum required for the convening of meetings of the audit committee and for adopting resolutions by the audit committee is a majority of the members of the audit committee, provided such majority is comprised of a majority of independent directors, at least one of which is an external director.

Listing Requirements

Under the NASDAQ Capital Market corporate governance rules, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Capital Market corporate governance rules. Prior to the consummation of the offering, our board of directors has affirmatively determined that Ms. Irit Ben Ami is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the NASDAQ Capital Market corporate governance rules.

Each of the members of the audit committee are deemed “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors adopted an audit committee charter effective upon the listing of our ADSs and warrants on the NASDAQ Capital Market that set forth the responsibilities of the audit committee consistent with the rules of the SEC and the listing rules of the NASDAQ Capital Market, as well as the requirements for such committee under the Companies Law, including the following:

•         oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the board of directors in accordance with Israeli law;

•         recommending the engagement or termination of the person filling the office of our internal auditor; and

•         recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our board of directors.

Our audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by pre-approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. Our audit committee also oversees the audit efforts of our independent accountants and takes those actions that it deems necessary to satisfy itself that the accountants are independent of management.

Under the Companies Law, our audit committee is responsible for:

(i)       determining whether there are deficiencies in the business management practices of our company, including in consultation with our internal auditor or the independent auditor, and making recommendations to the board of directors to improve such practices;

(ii)      determining the approval process for transactions that are ‘non-negligible’ (i.e., transactions with a controlling shareholder that are classified by the audit committee as non-negligible, even though they are not deemed extraordinary transactions), as well as determining which types of transactions would require the approval of the audit committee, optionally based on criteria which may be determined annually in advance by the audit committee.

(iii)     determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Companies Law) (see “— Approval of Related Party Transactions under Israeli Law”);

(iv)     where the board of directors approves the working plan of the internal auditor, to examine such working plan before its submission to our board of directors and proposing amendments thereto;

(v)      examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

(vi)     examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our board of directors or shareholders, depending on which of them is considering the appointment of our auditor; and

(vii)    establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Our audit committee may not approve any actions requiring its approval (see “— Approval of Related Party Transactions under Israeli Law”), unless at the time of the approval a majority of the committee’s members are present, which majority consists of unaffiliated directors including at least one external director.

Compensation Committee and Compensation Policy

To date, our compensation committee currently consists of Ms. Michal Brikman, our external director, Adv. Irit Ben Ami, who also serves as the Chairman of the audit committee. Prof. Liora Katzenstein served as an external director and a member of the compensation committee until the end of her term in January 10, 2017. We intend to appoint a third member of the audit committee, in compliance with NASDAQ rules and regulation in our upcoming board meeting.

The duties of the compensation committee include the recommendation to the company’s board of directors of a policy regarding the terms of engagement of office holders, to which we refer as a compensation policy. That policy must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee, and will need to be brought for approval by the company’s shareholders, which approval requires a Special Approval for Compensation as described below under “— Approval of related party transactions under Israeli law — Fiduciary duties of directors and executive officers”.

Under the Companies Law, the board of directors of a public company must appoint a compensation committee and adopt a compensation policy. The compensation committee must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee, and one of the external directors must serve as chairman of the committee. However, subject to certain exceptions, Israeli companies whose securities are traded on stock exchanges such as the NASDAQ Capital Market, and who do not have a controlling shareholder, do not have to meet this majority requirement; provided, however, that the compensation committee meets other Companies Law composition requirements, as well as the requirements of the jurisdiction where the company’s securities are traded. Each compensation committee member that is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Companies Law restrictions as the audit committee as to who may not be a member of the committee.

The Compensation Policy must be based on certain considerations, must include certain provisions and needs to reference certain matters as set forth in the Companies Law. The Compensation Policy must be approved by the company’s board of directors after considering the recommendations of the compensation committee. In addition, the Compensation Policy needs to be approved by the company’s shareholders by a simple majority, provided that (i) such majority includes a majority of the votes cast by the shareholders who are not controlling shareholders and who do not have a personal interest in the matter, present and voting (abstentions are disregarded) or (ii) the votes cast by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who were present and voted against the Compensation Policy, constitute two percent or less of the voting power of the company. Such majority determined in accordance with clause (i) or (ii) is hereinafter referred to as the Compensation Majority.

To the extent a Compensation Policy is not approved by shareholders at a duly convened shareholders meeting, the board of directors of a company may override the resolution of the shareholders following a re-discussion of the matter by the board of directors and the compensation committee and for specified reasons, and after determining that despite the rejection by the shareholders, the adoption of the Compensation Policy is for the benefit of the company.

A Compensation Policy that is for a period of more than three years must be approved in accordance with the above procedure every three years.

Notwithstanding the above, the amendment of existing terms of office and employment of office holders (other than directors or controlling shareholders and their relatives, who serve as office holders) requires the approval of only the compensation committee, if such committee determines that the amendment is not material in relation to its existing terms.

Pursuant to the Companies Law amendment, following the recommendation of our compensation committee, our board of directors approved our Compensation Policy, and our shareholders, in turn, approved the Compensation Policy at our annual general meeting of shareholders that was held in January 2014. On March 1, 2015, following the approval of the compensation committee and our board of directors, our general shareholders meeting approved an amendment to the compensation policy increasing the maximum amounts of bonuses and the scope of liability insurance policies permitted under such compensation policy in connection with our directors and officers.

The Compensation Policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The Compensation Policy must relate to certain factors, including advancement of the Company’s objectives, the Company’s business plan and its long-term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the Company’s risk management, size and the nature of its operations. The Compensation Policy must furthermore consider the following additional factors:

•         the knowledge, skills, expertise and accomplishments of the relevant office holder;

•         the office holder’s roles and responsibilities and prior compensation agreements with him or her;

•         the ratio between the cost of the terms of employment of an office holder and the cost of the compensation of the other employees of the company, including those employed through manpower companies, in particular the ratio between such cost and the average and median compensation of the other employees of the company, as well as the impact such disparities may have on the work relationships in the company;

•         the possibility of reducing variable compensation, if any, at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable equity-based compensation; and

•         as to severance compensation, if any, the period of service of the office holder, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The Compensation Policy must also include:

•         a link between variable compensation and long-term performance and measurable criteria;

•         the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

•         the conditions under which an office holder would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

•         the minimum holding or vesting period for variable, equity-based compensation; and

•         maximum limits for severance compensation.

The compensation committee is responsible for (a) recommending the compensation policy to a company’s board of directors for its approval (and subsequent approval by its shareholders) and (b) duties related to the compensation policy and to the compensation of a company’s office holders as well as functions previously fulfilled by a company’s audit committee with respect to matters related to approval of the terms of engagement of office holders, including:

•         recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

•         recommending to the board of directors periodic updates to the compensation policy;

•         assessing implementation of the compensation policy; and

•         determining whether the compensation terms of the chief executive officer of the company need not be brought to approval of the shareholders.

Compensation Committee Role

Our compensation committee’s responsibilities include:

•         reviewing and recommending overall compensation policies with respect to our Chief Executive Officers and other executive officers;

•         reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officers and other executive officers including evaluating their performance in light of such goals and objectives;

•         reviewing and approving the granting of options and other incentive awards; and

•         reviewing, evaluating and making recommendations regarding the compensation and benefits for our non-employee directors.

Internal Auditor

Under the Companies Law, the board of directors of an Israeli public company must appoint an internal auditor in accordance with the recommendation of the audit committee. An internal auditor may not be:

•         a person (or a relative of a person) who holds more than 5% of the company’s outstanding shares or voting rights;

•         a person (or a relative of a person) who has the power to appoint a director or the general manager of the company;

•         an office holder (including a director) of the company (or a relative thereof); or

•         a member of the company’s independent accounting firm, or anyone on his or her behalf.

•         The role of the internal auditor is to examine, among other things, our compliance with applicable law and orderly business procedures. The audit committee is required to oversee the activities and to assess the performance of the internal auditor as well as to review the internal auditor’s work plan. On October 22, 2014, we appointed Mr. Gewirtz Yisrael as our internal auditor. Mr. Gewirtz Yisrael is a certified internal auditor and a partner at Fahn Kanne & Co. Grant Thornton Israel, a certified public accounting firm in Israel.

•         The board of directors shall determine the direct supervisor of the internal auditor. The internal auditor is required to submit his findings to the audit committee, unless specified otherwise by the board of directors.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. Each person listed in the table under “Management — Executive Officers and Directors” is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company.

The duty of care includes a duty to use reasonable means to obtain:

•         information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

•         all other important information pertaining to any such action.

The duty of loyalty includes a duty to:

•         refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;

•         refrain from any activity that is competitive with the company;

•         refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

•         disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that he or she may be aware of and all related material information or documents concerning any existing or proposed transaction with the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of such person’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one’s ownership of shares in the company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to his or her vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter. An office holder is not however, obligated to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is defined as any of the following:

•         a transaction other than in the ordinary course of business;

•         a transaction that is not on market terms; or

•         a transaction that may have a material impact on a company’s profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Our articles of association do not provide otherwise. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of the duty of loyalty. However, a company may not approve a transaction or action that is adverse to the company’s interest or that is not performed by the office holder in good faith. An extraordinary transaction in which an office holder has a personal interest requires approval first by the company’s audit committee and subsequently by the board of directors. The compensation of, or an undertaking to indemnify or insure, an office holder who is not a director requires approval first by the company’s compensation committee, then by the company’s board of directors, and, if such compensation arrangement or an undertaking to indemnify or insure is inconsistent with the company’s stated compensation policy or if the office holder is the Chief Executive Officer (apart from a number of specific exceptions), then such arrangement is subject to the approval of a majority vote of the shares present and voting at a shareholders meeting, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation arrangement (excluding abstaining shareholders); or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation arrangement and who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights. We refer to this as the Special Approval for Compensation. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the compensation committee, board of directors and shareholders by ordinary majority, in that order, and under certain circumstances, a Special Approval for Compensation.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless the chairman of the relevant committee or board of directors, as applicable, determines that he or she should be present in order to present the transaction that is subject to approval. Generally, if a majority of the members of the audit committee or the board of directors, as applicable, have a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee or the board of directors, as applicable. In the event a majority of the members of the board of directors have a personal interest in the approval of a transaction, then the approval thereof shall also require the approval of the shareholders.

Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a shareholder of the company, a controlling shareholder also includes a shareholder who holds 25% or more of the voting rights in the company if no other shareholder holds more than 45% of the voting rights in the company. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated. The approval of the audit committee or the compensation committee, as the case may be, the board of directors and the shareholders of the company, in that order is required for (a) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, (b) the engagement with a controlling shareholder or his or her relative, directly or indirectly, for the provision of services to the company, (c) the terms of engagement and compensation of a controlling shareholder or his or her relative who is not an office holder or (d) the employment of a controlling shareholder or his or her relative by the company, other than as an office holder (collectively referred as Transaction with a Controlling Shareholder). In addition, such shareholder approval requires one of the following, which we refer to as a Special Majority:

•         at least a majority of the shares held by all shareholders who do not have a personal interest in the transaction and who are present and voting at the meeting approving the transaction, excluding abstentions; or

•         the shares voted against the transaction by shareholders who have no personal interest in the transaction and who are present and voting at the meeting do not exceed 2% of the voting rights in the company.

To the extent that any such Transaction with a Controlling Shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Arrangements regarding the compensation, indemnification or insurance of a controlling shareholder in his or her capacity as an office holder require the approval of the compensation committee, board of directors and shareholders by a Special Majority and the terms thereof may not be inconsistent with the company’s stated compensation policy.

Pursuant to regulations promulgated under the Companies Law, certain transactions with a controlling shareholder, a relative of a controlling shareholder, or a director that would otherwise require approval of a company’s shareholders may be exempt from shareholder approval upon certain determinations of the audit committee and board of directors. Under these regulations, a shareholder holding at least 1% of the issued share capital of the company or the voting rights may require, within 14 days of the publication of such determinations, that despite such determinations by the audit committee and the board of directors, such transaction will require shareholder approval under the same majority requirements that would otherwise apply to such transactions.

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•         an amendment to the company’s articles of association;

•         an increase of the company’s authorized share capital;

•         a merger; or

•         the approval of related party transactions and acts of office holders that require shareholder approval.

In addition, a shareholder also has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that he or she has the power to determine the outcome of a shareholder vote at a general meeting or a shareholder class meeting and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or other power towards the company. The Companies Law does not define the substance of the duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness.

Exculpation, Insurance and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•         financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be reasonably foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•         reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment was filed against such office holder as a result of such investigation or proceeding; and (B) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction; and

•         reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law 5728-1968, or the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•         a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•         a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•         a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

•         a breach of duty of care to the company or to a third party.

•         any other action against which we are permitted by law to insure an office holder;

•         expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures in the Securities Authority Law (legislation amendments), 5771-2011 and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

•         a financial liability in favor or a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•         a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•         a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

•         an act or omission committed with intent to derive illegal personal benefit; or

•         a fine, civil fine, administrative fine or ransom or levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. See “— Approval of Related Party Transactions under Israeli Law.”

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, prior to the closing of the offering, we entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law, including with respect to liabilities resulting from the offering to the extent that these liabilities are not covered by insurance.

Code of Ethics

Our board of directors adopted a Code of Ethics effective upon the listing of our shares on the NASDAQ Capital Market applicable to all of our directors and employees, including our Chief Executive Officers, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC. The full text of the Code of Ethics is posted on our website at www.biondvax.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Ethics or grant any waivers, including any implicit waiver, from a provision of the Code of Ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC. Under Item 16B of the SEC’s Form 20-F, if a waiver or amendment of the Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we are required to disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table and notes set forth information, as of December 31, 2016, concerning the beneficial ownership of our securities by:

•         each of our directors and executive officers;

•         all of our executive officers and directors as a group; and

•         each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to ordinary shares or Ordinary shares represented by our ADSs. Ordinary shares issuable under share options, warrants or other conversion rights currently exercisable or that are exercisable within 60 after December 31, 2016, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, warrants or other conversion rights but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of shares beneficially owned before the offering is based on 135,097,367 ordinary shares outstanding on December 31, 2016.

None of our shareholders has different voting rights from other shareholders. To the best of our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Except as otherwise indicated in the footnotes to this table, we believe the persons named in this table have sole voting and investment power with respect to all the ordinary shares indicated.

	Ordinary Shares		Percent of Class%
Directors and Executive Officers
Ron Babecoff	7,584,501	(1)	5.5%
Avner Rotman	238,900	(2)	*
George H. Lowell	635,000	(3)	*
Jack Rosen	500,000	(4)	*
Uri Ben Or	537,000	(5)	*
Tamar Ben Yedidya	987,000	(6)	*
Irit Ben Ami	53,000	(7)	*
All executive officers and directors as a group (8 people)	10,535,401		7.71%

____________

*         Less than 1%.

(1)      Consists of 5,528,000 ordinary shares and 80,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.81 per share and with an expiration date of October 31, 2021, and 1,976,501 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.74607 and with an expiration date in 2025.

(2)      Consists of 158,900 ordinary shares and 80,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.81 per share and with an expiration date of October 31, 2021.

(3)      Consists of 355,000 ordinary shares and 80,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.81 per share and with an expiration date of October 31, 2021, and 200,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.546 per share and with an expiration date of August 14, 2018.

(4)      Consists of 500,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.942 per share and with an expiration date of July 10, 2023.

(5)      Consists of 5,000 ADSs, representing 200,000 ordinary shares, 70,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.45 per share and with an expiration date of November 26, 2022, 50,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 1.325 per share and with an expiration date of July 27, 2020, 50,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.546 per share and with an expiration date of August 24, 2018 and 167,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.74607 per share and with an expiration date of October 2025.

(6)      Consists of 5,000 ADSs, representing 200,000 ordinary shares, 150,000 ordinary shares, 120,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.45 per share and with an expiration date of November 26, 2022, 300,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 1.325 per share and with an expiration date of July 27, 2020, and 50,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.546 per share and with an expiration date of August 24, 2018, and 167,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.74607 per share and with an expiration date of October 2025.

(7)      Consists of 53,000 ordinary shares issuable upon exercise of options at an exercise price of NIS 0.96 per share and with an expiration date of August 24, 2024.

RELATED PARTY TRANSACTIONS

The following is a description of some of the transactions with related parties to which we are a party to, and which were in effect within the past three fiscal years. The descriptions provided below are summaries of the terms of such agreements and do not purport to be complete and are qualified in their entirety by the complete agreements.

We believe that we have executed all of our transactions with related parties on terms no less favorable to us than those we could have obtained from unaffiliated third parties. See “Management — Approval of Related Party Transactions under Israeli Law.”

Payment to Dr. Ron Babecoff

On March 29, 2016, and in connection with an investigation conducted by the ISA regarding certain shareholders of the Company, not including among them Dr. Babecoff, alleged use of inside information, Dr. Ron Babecoff, CEO, director and President, was investigated by the ISA under warning. After fully cooperating with the ISA investigators, Dr. Babecoff was released subject to certain restrictions, including an obligation to make a cash deposit as collateral. Dr. Babecoff continues to fulfill all his duties to the Company. The Company is not a party to the investigation.

On April 10, 2016, the Audit Committee and the Board of Directors unanimously resolved to approve the payment of two hundred thousand NIS (NIS 200,000), to be increased by an additional amount of up to NIS 200,000 as needed, for the benefit of CEO and director Dr. Ron Babecoff, for the purpose of placing the bond required in connection with an investigation conducted by the ISA regarding certain shareholders of the Company, not including among them Dr. Babecoff, alleged use of inside information.

The resolution was adopted, inter alia, in accordance with the exemption and indemnification letter between the Company and Dr. Babecoff presently in effect, and in accordance with the Israeli applicable law. The approval of the bond is considered a Related Party Transaction, as defined in the Israeli Companies Law, and thus required the approval of the Audit Committee, in addition to the approval of the Board of Directors.

Indemnification Agreements

Our articles of association permit us to exculpate, indemnify and insure our directors and officeholders to the fullest extent permitted by the Companies Law. We have obtained directors’ and officers’ insurance for each of our officers and directors and have entered into indemnification agreements with all of our current officers and directors.

We have entered into indemnification and exculpation agreements with each of our current office holders and directors exculpating them to the fullest extent permitted by the law and our articles of association and undertaking to indemnify them to the fullest extent permitted by the law and our articles of association, including with respect to liabilities resulting from the offering, to the extent such liabilities are not covered by insurance. See “Management — Exculpation, Insurance and Indemnification of Directors and Officers.” On March 1, 2015, our general shareholders meeting approved the grant of an indemnification and exculpation agreement under the same terms and conditions for each of our current office holders and directors.

Employment and Service Agreements

We have or have had employment, service or related agreements with each member of our senior management. See “Management — Executive Officers and Directors — Employment and Service Agreements.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete. For a complete description, you should read our articles of association, a copy of which has been filed with the SEC as an exhibit to the registration statement on Form F-1 of which this prospectus forms a part. The following description is qualified in its entirety by reference to our articles of association and applicable law.

ADSs and ADS Warrants

For a description of our issued ADSs and ADS Warrants see “Description of Securities.”

Ordinary Shares

As of December 31, 2016, our authorized share capital consists of 391,000,000 ordinary shares, par value NIS 0.0000001 per share. As of December 31, 2016, there are 135,097,367 ordinary shares issued and outstanding (including those represented by ADSs). All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares for a period of one year following its registration, after which it is permitted to issue preferred shares (which shall bear a dividend preference and shall not have any voting rights), and all outstanding shares must be validly issued and fully paid.

Tradable Options

As of December 31, 2016, we had the following options outstanding (the dollar exercise prices are based on the exchange rate reported by the Bank of Israel on September 30, 2016, which is 3.758=$1.00):

•         series 4 options to purchase up to 5,685,000 ordinary shares at an exercise price of NIS 1.50 (or $0.40) per share. These options shall expire on February 28, 2017.

•         series 5 options to purchase up to 6,302,000 ordinary shares at an exercise price of NIS 1.50 (or $0.40) per share. These options shall expire on October 30, 2017.

Options

We maintained the 2005 Plan, which was adopted by our board of directors in July 2005 and expired in July 2015. To date, an aggregate amount of 15,282,503 options to purchase 15,282,503 ordinary shares were granted. Of such outstanding options, options to purchase 5,793,501ordinary shares were vested as of December 31, 2016with a weighted average exercise price of NIS 0.76 ($0.20) per share, and will expire 10 years from the date of grant, during the years 2016 – 2025. As of the date of this prospectus, we did not adopt a new option plan. We intend to approve a new Plan under the same terms and conditions of the 2005 Plan, which provides for granting options to our directors, officers, employees, consultants, advisers and service providers.

Articles of Association

The following are summaries of material provisions of our articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose is set forth in Section 4 of our articles of association and includes every lawful purpose in the field of Bio-Technology.

Registration Number

Our number with the Israeli Registrar of Companies is 513436105.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. Except as otherwise disclosed herein, an amendment to our articles of association requires the prior approval of the holders of at least 75% of our shares, represented and voting at a general meeting.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Powers of the Directors

Our board of directors shall direct the Company’s policy and shall supervise the performance of the Company’s Chief Executive Officer. Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Amendment of share capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is determines that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and in any event no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of the directors then in office; or (ii) one or more shareholders holding, in the aggregate either (a) 5% of our issued share capital and 1% of our outstanding voting power, or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•         amendments to our articles of association;

•         appointment or termination of our auditors;

•         appointment of directors and appointment and dismissal of external directors;

•         approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

•         director compensation, indemnification and change of the principal executive officer;

•         increases or reductions of our authorized share capital;

•         a merger;

•         the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

•         authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our articles of association do not allow shareholders to approve corporate matters by written consent.

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of one or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law who hold or represent, in the aggregate, at least 10% of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law or by another provision of the articles of association.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

•         an appointment or removal of directors;

•         an approval of transactions with office holders or interested or related parties, that require shareholder approval;

•         an approval of a merger;

•         authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority;

•         any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and

•         other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the Israeli Securities Authority, or ISA. Any of our shareholders may request to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, so long as prior to the acceptance of the full tender offer, the acquirer and the company disclosed the information required by law in connection with the full tender offer. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange, include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, the Israeli Securities Authority’s opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including the NASDAQ Capital Market, which do not provide for sufficient legal restrictions on obtaining control or an obligation to make a tender offer to the public, therefore the special tender offer requirements shall apply to such companies.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of at least 75% of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above.

DESCRIPTION OF SECURITIES

American Depositary Shares

The Bank of New York Mellon, as depositary, registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents forty (40) ordinary shares (or a right to receive forty (40) ordinary shares) deposited with the principal Tel Aviv office of either of Bank Leumi or Bank Hapoalim, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, or DTC, under which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes, or other required governmental charges. See “Taxation”. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It may sell ordinary shares which would require it to deliver a fraction of an ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting sufficiently in advance to withdraw the shares.

The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed or as described in the following sentence. If we ask the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless we notify the depositary that:

•         we do not wish to receive a discretionary proxy;

•         there is substantial shareholder opposition to the particular question; or

•         the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our shares • Reclassify, split up or consolidate any of the deposited securities	The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Distribute securities on the ordinary shares that are not distributed to you • Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

 Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed from the date on which the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•         are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•         are not liable if we are or it are prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•         are not liable if we or it exercise discretion permitted under the deposit agreement;

•         are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•         have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•         are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•         may rely upon any documents we believe or it believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•         payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•         satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•         compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•         when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•         when you owe money to pay fees, taxes and similar charges; or

•         when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that DRS and the Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

ADS warrants

The following summary of certain terms and provisions of the ADS warrants offered as part of the initial public offering in the U.S. is not complete and is subject to, and qualified in its entirety by the provisions of the ADS warrant Agent Agreement and form of Warrant Certificate, which were filed as exhibits to the registration statement of which this post-effective amendment is a part. Prospective investors should carefully review the terms and provisions set forth in the ADS Warrant Agent Agreement and form of Warrant Certificate. ADS warrants issued in connection with the initial public offering in the U.S. are administered by The Bank of New York Mellon.

Exercisability. The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder does not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

Cashless Exercise. In the event that a registration statement covering ADSs underlying the warrants is not effective, and an exemption from registration is not available for the resale of such shares of ordinary shares underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of ordinary shares determined according to the formula set forth in the warrant agreement. The issuance fee of $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price. The initial exercise price per share of ADSs purchasable upon exercise of the warrants is $6.25 per ADS. In addition to the exercise price per share of ADS, a $0.05 issuance fee per ADS and other applicable charges and taxes are due and payable upon exercise.

Anti-Dilution Provisions. The exercise price is subject to adjustment in the event of sales of our ADSs or equivalent number of ordinary shares during the one-year period following the closing at a price per share less than the exercise price then in effect (or securities convertible or exercisable into ADSs or equivalent number of ordinary shares at a conversion or exercise price less than the exercise price then in effect subject to customary exceptions). In addition, the exercise price and the number of shares issuable upon exercise are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock subdivisions and combinations, reclassifications or similar events affecting our ADSs or ordinary shares.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing. The warrants are issued in registered form under an ADS Warrant Agent Agreement between The Bank of New York Mellon, as warrant agent and us.

Fundamental Transaction. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of ordinary shares are permitted to sell, tender or exchange their shares of ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of ordinary shares, (4) we effect any reclassification or recapitalization of our shares of ordinary shares or any compulsory share exchange pursuant to which our ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding ordinary shares, each, a “Fundamental Transaction”, then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrant agreement or by virtue of such holder’s ownership of ADSs or ordinary shares, the holder of warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights, until the holder exercises the warrant.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the offering our ordinary shares have been traded only on the TASE. We were approved to list the ADSs and ADS warrants on the NASDAQ Capital Market, under the symbol “BVXV” And “BVXVW”, respectively. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our ordinary shares, ADSs and ADS warrants. Since completion of the offering, and currently, we have 135,097,367 outstanding ordinary shares (including those represented by ADSs), and they do not give effect to outstanding tradable options or ADS warrants that were issued in the offering and representative’s warrants. All of the ADSs and ADS warrants sold in the offering are freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates.

Our ordinary shares are held by our existing shareholders. Because all of the shares that were sold outside the United States, were to persons residing outside the United States at the time, and are currently traded on the TASE, they will continue to be freely tradable on TASE without restriction or further registration.

Rule 144

In general, under Rule 144 as in effect on the date hereof, a person who holds restricted ordinary shares (assuming there are any restricted shares) and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of our ordinary shares, provided current public information about us is available. None of our outstanding ordinary shares are “restricted securities” under Rule 144 since completion of the offering. In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted shares for at least one year, would be entitled to sell an unlimited number of shares immediately without regard to whether current public information about us is available. Our affiliates who have beneficially owned our ordinary shares for at least six months will be entitled to sell within any three month period a number of shares that does not exceed the greater of:

•         1% of the number of shares of the ADSs then outstanding, assuming no exercise of the underwriter’s over-allotment option; or

•         the average weekly trading volume of our ordinary shares on the TASE plus the ordinary shares equivalent of the average weekly trading volume of the ADSs on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided that current public information about us is available and the affiliate complies with the manner of sale requirements imposed by Rule 144.

We cannot estimate the number of our ordinary shares that our existing shareholders will elect to sell on the TASE.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE ADSS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares or ADSs (both referred to below as the Shares). You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

Israeli Tax Considerations and Government Programs

The following is a summary of the material Israeli income tax laws applicable to us. This section also contains a discussion of material Israeli income tax consequences concerning the ownership and disposition of our Shares. This summary does not discuss all the aspects of Israeli income tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. This summary is based on laws and regulations in effect as of the date of this prospectus and does not take into account possible future amendments which may be under consideration.

General corporate tax structure in Israel

Israeli resident companies, such as the Company, are generally subject to corporate tax at the rate of 25% as of 2016. As of January 1, 2017 the corporate tax rate was reduced to 23%. However, during the period between January 1, 2017 until December 31, 2017 the tax rate will be 24%.

Capital gains derived by an Israeli resident company are generally subject to tax at the same rate as the corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli Resident” if it meets one of the following: (a) it was incorporated in Israel; or (b) the control and management of its business are exercised in Israel.

Taxation of our Israeli individual shareholders on receipt of dividends

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our Shares (other than bonus shares or share dividends) at a rate of 25%, or 30% if the recipient of such dividend is a “substantial shareholder” (as defined below) at the time of distribution or at any time during the preceding 12-month period.

As of January 1, 2013, an additional income tax at a rate of 2% is imposed on high earners whose annual income or gain (“Income Celling”) exceeds NIS 811,560. As of January 1, 2017 the rate was increased to 3% and the Income Celling was dropped to a sum of NIS 640,000.

A “substantial Shareholder” is generally a person who alone, or together with his relative or another person who collaborates with him on a regular basis pursuant to an agreement, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and all regardless of the source of such right.

The term “Israeli Resident” is generally defined under Israeli tax legislation with respect to individuals as a person whose center of life is in Israel. The Israeli Tax Ordinance New Version, 1961 provides that in order to determine the center of life of an individual, account will be taken of the individual’s family, economic and social connections, including: (a) place of permanent home; (b) place of residential dwelling of the individual and the individual’s immediate family; (c) place of the individual’s regular or permanent occupation or the place of his permanent employment; (d) place of the individual’s active and substantial economic interests; (e) place of the individual’s activities in organizations, associations and other institutions. The center of life of an individual will be presumed to be in Israel if: (a) the individual was present in Israel for 183 days or more in the tax year; or (b) the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel in that tax year and the two previous tax years is 425 days or more. The presumption in this paragraph may be rebutted either by the individual or by the assessing officer.

Taxation of Israeli Resident Corporations on Receipt of Dividends

Israeli resident corporations are generally exempt from Israeli corporate income tax with respect to dividends paid on our Shares.

Capital Gains Taxes Applicable to Israeli Resident Shareholders

The income tax rate applicable to Real Capital Gain derived by an Israeli individual from the sale of shares which had been purchased after January 1, 2012, whether listed on a stock exchange or not, is 25%. However, if such shareholder is considered a “Substantial Shareholder” (as defined above) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. As of January 1, 2017, an additional tax at a rate of 3% is imposed on high earners whose Income Celling exceed NIS 640,000.

Moreover, capital gains derived by a shareholder who is a dealer or trader in securities, or to whom such income is otherwise taxable as ordinary business income, are taxed in Israel at ordinary income rates (corporate tax rate as described above in “General corporate tax structure in Israel” for corporations and up to 50% for individuals).

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our Shares at the rate of 25% or 30% if such recipient is a “substantial shareholder” at the time receiving the dividend or on any date in the 12 months preceding such date. If the Shares are held by a nominee company, the nominee company or the financial institution will withhold at the source a tax of 25% whether the recipient is a substantial shareholder or not. Otherwise, the withholding at the source will be 25% or 30% in accordance with the above, unless a lower tax rate is provided in a tax treaty between Israel and the shareholder’s country of residence.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the duty to file tax reports in Israel in respect of such income; provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

For example, under the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), Israeli withholding tax on dividends paid to a U.S. resident for treaty purposes may not, in general, exceed 25%. Where the recipient is a U.S. corporation owning 10% or more of the voting shares of the paying corporation during the part of the paying corporation’s taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any) and the dividend is not paid from the profits of a Benefited Enterprise, and not more than 25% of the gross income of the paying corporation consists of interest or dividends (other than interest derived from the conduct of banking, insurance, or financing business or interest received from subsidiary corporations, 50% or more of the outstanding shares of the voting stock of which is owned by the paying corporation at the time such dividends or interest is received) the Israeli tax withheld may not exceed 12.5%. When a corporation is the recipient of a dividend from a paying corporation of income derived during any period for which the paying corporation is entitled to the reduced tax rate applicable to Benefited Enterprise, the Israeli tax withheld may not exceed 15%, subject to the conditions mentioned above.

Capital gains income taxes applicable to non-Israeli shareholders.

Non-Israeli resident shareholders are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our Shares, provided that such gains were not derived from a permanent establishment or business activity of such shareholders in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemptions if Israeli residents (i) jointly have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Regardless of whether shareholders may be liable for Israeli income tax on the sale of our Shares, the payment of the consideration may be subject to withholding of Israeli tax at the source. Accordingly, shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

Excess Tax

Individual holders who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) and who have taxable income that exceeds a certain threshold in a tax year (NIS 810,720 for 2016, which is approximately $210,960, based on the representative U.S. dollar — NIS rate of exchange of 3.843 on January 8, 2017)), will be subject to an additional tax at the rate of 2% on his or her taxable income for such tax year that is in excess of such amount. For this purpose, taxable income includes taxable capital gains from the sale of securities and taxable income from interest and dividends, subject to the provisions of an applicable double tax treaty.

Proposed Amendments to Israeli Tax Law

In October 2016, a bill was presented to the Israeli parliament (the Knesset), which, if passed, would, commencing in 2017, reduce the marginal tax rate for individuals from 48% to 47% and increase the excess tax applicable to individuals described above to 3% on income that exceeds a certain threshold in a tax year (NIS 640,000 for 2017, which is approximately $165,503, based on the representative U.S. dollar — NIS rate of exchange of 3.843 on January 8, 2017). In addition, the bill, if passed, would, reduce the corporate tax to 24% in 2017 and 23% in 2018 and thereafter. The aforesaid proposed amendments were approved by the Finance Committee of the Knesset in December 2016 and are expected to be brought to the Knesset for approval in the near future. There can be no assurance whether the Knesset will approve the proposed amendments as described above, in another form or at all.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR ISRAELI TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

U.S. Federal Income Tax Consequences

The following is limited to a general summary of what we believe to be material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our Shares by U.S. Investors (as defined below) that are initial purchasers of such Shares and that hold such Shares as capital assets. This summary is based on the Code, the regulations of the U.S. Department of the Treasury issued pursuant to the Code, or the Treasury Regulations, the income tax treaty between the United States and Israel, or the U.S.-Israel Tax Treaty, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. No ruling has been sought from the IRS with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not address all of the tax considerations that may be relevant to specific U.S. Investors in light of their particular circumstances or to U.S. Investors subject to special treatment under U.S. federal income tax law (including, without limitation, banks, financial institutions, insurance companies, tax-exempt entities, retirement plans, tax-deferred accounts, regulated investment companies, “S corporations,” grantor trusts, partnerships, dealers or traders in securities or currencies, brokers, governments or agencies or instrumentalities thereof, real estate investment trusts, certain former citizens or residents of the United States, persons who acquire our Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons subject to the alternative minimum tax, persons who acquire our Shares through the exercise or cancellation of employee stock options, in connection with employee incentive plans, or otherwise as compensation for their services, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own, indirectly or by attribution) Shares representing 10% or more of the voting power or value of our ordinary shares, or persons that mark their securities to market for U.S. federal income tax purposes). This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, generation skipping or alternative minimum tax considerations or any U.S. federal tax consequences other than U.S. federal income tax consequences.

As used in this summary, the term “U.S. Investor” means a beneficial owner of our Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

If an entity treated as a partnership for U.S. federal income tax purposes holds our Shares, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of its Shares.

Prospective investors should be aware that this summary does not address the tax consequences to investors who are not U.S. Investors. Prospective investors should consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of their Shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of U.S. Investors

The discussions under “— Distributions” and under “— Sale, Exchange or Other Disposition of Shares” below assumes that we will not be treated as a PFIC for U.S. federal income tax purposes. However, we have not determined whether we will be a PFIC in 2014 or any subsequent year, and it is possible that we will be a PFIC in 2014 or in one or more subsequent years. For a discussion of the rules that would apply if we are treated as a PFIC, see the discussion under “— Passive Foreign Investment Company.”

Distributions. We have no current plans to pay dividends. To the extent we pay any dividends, a U.S. Investor will be required to include in gross income as a taxable dividend (without reduction for any Israeli tax withheld from such distribution) the amount of any distributions made on the Shares to the extent that those distributions are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distributions in excess of our earnings and profits will be applied against and will reduce (but not below zero) the U.S. Investor’s tax basis in its Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the U.S. Investor on a subsequent disposition of the Shares), and, to the extent they exceed that tax basis, will be treated as gain from the sale or exchange of those Shares. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Investor should expect that the entire amount of any distribution generally may be treated as dividend income.

If we were to pay dividends, we expect to pay such dividends in NIS. A dividend paid in NIS, including the amount of any Israeli taxes withheld, will be includible in a U.S. Investor’s income as a U.S. dollar amount calculated by reference to the exchange rate in effect on the date such dividend is received, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Investor generally will not recognize a foreign currency gain or loss. However, if the U.S. Investor converts the NIS into U.S. dollars on a later date, the U.S. Investor must include, in computing its income, any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the NIS into U.S. dollars. Such gain or loss will generally be ordinary income or loss and United States source for U.S. foreign tax credit purposes. U.S. Investors should consult their own tax advisors regarding the tax consequences to them if we pay dividends in NIS or any other non-U.S. currency.

Subject to certain significant conditions and limitations, including potential limitations under the U.S.—Israel Tax Treaty, any Israeli income taxes paid on or withheld from distributions from us and not refundable to a U.S. Investor may be credited against the investor’s U.S. federal income tax liability or, alternatively, may be deducted from the investor’s taxable income. The election to deduct, rather than credit, foreign taxes, is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Investor or withheld from a U.S. Investor that year. Dividends paid on the Shares generally will constitute income from sources outside the United States, which may be relevant in calculating a U.S. Investor’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid on our Shares should generally be categorized as “passive category income” or, in the case of some U.S. Investors, as “general category income” for U.S. foreign tax credit purposes. Because the rules governing foreign tax credits are complex, U.S. Investors should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Dividends paid on the Shares will not be eligible for the “dividends-received” deduction generally allowed to corporate U.S. Investors with respect to dividends received from U.S. corporations.

Certain distributions treated as dividends that are received by an individual U.S. Investor from “qualified foreign corporations” generally qualify for a reduced tax rate (currently a maximum of 20%) so long as certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is treated as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. Dividends paid by us in a taxable year in which we are not a PFIC and with respect to which we were not a PFIC in the preceding taxable year are expected to be eligible for the 20% reduced maximum tax rate, although we can offer no assurances in this regard. However, any dividend paid by us in a taxable year in which we are a PFIC or were a PFIC in the preceding taxable year will be subject to tax at regular ordinary income rates (along with any applicable additional PFIC tax liability, as discussed below). As noted above, we have not determined whether we are currently a PFIC or not or whether we will be a PFIC or not. In addition, a non-corporate U.S. Investor will not be eligible for reduced U.S. federal income tax rate with respect to dividend distributions on Shares if (a) such U.S. Investor has not held the Shares for at least 61 days during the 121-day period starting on the date which is 60 days before, and ending 60 days after the ex-dividend date, (b) to the extent the U.S. Investor is under an obligation to make related payments on substantially similar or related property or (c) with respect to any portion of a dividend that is taken into account by the U.S. Investor as investment income under Section 163(d)(4)(B) of the Code. Any days during which the U.S. Investor has diminished its risk of loss with respect to Shares (for example, by holding an option to sell the Shares) are not counted towards meeting the 61-day holding period. Non-corporate U.S. Investors should consult their own tax advisors concerning whether dividends received by them qualify for the reduced rate of tax.

The additional 3.8% net investment income tax (described below) may apply to dividends received by certain U.S. Investors who meet the modified adjusted gross income thresholds.

Sale, Exchange or Other Disposition of Shares. Subject to the discussion under “— Passive Foreign Investment Company” below, a U.S. Investor generally will recognize capital gain or loss upon the sale, exchange or other disposition of our Shares in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Investor’s adjusted tax basis in such Shares. The adjusted tax basis in an ordinary share generally will be equal to the cost basis of such ordinary share. This capital gain or loss will be long-term capital gain or loss if the U.S. Investor’s holding period in our Shares exceeds one year. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 20%) will apply to individual U.S. Investors. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes, possibly subject to certain exceptions in U.S.-Israel Tax Treaty. Additionally, certain losses may be treated as foreign source to the extent certain dividends were received by the U.S. Investor within the 24-month period preceding the date on which the U.S. holder recognized the loss. The additional 3.8% net investment income tax (described below) may apply to gains recognized upon the sale, exchange or other taxable disposition of our Shares by certain U.S. Investors who meet the modified adjusted gross income thresholds.

U.S. Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their Shares.

Passive Foreign Investment Company

In general, a corporation organized outside the United States will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) 50% or more of the average quarterly value of its gross assets consists of assets that produce, or are held for the production of, passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in offerings of our Shares. Assets that produce or are held for the production of passive income include, among other things, cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

A foreign corporation’s PFIC status is an annual determination that is based on tests that are factual in nature and our status for any year will depend on our income, assets, and activities for such year, including, without limitation, how quickly we use the cash proceeds from the offering in our business. In addition, because the value of our gross assets may be determined in part by reference to our market capitalization, a decline in the value of our Shares may result in our becoming a PFIC. We have not determined whether we will be a PFIC in the year in which the offering is completed or in future years. Because the PFIC determination is highly fact-intensive, there can be no assurance that we will not be a PFIC in the year in which the offering is completed or any subsequent year.

U.S. Investors should be aware of certain tax consequences of investing directly or indirectly in us if we are a PFIC. A U.S. Investor is subject to different rules depending on whether the U.S. Investor makes an election to treat us as a “qualified electing fund,” known as a QEF election, makes a “mark-to-market” election with respect to the Shares, or makes neither election. A QEF election will not be available if we do not provide the information necessary to make such an election. It is not expected that a U.S. Investor will be able to make a QEF election because we do not intend to provide U.S. Investors with the information necessary to make a QEF election.

QEF Election. One way in which certain of the adverse consequences of PFIC status can be mitigated is for a U.S. Investor to make a QEF election. Generally, a shareholder making the QEF election is required for each taxable year to include in income a pro rata share of the ordinary earnings and net capital gain of the QEF, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. An election to treat us as a QEF will not be available if we do not provide the information necessary to make such an election. We do not expect that a U.S. Investor will be able to make a QEF election because we do not intend to provide U.S. Investors with the information necessary to make a QEF election. As discussed below, however, a mark-to-market election that may alleviate some of the adverse consequences of PFIC status may be available to a U.S. Holder.

Mark-to-Market Election. Alternatively, if our Shares are treated as “marketable stock,” a U.S. Investor would be allowed to make a “mark-to-market” election with respect to our Shares, provided the U.S. Investor completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Investor generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Shares at the end of the taxable year over such holder’s adjusted tax basis in such Shares. Thus, the U.S. Holder may recognize taxable income without receiving any cash to pay its tax liability with respect to such income. The U.S. Investor would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Investor’s adjusted tax basis in our Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Investor’s tax basis in our Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Investor, and any loss in excess of such amount will be treated as capital loss. Amounts treated as ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains.

Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. A class of stock is regularly traded on an exchange during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. To be marketable stock, our Shares must be regularly traded on a qualifying exchange (i) in the

United States that is registered with the SEC or a national market system established pursuant to the Exchange Act or (ii) outside the United States that is properly regulated and meets certain trading, listing, financial disclosure and other requirements. Our Shares are expected to constitute “marketable stock” as long as they remain listed on the NASDAQ Capital Market and are regularly traded. Although we have received approval to list the ADSs on the NASDAQ Capital Market, we cannot guarantee that the ADSs will continue to be listed on the NASDAQ Capital Market.

A mark-to-market election will not apply to our Shares held by a U.S. Investor for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. The election will not remain in effect if the Shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. A mark-to-market election will not apply to any PFIC subsidiary that we own. Each U.S. Investor is encouraged to consult its own tax advisor with respect to the availability and tax consequences of a mark-to-market election with respect to our Shares.

Each U.S. investor should consult its own tax adviser with respect to the applicability of the “net investment income tax” (discussed below) where a mark-to-market election is in effect.

Default PFIC Rules. A U.S. Investor who does not make a timely QEF election or a mark-to-market election, referred to in this disclosure as a “Non-Electing U.S. Investor,” will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing U.S. Investor on the Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing U.S. Investor in the three preceding taxable years, or, if shorter, the Non-Electing U.S. Investor’s holding period for the Shares), and (ii) any gain realized on the sale or other disposition of such Shares. Under these rules:

•         the excess distribution or gain would be allocated ratably over the Non-Electing U.S. Investor’s holding period for such Shares;

•         the amount allocated to the current taxable year and any year prior to us becoming a PFIC would be taxed as ordinary income; and

•         the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing U.S. Investor who is an individual dies while owning our Shares, the Non-Electing U.S. Investor’s successor would be ineligible to receive a step-up in tax basis of such Shares. Non-Electing U.S. Investors should consult their tax advisors regarding the application of the “net investment income tax” (described below) to their specific situation.

To the extent a distribution on our Shares does not constitute an excess distribution to a Non-Electing U.S. Investor, such Non-Electing U.S. Investor generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions. The tax consequences of such distributions are discussed above under “— Taxation of U.S. Investors — Distributions.” Each U.S. Holder is encouraged to consult its own tax advisor with respect to the appropriate U.S. federal income tax treatment of any distribution on our Shares.

If we are treated as a PFIC for any taxable year during the holding period of a Non-Electing U.S. Investor, we will continue to be treated as a PFIC for all succeeding years during which the Non-Electing U.S. Investor is treated as a direct or indirect Non-Electing U.S. Investor even if we are not a PFIC for such years. A U.S. Investor is encouraged to consult its tax advisor with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Section 1298(b)(1) of the Code (which will be taxed under the adverse tax rules described above).

We may invest in the equity of foreign corporations that are PFICs or may own subsidiaries that own PFICs. If we are classified as a PFIC, under attribution rules U.S. Investors will be subject to the PFIC rules with respect to their indirect ownership interests in such PFICs, such that a disposition of the Shares of the PFIC or receipt by us of a distribution from the PFIC generally will be treated as a deemed disposition of such Shares or the deemed receipt of such distribution by the U.S. Investor, subject to taxation under the PFIC rules. There can be no assurance that a U.S. Investor will be able to make a QEF election with respect to PFICs in which we invest, and a U.S. Investor may not make a mark-to-market election with respect to a PFIC in which we invest. Each U.S. Investor is encouraged to consult its own tax advisor with respect to tax consequences of an investment by us in a corporation that is a PFIC.

In addition, U.S. Investors should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of Shares in a PFIC, including IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund).

The U.S. federal income tax rules relating to PFICs, QEF elections, and mark-to market elections are complex. U.S. Investors are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of our Shares, any elections available with respect to such Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of our Shares.

Certain Reporting Requirements

Certain U.S. Investors are required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and certain U.S. Investors may be required to file IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Investor and us. Substantial penalties may be imposed upon a U.S. Investor that fails to comply.

In addition, recently enacted legislation requires certain U.S. Investors to report information on IRS Form 8938 with respect to their investments in certain “foreign financial assets,” which would include an investment in our Shares, to the IRS.

Investors who fail to report required information could become subject to substantial civil and criminal penalties. U.S. Investors should consult their tax advisors regarding the possible implications of these reporting requirements on their investment in our Shares.

Disclosure of Reportable Transactions

If a U.S. Investor sells or disposes of the Shares at a loss or otherwise incurs certain losses that meet certain thresholds, such U.S. Investor may be required to file a disclosure statement with the IRS. Failure to comply with these and other reporting requirements could result in the imposition of significant penalties.

Backup Withholding Tax and Information Reporting Requirements

Generally, information reporting requirements will apply to distributions on our Shares or proceeds on the disposition of our Shares paid within the United States (and, in certain cases, outside the United States) to U.S. Investors other than certain exempt recipients, such as corporations. Furthermore, backup withholding (currently at 28%) may apply to such amounts if the U.S. Investor fails to (i) provide a correct taxpayer identification number, (ii) report interest and dividends required to be shown on its U.S. federal income tax return, or (iii) make other appropriate certifications in the required manner. U.S. Investors who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment may be credited against a U.S. Investor’s U.S. federal income tax liability and such U.S. Investor may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Medicare Tax on Investment Income

Certain U.S. persons, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax, or “net investment income tax,” on unearned income. For individuals, the additional net investment income tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Investors are urged to consult their own tax advisors regarding the implications of the additional net investment income tax resulting from their ownership and disposition of our Shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

ENFORCEMENT OF FOREIGN JUDGMENTS

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Pearl Cohen Zedek Latzer Baratz, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•         the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•         the judgment is final and is not subject to any right of appeal;

•         the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts and the substance of the judgment is not contrary to public policy; and

•         the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•         the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•         the judgment was obtained by fraud;

•         the possibility given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•         the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•         the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•         at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

LEGAL MATTERS

The validity of the ordinary shares underlying by the ADS warrants being offered by this prospectus and other legal matters concerning this offering will be passed upon for us by Pearl Cohen Zedek Latzer Baratz, Tel-Aviv, Israel.

EXPERTS

The financial statements of BiondVax Pharmaceuticals Ltd. as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 included in this Prospectus and Registration Statement have been so included in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act relating to this offering of the ADS warrants. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may review and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, we will not be required under the Exchange Act to file annual or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Instead, we will file with the SEC, within 120 days after the end of each fiscal year, or such other applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish certain other material information to the SEC under cover of Form 6-K and to furnish to the SEC under cover of Form 6-K English translations or summaries (in certain instances where applicable), in accordance with the provisions of Exchange Act Rule 12b-12(d), of such Hebrew language immediate reports or information furnished to the TASE and the ISA, as well as other material agreements that we may enter into that are written in the Hebrew language.

In addition, because our ordinary shares are traded on the TASE, we have filed Hebrew language periodic and immediate reports with, and furnish information to, the TASE and the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On September 8, 2015 we transitioned solely to U.S. reporting standards in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are now submitted to ISA and TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website(www.maya.tase.co.il).

We maintain a corporate website at www.biondvax.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

BIONDVAX PHARMACEUTICALS LTD.

INTERIM FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2016

NIS IN THOUSANDS

UNAUDITED

INDEX

Page
Condensed Interim Balance Sheets	F-2
Condensed Interim Statements of Comprehensive Income	F-3
Condensed Interim Statements of Changes in Shareholders’ Equity	F-4 – F-6
Condensed Interim Statements of Cash Flows	F-7 – F-8
Notes to Condensed Interim Financial Statements	F-9

BIONDVAX PHARMACEUTICALS LTD.

BALANCE SHEETS

				Convenience translation (Note 2)
	December 31,	September 30,		September 30,
	2015	2015	2016	2016
	Audited	Unaudited		Unaudited
	NIS			U.S. dollars
	(In thousands except share and per share data)
CURRENT ASSETS:
Cash and cash equivalents	33,470	36,294	15,091	4,016
Short term bank deposit	—	578	10,510	2,797
Marketable securities	2,016	2,016	2,017	537
Other receivables	1,442	1,594	727	193
	36,928	40,482	28,345	7,543
LONG-TERM ASSETS:
Marketable securities	2,048	2,047	2,050	545
Property, plant and equipment	2,044	2,191	1,592	424
Other long term assets	287	24	370	98

	4,379	4,262	4,012	1,067

	41,307	44,744	32,357	8,610
CURRENT LIABILITIES:
Trade payables	931	571	477	127
Other payables	768	758	466	124

	1,699	1,329	943	251
LONG-TERM LIABILITIES:
Options	5,994	6,863	3,528	938
Severance pay liability, net	69	67	74	20

	6,063	6,930	3,602	958

SHAREHOLDERS’ EQUITY (DEFICIT):
Ordinary shares of NIS 0.0000001 par value:

Authorized: 391,000,000 shares as of September 30, 2016, 2015 (unaudited) and December 31, 2015; Issued and Outstanding: 135,097,367, shares as of September 30, 2016, 2015 (unaudited) and December 31, 2015.

	—*)	—*)	—*)	—*)
Share premium	110,679	110,352	111,697	29,722
Options	2,536	2,536	2,536	675
Other comprehensive income	12	12	8	2
Accumulated deficit	(79,682)	(76,415)	(86,429)	(22,998)

	33,545	36,485	27,812	7,401

	41,307	44,744	32,357	8,610

____________

*)       Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the interim financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF COMPREHENSIVE INCOME

						Convenience translation (Note 2)
	Year ended December 31,	Three months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2015	2015	2016	2015	2016	2016
	Audited	Unaudited				Unaudited
	NIS					U.S. dollars
	(In thousands, except per share data)
Operating expenses:
Research and development, net of participations	7,906	1,247	2,421	5,032	5,962	1,586
Marketing, general and administrative	3,397	966	1,049	2,216	2,819	750

Total operating expenses	11,303	2,213	3,470	7,248	8,781	2,336

Operating loss	11,303	2,213	3,470	7,248	8,781	2,336

Financial income	1,118	1,540	10	651	59	16
Financial expense	(24)	(5)	(291)	(20)	(491)	(131)
Financial income (expenses) due to revaluations of options	10	812	1,395	(315)	2,466	656

Total finance income, net	1,104	2,347	1,114	316	2,034	541

Net loss (income)	10,199	(134)	2,356	6,932	6,747	1,795

Other comprehensive loss (income):
Items to be reclassified to profit or loss in subsequent periods:
Gain (loss) from available-for-sale financial assets	(5)	(2)	1	(5)	(4)	(1)

Total comprehensive loss (income)	10,204	(132)	2,355	6,937	6,751	1,796

Basic and diluted net loss per share (NIS)	0.10	(0.00)	0.02	0.07	0.05	0.01

Weighted average number of shares outstanding used to compute basic and diluted loss per share	105,522,642	135,097,367	135,097,367	95,519,426	135,097,367	135,097,367
The accompanying notes are an integral part of the interim financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Share capital		Share premium	Options	Unrealized gain (loss) on available-for- sale financial assets	Accumulated deficit	Total equity
	NIS in thousands
Balance as of January 1, 2016	—	*)	110,679	2,536	12	(79,682)	33,545

Loss	—		—	—	—	(6,747)	(6,747)
Other comprehensive loss	—		—	—	(4)	—	(4)

Total comprehensive loss	—		—	—	(4)	(6,747)	(6,751)

Share-based compensation	—		1,018	—	—	—	1,018

Balance as of September 30, 2016 (unaudited)	—	*)	111,697	2,536	8	(86,429)	27,812
Balance as of September 30, 2016 (convenience translation into U.S dollars – see note 2)	—	*)	29,722	675	2	(22,998)	7,401

	Share capital		Share premium	Options	Unrealized gain (loss) on available-for- sale financial assets	Accumulated deficit	Total Equity
	NIS in thousands
Balance as of January 1, 2015	—	*)	83,517	2,536	17	(69,483)	16,587

Loss	—		—	—	—	(6,932)	(6,932)
Other comprehensive loss	—		—	—	(5)	—	(5)

Total comprehensive loss	—		—	—	(5)	(6,932)	(6,937)

Share-based compensation	—		418	—	—	—	418
Issuance of shares, net	—		26,417	—	—	—	26,417

Balance as of September 30, 2015 (unaudited)	—	*)	110,352	2,536	12	(76,415)	36,485

____________

*)       Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the interim financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Share capital		Share premium	Options	Unrealized gain on available-for- sale financial assets	Accumulated deficit	Total equity
	Unaudited
	NIS in thousands

Balance as of July 1, 2016	—	*)	111,458	2,536	7	(84,073)	29,928

Loss	—			—	—	(2,356)	(2,356)
Other comprehensive gain	—			—	1	—	1

Total comprehensive income (loss)	—			—	1	(2,356)	(2,355)

Share-based compensation	—		239	—	—	—	239

Balance as of September 30, 2016	—	*)	111,697	2,536	8	(86,429)	27,812
Balance as of September 30, 2016 (convenience translation into U.S dollars – see note 2)	—	*)	29,722	675	2	(22,998)	7,401

	Share capital		Share premium	Options	Unrealized gain (loss) on available-for- sale financial assets	Accumulated deficit	Total equity
	Unaudited
	NIS in thousands
Balance as of July 1, 2015	—	*)	109,934	2,536	14	(76,549)	35,935

Loss	—		—	—	—	134	134
Other comprehensive loss	—		—	—	(2)	—	(2)

Total comprehensive loss	—		—	—	(2)	134	132

Share-based compensation	—		418	—	—	—	418

Balance as of September 30, 2015	—	*)	110,352	2,536	12	(76,415)	36,485

____________

*)       Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the interim financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Share capital		Share premium	Warrants	Unrealized gain (loss) on available-for- sale financial assets	Accumulated deficit	Total Equity
	NIS
Balance as of January 1, 2015	—		83,517	2,536	17	(69,483)	16,587

Loss	—		—	—	—	(10,199)	(10,199)
Other comprehensive loss	—		—	—	(5)	—	(5)
Total comprehensive loss	—		—	—	(5)	(10,199)	(10,204)

Issue of shares, net	—	*)	26,417	—	—	—	26,417
Share-based compensation	—		745	—	—	—	745

Balance as of December 31, 2015	—	*)	110,679	2,536	12	(79,682)	33,545

____________

*)       Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the interim financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CASH FLOWS

						Convenience translation (Note 2)
	Year ended December 31,	Three months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2015	2015	2016	2015	2016	2016
	Audited	Unaudited				Unaudited
	N I S					U.S. dollars
	(In thousands)
Cash flows from operating activities:
Net income (loss)	(10,199)	134	(2,356)	(6,932)	(6,747)	(1,795)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Adjustments to profit and loss items:
Depreciation and amortization	628	164	154	477	467	124
Net financing income	(1,104)	(2,348)	(1,114)	(317)	(2,034)	(541)
Share-based compensation	745	418	239	418	1,018	271
Change in employee benefit liabilities, net	7	1	2	5	5	1
	276	(1,765)	(719)	583	(544)	(145)
Changes in asset and liability items:
Decrease (increase) in other receivables	(744)	(1,324)	2,461	(958)	715	190
Increase (decrease) in trade payables	415	(64)	8	47	(463)	(123)
Increase (decrease) in other payables	10	441	(231)	(20)	(302)	(80)
	(339)	(947)	2,238	(931)	(50)	(13)

Cash paid and received during the year for:
Interest paid	(23)	(5)	(7)	(19)	(22)	(6)
Interest received	18	(2)	10	6	53	14

	(5)	(7)	3	(13)	31	8
Net cash flows used in operating activities	(10,267)	(2,585)	(834)	(7,293)	(7,310)	(1,945)

The accompanying notes are an integral part of the interim financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CASH FLOWS

						Convenience translation (Note 2)
	Year ended December 31,	Three months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2015	2015	2016	2015	2016	2016
	Audited	Unaudited				Unaudited
	N I S					U.S. dollars
	(In thousands)
Cash Flows from Investing Activities:

Purchase of property and equipment	(34)	—	—	(30)	(15)	(4)
Decrease (increase) in short term deposit	—	(8)	990	(16)	(10,510)	(2,797)
Decrease (increase) in other long term assets	(9)	(308)	120	(308)	(83)	(22)

Net cash provided by (used in) investing activities	(43)	(316)	1,110	(354)	(10,608)	(2,823)

Cash Flows from Financing Activities:

Proceeds from issuance of shares and options	27,323	—	—	27,323	—	—
Issuance of options to public	6,430	—	—	6,430	—	—

Net cash provided by financing activities	33,753	—	—	33,753	—	—

Exchange differences on balances of cash and cash equivalents	415	1,240	(269)	576	(461)	(122)
Increase (decrease) in cash and cash equivalents	23,858	(1,661)	7	26,682	(18,379)	(4,890)

Balance of cash and cash equivalents at the beginning of the period	9,612	37,955	15,084	9,612	33,470	8,906

Balance of cash and cash equivalents at the end of the period	33,470	36,294	15,091	36,294	15,091	4,016

The accompanying notes are an integral part of the interim financial statements.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 1: GENERAL

a.       BiondVax Pharmaceuticals Ltd. (“the Company”) is focused on developing and ultimately, commercializing immunomodulation therapies for infectious diseases. The Company was incorporated on July 21, 2003 and started its activity on March 31, 2005.

b.       On June 7, 2007, the Company issued ordinary shares and options on the TASE.

On May 15, 2015, the Company completed a public offering of securities in the United States. The Company allocated 1,910,000 ADSs and warrants to purchase up to an aggragate of 2,038,000 ADSs. The net proceeds from the offering amounted to a total of NIS 31,031 ($7,953). The offering expenses amounted to a total of NIS 5,576. On June 24, 2015, the Company issued an additional 110,000 ADS to the underwriters in consideration of a total gross amount of NIS 2,069 (USD 530). Issuance expenses amounted to NIS 134.

c.        During the nine months ended September 30, 2016, the Company incurred a loss of NIS 6,747 ($1,795) and negative cash flows from operating activities of NIS 7,310 ($1,945) and it has an accumulated deficit of NIS 86,429 ($22,998) as of that date.

NOTE 2: CONVENIENCE TRANSLATION INTO U.S. DOLLARS

The financial statements as of September 30, 2016 and for the nine months then ended have been translated into dollars using the representative exchange rate as of that date ($1 = NIS 3.758). The translation was made solely for the convenience of the reader.

The amounts presented in these financial statements should not be construed to represent amounts receivable or payable in dollars or convertible into dollars, unless otherwise indicated in these statements.

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation of the interim financial statements

The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for the preparation of financial statements for interim periods, as prescribed in IAS 34, “Interim Financial Reporting”.

The significant accounting policies and methods of computation adopted in the preparation of the interim financial statements are consistent with those followed in the preparation of the Company’s annual financial statements.

NOTE 4: SIGNIFICANT EVENTS DURING THE REPORTING PERIOD

On April 10, 2016, the Audit Committee and the Board of Directors unanimously resolved to approve the payment of NIS 200, to be increased by an additional amount of up to NIS 200 as needed, for the benefit of the Company’s CEO, for the purpose of placing the bond required in connection with an investigation conducted by the Israeli Securities Authority (“ISA”), regarding certain shareholders of the Company (not including among them the Company’s CEO) alleged use of inside information.

BIONDVAX PHARMACEUTICALS LTD.

FINANCIAL STATEMENTS

DECEMBER 31, 2015

INDEX

Page
Report of Independent Registered Public Accounting Firm	F-11
Balance Sheets	F-12
Statements of Comprehensive Income	F -13
Statements of Changes in Equity	F-14
Statements of Cash Flows	F-15 - F-16
Notes to Financial Statements	F-17 - F-40

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Directors of

BIONDVAX PHARMACEUTICALS LTD.

We have audited the accompanying balance sheets of Biondvax Pharmaceuticals Ltd. (the “Company”) as of December 31, 2014 and 2015 and the related statements of comprehensive income, changes in equity and cash flows for each of the years in the periods ended December 31, 2013, 2014 and 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2015 and the statements of result of its operation and its cash flows for each of the years in the periods ended December 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
April 27, 2016	A Member of Ernst & Young Global

BIONDVAX PHARMACEUTICALS LTD.

BALANCE SHEETS

In thousands, except per share data

				Convenience translation (Note 2c)
		December 31,		December 31,
		2014	2015	2015
	Note	NIS		U.S. dollars
CURRENT ASSETS:
Cash and cash equivalents	5	9,612	33,470	$8,578
Marketable securities	10	2,016	2,016	517
Other receivables	6	1,081	1,442	370

		12,709	36,928	9,465
LONG-TERM ASSETS:
Marketable securities	10	2,049	2,048	525
Property, plant and equipment	7	2,638	2,044	524
Other long term assets	8	1,066	287	73

		5,753	4,379	1,122

		18,462	41,307	$10,587
CURRENT LIABILITIES:
Trade payables		524	931	$239
Other payables	9	1,289	768	197

		1,813	1,699	436
LONG-TERM LIABILITIES:
Options	13(h)	—	5,994	1,536
Severance pay liability, net	11	62	69	18

		62	6,063	1,554

SHAREHOLDERS’ EQUITY:-	13
Ordinary shares of NIS 0.0000001 par value:
Authorized: 391,000,000 shares as of December 31, 2014 and 2015; Issued and Outstanding: 54,297,367 and 135,097,367 shares respectively		— *)	— *)	— *)
Share premium		83,517	110,679	28,365
Warrants		2,536	2,536	650
Other comprehensive income		17	12	3
Accumulated deficit		(69,483)	(79,682)	(20,421)

		16,587	33,545	8,597

		18,462	41,307	$10,587

____________

*)       Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF COMPREHENSIVE INCOME

In thousands, except per share data

					Convenience translation (Note 2c)
		Year ended December 31,			Year ended December 31,
		2013	2014	2015	2015
	Note	NIS			U.S. dollars
Operating expenses:
Research and development, net of participations	15a	5,451	5,492	7,906	$2,026
Marketing, general and administrative	15b	2,190	2,650	3,397	870

Total operating expenses		7,641	8,142	11,303	2,896

Operating loss		(7,641)	(8,142)	(11,303)	(2,896)
Financial income	15c	157	394	1,128	289
Financial expense	15c	(552)	(16)	(24)	(6)

Net loss		(8,036)	(7,764)	(10,199)	$(2,613)

Other comprehensive income (loss):
Items to be reclassified to profit or loss in subsequent periods:
Gain (loss) from available-for-sale marketable securities		4	(4)	(5)	(1)

Total comprehensive loss		(8,032)	(7,768)	(10,204)	$(2,614)

Basic and diluted loss per share		(0.17)	(0.14)	(0.10)	$(0.03)

Weighted average number of shares outstanding used to compute basic and diluted loss per share		47,946,163	54,286,227	105,522,642	105,522,642

The accompanying notes are an integral part of the financial statements.

April 27, 2016
Date of approval of the	Avner Rotman	Ron Babecoff	Uri Ben-Or
financial statements	Chairman of the Board	Chief Executive officer	Chief Financial officer

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CHANGES IN EQUITY

In thousands, except per share data

	Share capital		Share premium	Warrants	Unrealized gain (loss) on available-for- sale financial assets	Accumulated deficit	Total Equity
	NIS
Balance as of January 1, 2013	—	*)	72,895	2,979	17	(53,683)	22,208

Loss	—		—	—	—	(8,036)	(8,036)
Other comprehensive income	—		—	—	4	—	4
Total comprehensive income	—		—	—	4	(8,036)	(8,032)

Exercise of employee options	—	*)	*)	—	—	—	*)
Issuance of shares and options, net	—	*)	7,722	1,526	—	—	9,248
Expiration of options (series 2)	—		1,969	(1,969)	—	—	—
Share-based compensation	—		562	—	—	—	562

Balance as of December 31, 2013	—	*)	83,148	2,536	21	(61,719)	23,986

Loss	—		—	—	—	(7,764)	(7,764)
Other comprehensive loss	—		—	—	(4)	—	(4)
Total comprehensive loss	—		—	—	(4)	(7,764)	(7,768)

Exercise of employee options	—	*)	6	—	—	—	6
Share-based compensation	—		363	—	—	—	363

Balance as of December 31, 2014	—		83,517	2,536	17	(69,483)	16,587

Loss	—		—	—	—	(10,199)	(10,199)
Other comprehensive loss	—		—	—	(5)	—	(5)
Total comprehensive loss	—		—	—	(5)	(10,199)	(10,204)

Issue of shares, net	—	*)	26,417	—	—	—	26,417
Share-based compensation	—		745	—	—	—	745

Balance as of December 31, 2015	—	*)	110,679	2,536	12	(79,682)	33,545
(convenience translation into U.S. dollars (see Note 2c)	—	*)	$28,365	650	3	(20,421)	$8,597

____________

*)       Represents an amount lower than NIS\USD 1.

The accompanying notes are an integral part of the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CASH FLOWS

In thousands, except per share data

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2013	2014	2015	2015
	NIS			U.S. dollars
Cash Flows from Operating Activities:
Net loss	(8,036)	(7,764)	(10,199)	$(2,613)

Adjustments to reconcile net loss to net cash used in operating activities:

Adjustments to profit and loss items:
Depreciation and amortization	709	677	628	161
Net financing expenses (income)	395	(378)	(1,104)	(283)
Share-based compensation	562	363	745	191
Change in employee benefit liabilities, net	7	7	7	2
	1,673	669	276	71
Changes in asset and liability items:
Decrease (increase) in other receivables	1,212	(592)	(744)	(191)
Increase (decrease) in trade payables	(12)	132	415	106
Increase (decrease) in other payables	825	(69)	10	3

	2,025	(529)	(339)	(88)

Cash paid and received during the year for:
Interest paid	(3)	(16)	(23)	(6)
Interest received	136	68	18	5

	133	52	(5)	(1)

Net cash used in operating activities	(4,205)	(7,572)	(10,267)	$(2,631)

The accompanying notes are an integral part of the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CASH FLOWS

In thousands, except per share data

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2013	2014	2015	2015
	NIS			U.S. dollars
Cash Flows from Investing Activities:

Proceeds from marketable securities	2,079	—	—	$—
Purchase of property and equipment	(196)	(30)	(34)	(9)
Decrease (increase) in other long term assets	141	(150)	(9)	(2)

Net cash provided by (used in) investing activities	2,024	(180)	(43)	(11)

Cash Flows from Financing Activities:

Deferred offering costs	—	(788)	—	—
Proceeds from issuance of shares and options	9,248	—	27,323	7,002
Proceeds from exercise of options	— *)	6	—	—
Issuance of options to public	—	—	6,430	1,648

Net cash provided by (used in) financing activities	9,248	(782)	33,753	8,650

Exchange differences on balances of cash and cash equivalents	(233)	283	415	106

Increase (decrease) in cash and cash equivalents	6,834	(8,251)	23,858	6,114

Balance of cash and cash equivalents at the beginning of the year	11,029	17,863	9,612	2,464

Balance of cash and cash equivalents at the end of the year	17,863	9,612	33,470	$8,578

____________

*)       Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 1: GENERAL

a.       BiondVax Pharmaceuticals Ltd. (“the Company”) is focused on developing and ultimately, commercializing immunomodulation therapies for infectious diseases. The Company was incorporated on July 21, 2003 and started its activity on March 31, 2005.

b.       On June 7, 2007, the Company issued ordinary shares and options on the TASE.

c.        On May 15, 2015, the Company completed a public offering of securities in the United States. The Company allocated 1,910,000 ADSs and warrants to purchase up to an aggragate of 2,038,000 ADSs. The immediate gross consideration for the offering amounted to a total of NIS 36,607 ($9,382). The offering expenses amounted to a total of NIS 5,576. On June 24, 2015, the Company issued an additional 110,000 ADS to the underwriters in consideration of a total gross amount of NIS 2,069 (USD 530). Issuance expenses amounted to NIS 134 (see Note 13h).

d.       During year ended December 31, 2015, the Company incurred a loss of NIS 10,199
($2,613) and negative cash flows from operating activities of NIS 10,267 ($2,631) and it has an accumulated deficit of NIS 79,682 ($20,421) as of that date.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.       Basis of presentation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Company’s financial statements have been prepared on a cost basis, except for: financial instruments which are measured at fair value through profit or loss and investments in available-for-sale financial assets.

The Company has elected to present profit or loss items using the “function of expense” method.

b.       Functional currency, reporting currency and foreign currency:

1.       Functional currency and reporting currency:

The reporting currency of the financial statements is the NIS.

The functional currency is the currency that best reflects the economic environment in which the Company operates and conducts its transactions. Most of the Company costs are incurred in NIS. In addition, the Company financing activities are incurred in NIS. The Company’s management believes that the functional currency of the Company is the NIS.

2.       Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate at that date. Exchange rate differences are recognized in profit or loss.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (cont.)

c.        Convenience translation into U.S. dollars:

The financial statements as of December 31, 2015 and for the year then ended have been translated into U.S. dollars using the exchange rate of the U.S. dollar as of December 31, 2015 (U.S. $1.00 = NIS 3.902). The translation was made solely for convenience purposes.

The dollar amounts presented in these financial statements should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

d.       Cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of acquisition.

e.        Property and equipment:

Property, plant and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and excluding day-to-day servicing expenses.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

%
Laboratory equipment	15
Office furniture and equipment	6 – 33
Computers	33
Leasehold improvements	(*)

____________

(*)      Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Company and intended to be exercised) and the expected life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal.

f.        Research and development expenses, net of participations:

Research and development expenses are recognized in profit or loss when incurred. An intangible asset arising from a development project or from the development phase of an internal project is recognized if the Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale; the Company’s intention to complete the intangible asset and use or sell it; the Company’s ability to use or sell the intangible asset; how the intangible asset will generate future economic benefits; the availability of adequate technical, financial and other resources to complete the intangible asset; and the Company’s ability to measure reliably the expenditure attributable to the intangible asset during its development. Since the Company’s research and development projects are often subject to regulatory approval procedures and other uncertainties, the conditions for the capitalization of costs incurred before receipt of approvals are not normally satisfied and, therefore, development expenditures are recognized in profit or loss when incurred.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (cont.)

g.        Government investment grants:

Government grants are recognized when there is reasonable assurance that the grants will be received and the Company will comply with the attendant conditions.

Research and development grants received from the Office of the Chief Scientist in Israel (“OCS”) are recognized upon receipt as a liability only if future economic benefits are expected from the project that will result in royalty-bearing sales. A liability for the grant is first measured at fair value using a discount rate that reflects a market interest rate. The difference between the amount of the grant received and the fair value of the liability is accounted for as a government grant and recognized as a reduction of research and development expenses. After initial recognition, the liability is measured at amortized cost using the effective interest method.

Future Royalty payments will be treated as a reduction of the liability. In that event, the royalty obligation is treated as a contingent liability in accordance with IAS 37, “Provisions, Contingent Liabilities and Contingent Assets” (“IAS 37”).

At the end of each reporting period, the Company evaluates whether there is reasonable assurance that the received grants will not be repaid based on its best estimate of future sales and, if so, no liability is recognized and the grants are recorded against a corresponding reduction in research and development expenses.

Since the Company’s development projects are currently in Phase 2 clinical trials and there is no assurance about the future economic benefits of the project, no liability was recorded to date with respect to the OCS grants, and the funds recorded against a corresponding reduction in research and development expenses.

Research and development grants received from the European Union are recorded against a corresponding reduction in research and development expenses.

h.       Impairment of non-financial assets:

The Company evaluates the need to record an impairment of the carrying amount of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs and is calculated based on the projected cash flows that will be generated by the cash generated unit. Impairment losses are recognized in profit or loss.

An impairment loss of an asset is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years, and its recoverable amount.

The Company did not recognize any impairment of non-financial assets for any of the periods presented.

i.         Financial instruments:

1.       Financial assets:

Financial assets within the scope of IAS 39, “Financial Instruments: Recognition and Measurement” (“IAS 39”) are initially recognized at fair value plus directly attributable transaction

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (cont.)

costs, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

After initial recognition, the accounting treatment of financial assets is based on their classification as follows:

Financial assets at fair value through profit or loss

This category includes financial assets designated upon initial recognition as at fair value through profit or loss.

Loans and receivables

The Company has receivables that are financial assets with fixed or determinable payments that are not quoted in an active market.

Available-for-sale financial assets

Available-for-sale financial assets are (non-derivative) financial assets that are designated as available for sale or are not classified in any of the three preceding categories. After initial recognition, available-for-sale financial assets are measured at fair value. Gains or losses from fair value adjustments, except for interest, exchange rate differences that relate to debt instruments and dividends from an equity instrument, are recognized in other comprehensive income. When the investment is disposed of or in case of impairment, the other comprehensive income (loss) is transferred to profit or loss.

2.       Financial liabilities:

Financial liabilities within the scope of IAS 39 are initially measured at fair value. After initial recognition, the accounting treatment of financial liabilities is based on their classification as follows:

Financial liabilities measured at amortized cost:

Loans and other liabilities are measured at amortized cost using the effective interest method taking into account directly attributable transaction costs.

Financial liabilities at fair value through profit or loss:

Financial liabilities at fair value through profit or loss include financial liabilities classified as held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

3.       De-recognition of financial instruments:

a)       Financial assets:

A financial asset is derecognized when the contractual rights to the cash flows from the financial asset expire or the Company has transferred its contractual rights to receive cash flows from the financial asset or assumes an obligation to pay the cash flows in full without material delay to a third party and has transferred substantially all the risks and rewards of the asset, or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (cont.)

b)       Financial liabilities:

A financial liability is derecognized when it is extinguished, that is when the obligation is discharged or cancelled or expires. A financial liability is extinguished when the debtor (the Company) discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

4.       Issue of a unit of securities:

The issue of a unit of securities involves the allocation of the proceeds received (before issuance expenses) to the components of the securities issued in the unit based on the following order: financial derivatives and other financial instruments measured at fair value in each period. Then fair value is determined for financial liabilities and compound instruments that are presented at amortized cost. The proceeds allocated to equity instruments are the residual amount. Issue costs are allocated to each component pro rata to the amounts determined for each component in the unit.

j.        Provisions:

A provision in accordance with IAS 37 is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is expected to require the use of economic resources to settle the obligation and a reliable estimate can be made of it.

k.       Operating leases:

Lease agreements are classified as an operating lease if they do not transfer substantially all the risks and benefits incidental to ownership of the leased asset. Operating lease payments are recognized as an expense in profit or loss on a straight-line basis over the lease term.

l.         Employee benefit liabilities:

The Group has several employee benefit plans:

1.       Short-term employee benefits:

Short-term employee benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered.

2.       Post-employment benefits:

Post-employment benefit plans are normally financed by contributions to insurance companies and classified as defined contribution plans or as defined benefit plans.

The Company has defined contribution plans pursuant to Section 14 of the Severance Pay Law into which the Company pays fixed contributions and has no legal or constructive obligation to pay further contributions on account of severance pay if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in current and prior periods.

Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense when contributed concurrently with performance of the employee’s services.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (cont.)

m.      Share-based payment transactions:

From time to time, the Company grants to its employees and other service providers remuneration in the form of equity-settled share-based instruments, such as options to purchase ordinary shares.

Equity-settled transactions:

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model.

With respect to other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments. In cases where the fair value of the goods or services received as consideration of equity instruments cannot be measured, they are measured by reference to the fair value of the equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss, together with a corresponding increase in equity, during the period which the performance or service conditions are to be satisfied, ending on the date on which the relevant employees become fully entitled to the award (the “Vesting Period”).

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vested irrespective of whether the market condition is satisfied, provided that all other vesting conditions are satisfied.

n.       Loss per share:

Loss per share is calculated by dividing the net loss attributable to Company shareholders by the weighted number of outstanding ordinary shares during the period. Potential Ordinary shares are only included in the computation of diluted loss per share when their conversion increases loss per share or decreases income per share. Potential Ordinary shares that are converted during the period are included in diluted loss per share only until the conversion date.

NOTE 3: SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUPMTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities and expenses.

Discussed below are the key assumptions made in the financial statements concerning uncertainties at the end of the reporting period and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

•         Determining the fair value of share based compensation to employees and directors, and warrants to shareholders:

The fair value of share based compensation to employees and directors as well as of warrants to shareholders is determined using acceptable option pricing models.

The assumptions used in the models include the expected volatility, expected life, expected dividend and risk-free interest rate.

•         Chief Scientist government grants:

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 3: SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUPMTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS (cont.)

Government grants received from the OCS are recognized as a liability if future economic benefits are expected from the research and development activity that will result in royalty-bearing sales. There is uncertainty regarding the estimated future economic benefits.

•         Impairment of available-for-sale financial assets:

The Company assesses at each reporting date whether there is objective evidence that the asset has been impaired and an impairment loss has been incurred. In evaluating impairment, the Company makes judgments as to indicators of objective evidence relating to the extent of the percentage of decline in fair value and of the duration of the period of the decline in fair value.

NOTE 4: DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION

IFRS 9-Financial Instruments:

In July 2014, the IASB issued the final and complete version of IFRS 9, “Financial Instruments” (“IFRS 9”), which replaces IAS 39, “ Financial Instruments: Recognition and Measurement”. IFRS 9 mainly focuses on the classification and measurement of financial assets and it applies to all assets in the scope of IAS 39.

According to the IFRS 9, all financial assets should be measured at fair value upon initial recognition. In subsequent periods, debt instruments should be measured at amortized cost only if both of the following conditions are met:

•         The asset is held within a business model whose objective is to hold assets in order to collect the contractual cash flows.

•         The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Subsequent measurement of all other debt instruments and financial assets should be at fair value. IFRS 9 establishes a distinction between debt instruments to be measured at fair value through profit or loss and debt instruments to be measured at fair value through other comprehensive income.

Financial assets that are equity instruments should be measured in subsequent periods at fair value and the changes recognized in profit or loss or in other comprehensive income, in accordance with the election by the Company on an instrument-by-instrument basis. If equity instruments are held for trading, they will be measured at fair value through profit or loss.

According to IFRS 9, the provisions of IAS 39 will continue to apply to derecognition and to financial liabilities for which the fair value option has not been elected.

According to IFRS 9, changes in fair value s of financial liabilities which are attributable to the change in credit risk should be presented in other comprehensive income. All other changes in fair value should be presented in profit or loss.

IFRS 9 also prescribes new hedge accounting requirements.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 4: DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (cont.)

IFRS 9 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company believes that the adoption of IFRS 9 is not expected to have a material impact on the financial statements.

IFRS 16, “Leases”:

In January 2016, the IASB issued IFRS 16, “Leases” (“the new Standard”). According to the new Standard, a lease is a contract, or part of a contract, that conveys the right to use an asset for a period of time in exchange for consideration.

According to the new Standard:

•         Lessees are required to recognize an asset and a corresponding liability in the statement of financial position in respect of all leases (except in certain cases) similar to the accounting treatment of finance leases according to the existing IAS 17, “Leases”.

•         Lessees are required to initially recognize a lease liability for the obligation to make lease payments and a corresponding right-of-use asset. Lessees will also recognize interest and depreciation expenses separately.

•         Variable lease payments that are not dependent on changes in the Consumer Price Index (“CPI”) or interest rates, but are based on performance or use (such as a percentage of revenues) are recognized as an expense by the lessees as incurred and recognized as income by the lessors as earned.

•         In the event of change in variable lease payments that are CPI-linked, lessees are required to remeasure the lease liability and the effect of the remeasurement is an adjustment to the carrying amount of the right-of-use asset.

•         The new Standard includes two exceptions according to which lessees are permitted to elect to apply a method similar to the current accounting treatment for operating leases. These exceptions are leases for which the underlying asset is of low value and leases with a term of up to one year.

•         The accounting treatment by lessors remains substantially unchanged, namely classification of a lease as a finance lease or an operating lease.

The new Standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted provided that IFRS 15, “Revenue from Contracts with Customers”, is applied concurrently.

For leases existing at the date of transition, the new Standard permits lessees to use either a full retrospective approach, or a modified retrospective approach, with certain transition relief whereby restatement of comparative data is not required.

The Company believes that the new Standard is not expected to have a material impact on the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 5: CASH AND CASH EQUIVALENTS

			Convenience
			Translation (Note 2c)
	December 31,		December 31,
	2014	2015	2015
	NIS		U.S. dollars
Cash in NIS	44	2,093	$537
Cash in USD	2,506	20	5
Cash in EURO	1,584	1,506	386
Bank deposits(*)	5,478	29,851	7,650
	9,612	33,470	$8,578

____________

*)       Bank deposits bore an average interest of 0.33% as of December 31, 2015 (0.09% as of December 31, 2014).

NOTE 6: OTHER RECEIVABLES

			Convenience
			Translation (Note 2c)
	December 31,		December 31,
	2014	2015	2015
	NIS		U.S. dollars
Grants receivable	792	1,241	$318
Government authorities	251	162	42
Prepaid expenses and other	38	39	10
	1,081	1,442	$370

NOTE 7: PROPERTY, PLANT AND EQUIPMENT, NET

Balance as of December 31, 2015:

	Laboratory equipment	Office furniture and equipment	Computers	Leasehold Improvements	Total
Cost
Balance as of January 1, 2015	3,410	293	265	2,652	6,620
Additions	—	—	34	—	34

Balance as of December 31, 2015	3,410	293	299	2,652	6,654

Accumulated Depreciation

Balance as of January 1, 2015	2,373	125	260	1,224	3,982
Additions	378	17	10	223	628

Balance as of December 31, 2015	2,751	142	270	1,447	4,610

Depreciated cost as of December 31, 2015	659	151	29	1,205	2,044

Depreciated cost as of December 31, 2015 (convenience translation into U.S. dollars) (Note 2c)	169	39	7	309	$524

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 7: PROPERTY, PLANT AND EQUIPMENT, NET (cont.)

Balance as of December 31, 2014:

	Laboratory equipment	Office furniture and equipment	Computers	Leasehold Improvements	Total
Cost
Balance as of January 1, 2014	3,397	279	262	2,652	6,590
Additions	13	14	3	—	30

Balance as of December 31, 2014	3,410	293	265	2,652	6,620

Accumulated Depreciation

Balance as of January 1, 2014	1,953	107	243	1,002	3,305
Additions	420	18	17	222	677

Balance as of December 31, 2014	2,373	125	260	1,224	3,982

Depreciated cost as of December 31, 2014	1,037	168	5	1,428	2,638

Depreciated cost as of December 31, 2014 (convenience translation into U.S. dollars) (Note 2c)	266	43	1	366	$676
NOTE 8: OTHER LONG TERM ASSETS

			Convenience
			Translation (Note 2c)
	December 31,		December 31,
	2014	2015	2015
	NIS		U.S. dollars
Deferred offering costs	788	—	$—
Restricted cash	270	270	69
Leasing deposits	8	17	4
	1,066	287	$73

NOTE 9: OTHER PAYABLES

			Convenience
			Translation (Note 2c)
	December 31,		December 31,
	2014	2015	2015
	NIS		U.S. dollars
Employees and payroll accruals	573	679	$174
Advances from the European Union on the account of grants (see note 12c)	511	—	—
Accrued expenses	205	89	23
	1,289	768	$197

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 10: FINANCIAL INSTRUMENTS

a.       Classification of financial assets and liabilities:

			Convenience
			Translation (Note 2c)
	December 31,		December 31,
	2014	2015	2015
	NIS		U.S. dollars
Financial assets
Financial assets at fair value through profit or loss:
Government bonds	2,016	2,016	$517
Available-for-sale financial assets:
Government bonds	2,049	2,048	525
	4,065	4,064	$1,042

			Convenience
			Translation (Note 2c)
	December 31,		December 31,
	2014	2015	2015
	NIS		U.S. dollars
Financial liabilities

Options	—	5,994	$1,536
	—	5,994	$1,536

b.       Financial risk factors:

The Company’s activities expose it to various market risks (foreign currency risk, Israeli CPI risk and interest rate risk) and credit risk. The Company’s comprehensive risk management plan focuses on activities that reduce to a minimum any possible adverse effects on the Company’s financial performance.

Risk management is performed by the Company’s Board. The Board identifies, measures and manages financial risks in collaboration with the Company’s operating units. The Board establishes documented objectives for the overall risk management activities as well as specific policies with respect to certain exposures to risks such as exchange rate risk, interest rate risk, credit risk, the use of non-derivative financial instruments and the investments of excess liquid positions.

Foreign currency risk

The Company has cash that is exposed to possible fluctuations in the U.S. dollar and Euro exchange rates. The currency exposure arising from current accounts and deposits is partly managed in dollars and in Euro. As of December 31, 2015, the carrying amounts of USD and EURO were NIS 13,214 and NIS 1,802, respectively.

Credit risk

The Company has no significant concentrations of credit risk. All deposits are invested in financial institutions that are considred to be financially sound.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 10: FINANCIAL INSTRUMENTS (cont.)

Price risk

The Company has investments in financial instruments that are traded on a securities exchange (governmental debentures for up to three years) and that are classified as available-for-sale financial assets and financial assets at fair value through profit or loss in respect of which the Company is exposed to risk of fluctuations in the security price that is determined by reference to the quoted market price. As of December 31, 2015, the carrying amount of these investments was NIS 4,064 ($1,042) (December 31, 2014 – NIS 4,065).

c.        Fair value:

The carrying amount of cash and cash equivalents, marketable securities, other receivable, other assets, trade payables and other payable approximates their fair value due to the short-term maturities of such instruments.

d.       Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the following fair value hierarchy, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1	—	quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	—	inputs other than quoted prices included within level 1 that are observable either directly or indirectly

Level 3	—	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data)

As of December 31, 2015, all assets and liabilities are classified as level 1.

During 2015 there were no transfers in respect of fair value measurement of any financial instrument between Level 1 and Level 2, and there were no transfers into or out of Level 3 fair value measurements of any financial instrument.

NOTE 11: EMPLOYEE BENEFIT LIABILITIES

a.       Post-employment benefits:

According to the labor laws and Severance Pay Law in Israel, the Company is required to pay compensation to an employee upon dismissal or retirement or to make current contributions in defined contribution plans pursuant to section 14 to the Severance Pay Law, as specified below. The Company’s liability is accounted for as a post-employment benefit. The computation of the Company’s employee benefit liability is made according to the current employment contract based on the employee’s salary and employment term which establish the entitlement to receive the compensation.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 11: EMPLOYEE BENEFIT LIABILITIES (cont.)

The post-employment employee benefits are normally financed by contributions classified as defined benefit plan or as defined contribution plan, as detailed below.

b.       Defined contribution plans:

Section 14 to the Severance Pay Law, 1963 applies to part of the compensation payments, pursuant to which the fixed contributions paid by the Group into pension funds and/or policies of insurance companies release the Group from any additional liability to employees for whom said contributions were made. These contributions and contributions for benefits represent defined contribution plans.

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2013	2014	2015	2015
	NIS			U.S. dollars
Expenses-defined contribution plan	196	177	198	$51

NOTE 12: CONTINGENT LIABILITIES AND COMMITMENTS

a.       On July 31, 2003, the Company signed a license agreement with Yeda Research and Development Company Ltd. (“Yeda”) according to which the Company acquired an exclusive worldwide license for the development, manufacturing, use, marketing, sale, distribution and importing of products based, directly or indirectly, on patents and patent applications to be approved or submitted pursuant to the invention titled “Peptide Based Vaccine for Influenza”, developed on the basis of the research conducted by Professor Ruth Arnon and her team at the Weizmann Institute. This agreement was amended in 2005. In exchange for the license grant, the Company or its future sublicensees will be obligated to pay royalties equaling 3% of the total amount invoiced by the Company or by a sublicensee in connection with the sale of products based on Yeda’s patents, or 2% of such amounts if they originated from a country which did not grant a patent in connection with such products. All sales of products in connection with the license agreement for any purpose other than for the purpose of clinical trials are required to be made for monetary consideration.

The Company has the option to enter into a sublicense agreement provided that Yeda gives its consent in writing and, in such case, the royalties to be paid by the Company to Yeda from the sublicense or from the option to sublicense will be (a) before the completion of Phase 1 clinical trials - 45% (b) after Phase 1 but before Phase 2 trials - 35% of amounts up to the first $20,000 receivable from a sublicense or a sublicense option, or 25% of amounts exceeding such first $20,000 receivable from the sublicense or from a sublicense option; (c) after the completion of Phase 2 clinical trials the royalties will be 20% of amounts up to the first $20,000 receivable from a sublicense or a sublicense option or 15% of amounts exceeding such first $20,000 receivable from a sublicense or a sublicense option.

This agreement terminates at the latest of (i) the expiration of the last patent licensed under the license agreement; or (ii) if only one product is developed or is commercialized by utilizing the licensed intellectual property, 15 years after of first commercial sale of such product in either the U.S or Europe, following receipt of New Drug Approval from the FDA or equivalent approval in any European country for such product; or (iii)if more than one product is being developed or is commercialized by utilizing the licensed intellectual property, following the receipt of New Drug Approval from the FDA or equivalent approval in any European country for such product, the expiry of a 20 year period during which no sales are made in the U.S. or Europe.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 12: CONTINGENT LIABILITIES AND COMMITMENTS (cont.)

Yeda shall be entitled, at its option and without the Company’s consent, to modify the license so that it is non-exclusive or to terminate the license with 30 days prior written notice to the Company, if any of the following occurs:

(1) the Company fails to commence the commercial sale of at least one product based on the licenses intellectual property, in at least one country, within six months following receipt of after receipt of an FDA or similar foreign regulatory approval for commercial marketing of such product and taking into account the seasonal nature of the products (except as a result of force majeure or other factors beyond the Company’s control); or

(2) the Company fails to sell any product based on the licenses intellectual property, during a period of one year after commercial sale of a product has commenced, during which no sales of the product take place (except as a result of force majeure or other factors beyond the Company’s control).

In addition, Yeda is permitted to terminate the license agreement by written notice:

(a) in the event the Company materially breaches any of its obligations under the license agreement, provided that such material breach is un-curable or, if curable, is not cured by the Company within thirty days (or in the case of failure by the Company to make payments due to Yeda in connection with the license agreement, ten days) from receipt of notice of such breach; or

(b) in the event of the appointment of a temporary or permanent liquidator to the Company or a resolution is passed to voluntary wind up the Company, or if an order or act is granted for the winding up of the Company, provided that if such order or act was initiated by any third party, such order or act is not cancelled within 120 days; or

(c) if the Company contests the validity of one of the patents registered by Yeda.

In the event that Yeda terminates the license agreement due to any reason other than termination in accordance with (1), (2) or (a) through (c) in the preceding two paragraphs above, the Company will be entitled to receive royalty payments equal to 25% of net proceeds received by Yeda from the grant to third parties, within the five years following the termination of the license agreement, of a license or other rights, which include the Company’s developments, up to the aggregate amount of research funds actually expended by the Company for development.

b.       The Company obtained grants from the Government of Israel for the participation in research and development and, in return, undertook to pay royalties amounting to 3%-5% on the revenues derived from sales of products or services developed in whole or in part using these grants. The maximum aggregate royalties paid generally cannot exceed 100% of the grants received by the Company, plus annual interest generally equal to the 12-month LIBOR applicable to dollar deposits, as published on the first business day of each calendar year. The maximum royalty amount payable by the Company as of December 31, 2015 is approximately $4,021 (NIS 15,690), which represents the total gross amount of grants actually received by the Company from the OCS including accrued interest. As of December 31, 2015, the Company had not paid any royalties to the OCS.

c.        In October 2013, the Company signed an agreement for obtaining funding in an amount of € 536 ($583) out of a total grant of approximately € 6,000 ($6,530) from the European Union which was approved for the UNISEC consortium of which the Company is a member for a period of three years. In October 2013, the Company received an advance of € 206 ($224) and in October 2015 received € 247 ($269). The Company’s expenses in respect of this project in 2013-2015 totaled € 507 ($552), respectively. The outstanding amount €54 ($59) was recorded as grants receivebles. The grant is non-refundable providing the Company meets the conditions of the consortium.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 12: CONTINGENT LIABILITIES AND COMMITMENTS (cont.)

d.       Commitments:

Operating leases:

1.       The Company entered into operating lease agreements on commercial vehicles which ends in May 2018. The leases have an average life of three years with no renewal option included in the contract.

Future minimum monthly lease payable under the operating lease contracts as of December 31, 2015 amount to NIS 8 ($2).

2.       In January 2012, the Company entered into a lease agreement on its offices for a period of an additional three years starting February 1, 2012. During 2012, the Company leased another area under the same terms. The total monthly payment for this rental is NIS 26 ($7). In January 2015, the Company extended the lease agreement for an additional two years under the same terms, starting February 2015.

The Company provided a bank guarantee of NIS 266 ($68) to secure its lease obligation. Bank deposits in the amount of NIS 270 ($69) were pledged to secure the guarantee (see note 8).

Minimum future lease fees for agreement as of December 31, 2015 are as follows:

2016	312
2017	26
338

3.       On March 2, 2015, the Company unilaterally announced a cancellation of a consultant agreement with one of the Company’s consultants (see Note 14c). The cancellation notice provided that all options, rights and benefits previously granted to the consultant pursuant to the Consulting Services Agreement are invalid. On September 9, 2015, the consultant brought a suit against the Company in the Israeli magistrate court in Tel Aviv, claiming that the Company wrongfully terminated the Consulting Services Agreement and requesting monetary compensation in the amount of approximately NIS 1.5 million (approximately $380,000) and the reinstatement of the previously cancelled options. On November 11, 2015, the Company filed defense with the court wherein contented that the Consulting Services Agreement was lawfully cancelled and that the consultant’s suit has no legal basis.

Based on advice from its external legal counsels, the Company believes that it has substansive defenses against the claim. Accordingly, no provision was recorded in respect of this claim.

NOTE 13: EQUITY

a.       Rights attached to shares:

An ordinary share confers upon its holder(s) a right to vote at the general meeting, a right to participate in distribution of dividends, and a right to participate in the distribution of surplus assets upon liquidation of the Company.

b.       Options (series 2):

On December 8, 2009, the Company issued 5,719,156 ordinary shares and 1,429,789 options (series 2) of the Company. The options were exercisable into 1,429,789 ordinary shares at an exercise price of NIS 4.25 ($1.09) per share. The options were exercisable until December 9, 2011.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 13: EQUITY (cont.)

During 2010, 162,997 options (series 2) were exercised into 162,997 shares in consideration of NIS 68.

On January 22, 2012, shareholders approved, at a shareholders’ meeting of the Company, the extension of the term of the options (series 2) by 18 months to June 9, 2013.

On June 10, 2013, the Company’s options (series 2) expired.

c.        Options (series 3):

On November 7, 2012, the Company issued 5,750,000 options (series 3) in consideration of NIS 1,148. The options are exercisable into 5,750,000 ordinary shares at an exercise price of NIS 0.8 ($0.21) per share until December 31, 2012, and NIS 1.8 ($0.46) per share from January 1, 2013 to November 6, 2016.

During 2012, 100,000 options (series 3) were exercised into 100,000 shares in consideration of NIS 80.

d.       Options (series 4):

In February 2013, the Company issued 5,685,000 ordinary shares and 5,685,000 options (series 4) in consideration of NIS 4,836 ($1,239), which were split into the option component in a total of NIS 902 ($231) and the share premium component in a total of NIS 3,934 ($1,008) based on the fair market value on the TASE following the issuance.

The options are exercisable until February 27, 2017 at an exercise price of NIS 1.5 ($0.38) per share.

e.        Options (series 5):

In October 2013, the Company issued 6,302,000 ordinary shares and 6,302,000 options (series 5) in consideration of NIS 4,413 ($1,131), which were split into the option component in a total of NIS 625 ($160) and the share premium component in a total of NIS 3,788 ($971) based on the fair market value on the TASE following the issuance.

The options are exercisable at an exercise price of NIS 0.9 ($0.23) per share until July 31, 2014 or NIS 1.5 ($0.38) per share from August 1, 2014 through October 29, 2017.

f.        On June 4, 2010, the Company entered into a Standby Equity Distribution Agreement, or SEDA, with YA Global investments L.P. (“Yorkville”) for the sale of up to $7,000 of its ordinary shares to Yorkville. The Company was entitled to effect the sale, at its sole discretion, during a three-year period beginning on July 11,2010. The Company paid to Yorkville a commitment fee of $210 in two installments during the term of the agrrement. This agreement was terminated and replaced by REPA agreement, as described in Note 13(g) below.

g.        On November 13, 2013, the Company entered into a Reverse Equity Pricing Agreement, or he REPA, with Yorkville. The agreement entered into effect upon a publication of the Company shelf prospectus in Israel on January 8, 2014. Pursuant to the REPA, YA undertook to invest a total amount of up to $5 million in exchange for ordinary shares of the Company, to be invested during a period of up to 36 months commencing on the effective date of the REPA. According to the REPA, the investment amount will be transferred in parts according to investment requests the Company may submit from time to time, subject to specified limitations. In addition, the total amount of ordinary shares to be issued to YA will not exceed 4.99% of our issued and outstanding capital. The ordinary share price shall be determined on each investment request according to the volume weighted average price, or VWAP, published by the Bloomberg News Agency and shall be executed pursuant to a shelf offering report published by the Company in Israel.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 13: EQUITY (cont.)

Each investment request amount shall not exceed the higher of: (i) $50 or (ii) 10% of the aggregate of the Daily Value Traded (the product obtained by multiplying the daily trading volume of the Company’s ordinary shares for that day on the TASE by the VWAP for such day) during the ten consecutive trading days ending with (and including) the date of such request, but no more than $250, unless agreed otherwise in writing by the Company and YA with respect to a specific request. The Company is obligated to pay YA a fee in the amount of 4% of the request amount, and such fee will be deducted by YA from the request amount.

The REPA is subject to a number of conditions precedent, including, but not limited to, the approval of the Israel Securities Authority and the Tel Aviv Stock Exchange Ltd. for the publication of a shelf prospectus, the signature of a pricing underwriter on a shelf offering report filed by the the Company in connection to submitting an investment request, and the approval of the agreement by the necessary corporate bodies.

The REPA includes a representation and warranties clause and a detailed procedure of submitting an investment request with YA. The REPA will terminate upon the earliest of: (1) 36 months from the effective date of the REPA; (2) the investment of $5 million by YA under the REPA; (3) the consent of both parties; (4) by a written notice from either party; (5) by YA, in the event of a material breach of contract by the Company, which was not corrected in 60 days of notice thereof to the Company from YA; or (6) a stop order or suspension of the effectiveness of a shelf prospectus under the REPA for a period of time exceeding 120 days, other than due to acts or omissions of YA.

To date, the Company has not submitted an investment request under the REPA.

h.       On May 15, 2015, the Company completed a public offering of securities in the United States. The trading of the Company’s securities, ADS, and investor’s warrants in the NASDAQ began as of May 12, 2015. Each ADS represents 40 ordinary shares of the Company. Accordingly, on May 12, 2015, the Company allocated 76,400,000 ordinary shares of the Company to the U.S. public. The Company also allocated 2,038,000 tradable warrants in the U.S., which may be exercised into ADS for a five year period, until May 15, 2020, in return for an exercise price of 6.25 USD for each warrant. The immediate gross consideration for the offering amounted to a total of NIS 36,607 (9,382 USD). The offering expenses amounted to a total of NIS 5,576. In addition, in accordance with the underwriting agreement, the Company granted the underwriters 95,500 warrants, under the same terms and conditions for warrants offered to the public. At the time of the offering, the Company acknowledged an increase in equity in respect of shares, totaling NIS 26,417 net (after deduction of offering expenses totaling NIS 4,860) and an obligation for public warrants at the amount of NIS 7,398 thousand (offering expenses for warrants totaling NIS 1,197 were recorded as financial expenses). The warrants are presented at their fair value in stock exchange at any time. On June 24, 2015, the Company issued an additional 110,000 ADS to the underwriters in consideration of a total gross amount of NIS 2,069 (USD 530). Issuance expenses amounted to NIS 134.

During the reporting period, the Company recorded financial income at the amount NIS 554 for revaluation of these warrants.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 14: SHARE-BASED COMPENSATION

a.       Expense recognized in the financial statements:

The expense that was recognized for services received from employees, directors and service providers is as follows:

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2013	2014	2015	2015
	NIS			U.S. dollars
Research and development	274	110	588	$151
Marketing, general and administrative	288	253	157	40
Total share-based compensation	562	363	745	$191

b.       Share-based payment plan for employees and directors:

Options granted under the Company’s 2005 Israeli Share Option Plan (“Plan”) are exercisable in accordance with the terms of the Plan, within 10 years from the date of grant, against payment of an exercise price. The options generally vest over a period of three or four years.

Option grants:

On June 30, 2013, at a general meeting of the shareholders, the Company’s shareholders approved a grant to a director of 500,000 options that are exercisable into 500,000 ordinary shares for an exercise price of NIS 0.9 ($0.23) per share. The options are exercisable for ten years and vest over a period of three years from June 30, 2013. The fair value of the options as of the date of grant totaled approximately NIS 206 ($53).

In February 2014, the Company granted 80,000 options to an external director. The   options vest over a period of three years at an exercise price of NIS 0.869 ($0.22) per share. The fair value of the options as of the date of grant totaled approximately NIS 42 ($11).

On August 10, 2014, an additional director was appointed at the Company’s general meeting. In consideration for his services, the director will be entitled to receive 1,500,000 options for the Company’s shares. The vesting period of the options is three years and they are exercisable at an exercise price equal to 130% of the average closing rate of the Company’s ordinary shares on the TASE at the end of the 30 trading days that preceded the date of grant of the options. 500,000 of the options will be granted without any conditions and the other 1,000,000 options will be granted if the director is elected as Chairman of the Board. On August 24, 2014, 500,000 options were issued at an exercise price of NIS 0.96 ($0.25) per share. On January 8, 2015, the director resigned and all of his options were Forfeited.

On August 24, 2014, the Company also granted 80,000 options to an external director that vest over a period of three years at an exercise price of NIS 0.96 ($0.25) per share. The fair value of the options as of the date of grant totaled approximately NIS 39 ($10).

On May 28, 2015, the Company’s Board of Directors approved an update of the terms and conditions of the Company’s CEO, so that the monthly remuneration will be a total of NIS 80. In addition, it was decided to allocate unregistered options to the CEO, in the scope of 5% of the Company’s issued and paid up capital on a fully diluted basis, as of May 28, 2015, with an exercise price of 130% beyond the

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 14: SHARE-BASED COMPENSATION (cont.)

average rate of the Company’s share price in the 30 days of trading that preceded the Company’s Board of Directors’ resolution regarding the said allocation. Notwithstanding the above, following a discussion with the Company’s shareholders, it was agreed that Dr. Babkov shall be allocated options at a rate of 2.5% of the Company’s issued and paid up capital on a fully diluted basis. The options are exercisable for ten years and vest over a period of three years from the date of allocation. On July 27, 2015, the Shareholders’ meeting approved the allocation of options as previously mentioned, and on August 4, 2015, the CEO was allocated 5,929,503 options.

The financial value of each option according to the Black and Scholes model, is about NIS 0.28. The total value of the options offered is NIS 1,671.

In addition, the Company’s Board of Directors approved the allocation of 3,780,000 unregistered options to the Company’s officers and employees, which may be exercised into 3,780,000 ordinary shares of NIS 0.0000001 par value each, according to the Company’s option plan. The options are exercisable for ten years and vest over a period of three years from the date of allocation. The exercise price shall be 130% of the average rate of the Company’s share price in the 30 days of trading that preceded the Company’s Board of Directors’ resolution regarding the allocation of options. On July 31, 2015, the Company published an employee scheme regarding the aforementioned options.

The financial value of each option according to the Black and Scholes model, is about NIS 0.298. The total value of the options offered is NIS 1,127.

Share options activity:

The following table lists the number of share options, the weighted average exercise prices of share options and changes that were made in the option plan to employees and directors:

	2013		2014		2015
	Number of options	Weighted Average Exercise price	Number of options	Weighted Average Exercise price	Number of options	Weighted Average Exercise price
Outstanding at beginning of year	3,347,435	0.52	3,448,535	0.56	4,018,535	0.68
Granted	500,000	0.94	660,000	0.75	9,709,503	0.75
Exercised	(158,900)	0.00	(13,000)	0.45	—	—
Forfeited	(240,000)	1.11	(77,000)	0.45	(1,938,535)	0.68

Outstanding at end of year	3,448,535	0.56	4,018,535	0.68	11,789,503	0.75

Exercisable at end of year	2,366,771	0.70	2,845,769	0.67	2,412,000	0.77

The weighted average remaining contractual life for the share options outstanding as of December 31, 2015 was 8.80 years (as of December 31, 2014 – 6.42 years(.

c.        Share-based payment for service providers:

On May 29, 2014, the Company’s Board approved, according to a consultant agreement with a third party and in consideration for services in the capital market and finding investors, granting the consultant 1,000,000 options exercisable into 1,000,000 ordinary shares of the Company for a period of 5 years beginning on the date of the agreement. The vesting period of the options is two years, 500,000

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 14: SHARE-BASED COMPENSATION (cont.)

of which are exercisable at an exercise price of NIS 1 ($0.26) per share and 500,000 options for an exercise price of NIS 2.5 ($0.64) per share. On March 2, 2015, the Company unilaterally announced the cancellation of the agreement rightfully, and on March 3, 2015, the Company announced that such options expired.

d.       The fair value of the Company’s share options granted to employees, directors and service providers for the years ended December 31, 2013, 2014 and 2015 was estimated using an acceptable option pricing model using the following assumptions:

	December 31,
	2013	2014	2015
Dividend yield (%)	—	—	—
Expected volatility of the share prices (%)	55	50-92	87-88
Risk-free interest rate (%)	4.18	1.36-3.9	2-2.3
Expected life of share options (years)	10	4-10	10
Share price (NIS)	0.75	0.71-0.75	0.746

The expected life of the share options is based on the midpoints between the available exercise dates (the end of the vesting periods) and the last available exercise date (the contracted expiry date), as adequate historical experience is still not available to provide a reasonable estimate.

The expected volatility of the share prices reflects the assumption that the historical volatility of the share prices is reasonably indicative of expected future trends.

NOTE 15: SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME

a.       Research and development expenses, net of participations:

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2013	2014	2015	2015
	NIS			U.S. dollars
Salaries and related expenses	3,571	3,395	3,796	$973
Share-based payment	273	110	588	151
Patent registration fees	244	393	617	158
Rentals and maintenance of laboratory	694	674	607	155
Materials and subcontractors	1,374	1,326	4,633	1,187
Depreciation	567	543	495	127
	6,723	6,441	10,736	2,751

Participation by OCS & UNISEC	(1,272)	(949)	(2,830)	(725)
	5,451	5,492	7,906	$2,026

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 15: SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME  (cont.)

b.       Marketing ,General and administrative expenses:

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2013	2014	2015	2015
	NIS			U.S. dollars
Salaries and related expenses	327	379	519	$133
Share-based payment	289	253	157	40
Professional services	912	1,421	1,952	500
Rentals, office expenses and maintenance	231	238	212	54
Depreciation	142	134	133	34
Other	289	225	424	109
	2,190	2,650	3,397	$870

c.        Financial income and expense:

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2013	2014	2015	2015
	NIS			U.S. dollars
Financial income:
Interest income on deposits	136	76	11	$3
Exchange differences, net	—	314	553	142
Revaluation of options	—	—	554	142
Revaluation of marketable securities	21	4	10	3
	157	394	1,128	290
Financial expenses:
Exchange differences, net	231	—	—	—
Bank commissions and other financial expenses	321	16	24	$6
	552	16	24	6

NOTE 16: TAXES ON INCOME

a.       Corporate tax rates in Israel:

The Israeli corporate tax rate was 26.5% in 2015 and 2014 and 25% in 2013.

A company is taxable on its real capital gains at the corporate tax rate in the year of sale.

On July 30, 2013, the Israeli Parliament (the Knesset) approved the Economic Plan for 2013-2014 (“Amended Budget Law”) which consists of fiscal changes whose main aim is to enhance the collection of taxes in those years. These changes include, among other, taxing revaluation gains effective from August 1, 2013. The changes regarding the taxation of revaluation gains, however, will only become effective once regulations that define “non-corporate taxable retained earnings” are issued as well as

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 16: TAXES ON INCOME (cont.)

regulations that set forth provisions for avoiding double taxation of assets outside of Israel. As of the date of publication of these financial statements, no such regulations have been issued. On January 4, 2016, the Israeli Parliament’s Plenum approved by a second and third reading the Bill for Amending the Income Tax Ordinance (No. 217) (Reduction of Corporate Tax Rate), 2015, which includes a reduction of the corporate tax rate from 26.5% to 25%.

b.       Final tax assessments:

The Company received final tax assessments through 2011.

c.        Net operating carryforwards losses for tax purposes and other temporary differences:

As of December 31, 2015, the Company had carryforwards losses and other temporary differences amounting to approximately NIS 62,000 ($15,889).

d.       Deferred taxes:

The Company did not recognize deferred tax assets for carryforwards losses and other temporary differences because their utilization in the foreseeable future is not probable.

e.        Current taxes:

The Company did not record any current taxes for the years ended December 31, 2013, 2014 and 2015 as it is still incurring losses on an ongoing basis.

f.        Theoretical tax:

The reconciliation between the tax expense, assuming that all the income and expenses, gains and losses in the statement of income were taxed at the statutory tax rate and the taxes on income recorded in profit or loss (0%), relates to carryforward tax losses and other temporary differences for which deferred tax assets were not recorded.

NOTE 17:  BALANCES AND TRANSACTIONS WITH RELATED PARTIES

a.       Related parties consist of seven directors (including the CEO, who is also a shareholder) serving on the Company’s board of directors and two key officers.

b.       Transactions with related parties:

1)       In February 2012, the Company’s audit committee and Board approved an amendment and extension of the agreement with the Company’s CEO, dated April 2007. Pursuant to the amendment, the monthly salary of the Company’s CEO will increase by 5% in each of the three years of the extension of the engagement to NIS 52.5 a month starting January 2012. The agreement was extended by an additional period through April 1, 2015. In April 2012, the Company’s shareholders approved the agreement at a shareholders’ meeting. On January 18, 2015, the Company’s shareholders extended the agreement under the same terms for an additional five years.

In addition, if a material agreement is signed between the Company and a third party during the term of the engagement or during a period of three years after the termination on the Company’s part of the engagement between the Company’s CEO and the Company, the Company’s CEO will be entitled to receive a bonus amounting to 1.75% of the monetary compensation payable to the Company under the material agreement.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 17:  BALANCES AND TRANSACTIONS WITH RELATED PARTIES (cont.)

On May 28, 2015, the Company’s Board of Directors approved an update of the terms and conditions in office of the Company’s CEO, so that the monthly remuneration will be a total of NIS 80, and to allocate options at a rate of 2.5% of the Company’s issued and paid up capital on a fully diluted basis (see Note 14b).

2)       In August 2014, the Company signed an employment agreement with the CFO for a period of 5 years, according to which the CFO shall be entitled to a monthly salary of NIS 10, and accordingly updated the management agreement to fees at the amount of NIS 2.5 for a period of five years. In addition, the CFO is entitled to receive a one-time cash payment of NIS 192.5 for the services provided in connection with the preparation and submission of the prospectus in the US, and, in the event that the Company should complete a successful capital raise in the U.S. market, the CFO shall be entitled to receive a one-time payment of NIS 87.5. Furthermore, from the consummation of the offering, the monthly compensation under the services agreement will be increased to NIS 15,000. In addition, pursuant to a separate employment agreement entered into between the Company and the CFO on August 31, 2014, as of such date, the CFO is also employed by the Company in a 60% employment capacity, for which he is entitled to a monthly salary of NIS 10,000.

3)       In August 2012, the Company approved the grant of future remuneration to four directors in the Company. The remuneration will be granted provided that a material agreement is signed between the Company and a third party during the director’s term with the Company that will entitle each of the four directors to receive a bonus of 0.5% of the monetary compensation that will be paid to the Company in the context of such material agreement. The bonus is not limited in amount and is not restricted to one material agreement.

4)       On April 10, 2016, the Audit Committee and the Board of Directors unanimously resolved to approve the payment of NIS 200, to be increased by an additional amount of up to NIS 200 as needed, for the benefit of the Company’s CEO, for the purpose of placing the bond required in connection with an investigation conducted by the Israeli Securities Authority (“ISA”), regarding certain shareholders of the Company (not including among them the Company’s CEO) alleged use of inside information.

c.        Balances with related parties:

Payables
Key management personnel:

December 31, 2014	226
December 31, 2015	279
December 31, 2015 (convenience translation to U.S. dollars) (Note 2c)	72

d.       Transactions with related parties:

	Research and development	Marketing, general and administrative
Key management personnel:

2013	1,094	720
2014	1,024	818
2015	1,539	1,032
2015 (convenience translation to U.S. dollars) (Note 2c)	$394	$264

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except per share data

NOTE 17:  BALANCES AND TRANSACTIONS WITH RELATED PARTIES (cont.)

e.        Compensation of key officers:

The following amounts disclosed in the table are recognized as an expense during the reporting period related to key officers:

Key officers employed by the Company:

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2013	2014	2015	2015
	NIS			U.S. dollars
Fees	165	265	209	$54
Short-term employee benefits	1,265	1,393	1,732	444
Post-employment benefits	44	54	64	16
Share-based compensation	340	180	567	145
	1,814	1,892	2,572	$659
Number of key officers	10	10	9

NOTE 18: SUBSEQUENT EVENTS

Regarding payment of NIS 200 for the benefit of the Company’s CEO, see Note 17.b.4.

2,133,500 American Depositary Shares

Each Representing 40 Ordinary Shares

PROSPECTUS

February 2, 2017